As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVIUM RX.

(Exact name of registrant as specified in its charter)

Nevada	2834	84-4516676
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

David Akunis

10 HaMenofim Street

Herzliya, Israel

1 800 519-1687

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies to:

Mark Crone, Esq.

David Aboudi, Esq.

Eleanor Osmanoff, Esq.

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, NY 10170

Telephone: (646) 861-7891

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company
☒ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the self-underwritten initial public offering by the registrant (the “Public Offering Prospectus” or the “Prospectus”) of 1,562,500 Units (each unit consists of (i) two shares of common stock, $0.001 par value per share (the “Common Stock”) and (ii) a warrant to purchase one share of Common Stock.

●	Resale Prospectus. A prospectus to be used for the resale by selling stockholders named therein of up to 37,625,790 shares (the “Shares”) of our Common Stock (the “Resale Prospectus”). The registrant will not receive any proceeds from the sale of Common Stock by the selling shareholders.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers and back covers;

●	they contain different Offering sections in the Prospectus Summary section beginning on page 1;

●	they contain different Use of Proceeds sections on page Alt-4;

●	the Selling Stockholders section is included in the Resale Prospectus;

●	the Plan of Distribution section on Alt-5 is inserted; and.

●	the Capitalization and Dilution section is deleted in the Resale Prospectus.

The Registrant has included in this Registration Statement a set of alternate pages after the back-cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Stockholders.

For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this Resale Prospectus entitled “Selling Stockholders—Plan of Distribution”.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY __, 2025

Revium Rx.

Up to 1,562,500 Units to be sold by the Company.

Each Unit consisting of:

Two Shares of Common Stock and
One Warrant, with the right to purchase one Share of Common Stock

Up to 37,625,790 Shares of Common Stock to be sold by the Selling Stockholders

This is the initial public offering (the “Offering”) of Revium Rx, formerly known as Revium Recovery Inc., a Nevada corporation (the “Company”). We are registering in the self-underwritten public offering (the “Primary Offering”) up to 1,562,500 Units of the Company’s securities. Each Unit consists of two (2) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and one common stock purchase warrant (the “IPO Warrant”) to purchase an additional share of the Company’s Common Stock. Each IPO Warrant is exercisable at an exercise price of $2.40 per share, will be immediately exercisable from the date of issuance and will expire three (3) years after the date of issuance. Our Common Stock is currently quoted and traded on the OTC Pink Current marketplace (“the OTC Pink”) operated by the OTC Markets Group, Inc. (“OTC Market”) under the symbol “RVRC. As an issuer quoted on the OTC Pink, we have been disclosing current public information using an alternative reporting standard, permitted by OTC Market. However, until our Common Stock is quoted on the OTCQX or the OTCQB marketplace of OTC Market or until the shares of our Common Stock are listed on a national securities exchange, the Units will be offered at the fixed offering price of $3.20 per Unit.

In addition, we are registering of up to an aggregate of 37,625,790 shares (the “Shares”) of Common Stock, to be offered for resale, from time to time, by selling stockholders listed on page Alt-2 of the Resale Prospectus (the “Selling Stockholders”), (the “Resale Offering”). The Shares in the Resale Offering include (i) 31,253,525 shares of Common Stock of the Company (including 14,479,442 Exchange Shares, as defined below); (ii) up to 4,925,000 shares of Common Stock issuable upon exercise of common stock purchase warrants issued to certain Selling Stockholders at a per share exercise price of $0.80 and (iii) up to 1,447,265 shares issuable upon exercise of common stock purchase warrants issued to certain Selling Stockholders at a per share exercise price of $2.40 (collectively, the “Investor Warrants”). We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time and will not receive any proceeds from such sales of Common Stock, if any, by any Selling Stockholders, except for funds to be received by the Company from the exercise of Investor Warrants by the Selling Stockholders, if and when such Investor Warrants are exercised for cash.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell their Shares pursuant to this Prospectus at a fixed price of $1.0 per share until our Common Stock is quoted on the OTCQX or the OTCQB marketplace of OTC Market. or until the shares of our Common Stock are listed on a national securities exchange. At and after such time, the Selling Stockholders may sell all or a portion of their Shares through public or private transactions at prevailing market prices or at privately negotiated prices. The sale of the Shares by Selling Stockholders in the Resale Offering is not conditioned upon the successful completion of the sale of the Units by the Company in the Primary Offering.

On February 13, 2025, the last reported sale price for our Common Stock on the OTC Market was $0.50 per share. The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See “Determination of the Offering Price,” “Selling Stockholders” and “Plan of Distribution.”

The Selling Stockholders will pay all underwriting discounts and selling commissions relating to the sale of these shares. We have agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares in the Resale Offering by the Selling Stockholder will go to the Selling Stockholders. However, to the extent that the Investor Warrants held by the Selling Stockholders are exercised for cash, we will receive payment of the exercise price in connection with such exercise.

Investing in our securities involves a high degree of risk. You should invest in our securities only if you can afford to lose your entire investment. you should read and carefully consider risks described in the “Risk Factors” section beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Revium Rx. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 The date of this Prospectus is ____________, 2025

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this Prospectus, any documents that we incorporate by reference in this Prospectus and the information below under the caption “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representation.

This Prospectus is an offer by the Company to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this Prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This Prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this Prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Our business, financial condition, results of operations and prospects may have changed since those dates. Unless otherwise indicated, information contained in this Prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

You should assume that the information in this Prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Prospectus or any sale of securities.

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto, in each case included in this Prospectus. Some of the statements in this Prospectus constitute forward-looking statements. See “Special Note About Forward-Looking Statements.” Except as otherwise indicated, referenced to the “Company,” “we,” “us” and “our” refer to Revium Rx., a Delaware corporation, prior to the reincorporation from Delaware to Nevada, and Revium, Rx., a Nevada corporation, following that reincorporation, and our wholly-owned subsidiaries, Revium Recovery, Ltd. and LipoVation Ltd. (“LipoVation”), which became our wholly-owned subsidiary on July 23, 2024.

Corporate History and Recent Developments

Revium Rx was incorporated on January 24, 1997 as a Delaware corporation under the name “Fun Cosmetic, Inc.”  On August 29, 2005, it changed its name to Grand Canal Entertainment, Inc. On October 14, 2008, the Company merged with OC Beverage, Inc. a Nevada corporation, a manufacturer of beverages, and on October 31, 2008 it subsequently changed its name to OC Beverages, Inc. It ceased operations as a manufacturer of beverages in 2010. On June 22, 2020, the Company formed a wholly owned Israeli subsidiary called Revium Recovery Ltd. On December 4, 2020, the Company changed its name to Revium Recovery Inc.

On December 17 2024, the Company completed the redomicile from the State of Delaware to the State of Nevada by conversion (the “Reincorporation”), pursuant to the Plan of Conversion dated December 16, 2024. As a result of the Reincorporation, the Company ceased its business existence as a Delaware corporation and continued its business existence as a Nevada corporation under the name “Revium Rx.” succeeding all our rights, assets, liabilities and obligations, except that our affairs ceased to be governed by the Delaware General Corporation Law, the Certificate of Incorporation, as amended, and became subject to the Nevada Revised Statutes, Articles of Incorporation and our new bylaws. The Reincorporation did not change the number of the authorized shares of the Company, its par value, or its issued and outstanding shares.

Share Exchange Agreement

On July 23, 2024, we consummated the share exchange transaction (the “Share Exchange”) contemplated by the Stock Exchange Agreement, dated November 14, 2023 (the “Share Exchange Agreement”), by and among the Company, LipoVation Ltd., a company organized under the laws of the State of Israel (“LipoVation”), and all shareholders of LipoVation (the “LipoVation Shareholders”). As a result of the consummation of the Share Exchange, LipoVation became a wholly owned subsidiary of the Company. At such date, the shareholders of LipoVation contributed all of their shareholdings in LipoVation in exchange for 23,171,642 shares of the Company’s Common Stock (the “Exchange Shares”) with each LipoVation Shareholder receiving a pro rata portion of the Exchange Shares based on their ownership in LipoVation. The Exchange Shares represented approximately 40% of the issued and outstanding shares of the Company’s Common Stock immediately upon the closing of the Share Exchange.

As a result of the Share Exchange, the Company acquired the business of LipoVation, which became the primary business of the Company. Through LipoVation, the Company is dedicated to developing cutting-edge nano-medicines to deliver advanced treatment solutions for diseases with limited or no effective medical options. Pursuant to the license and research agreements with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum”), executed on November 24, 2022, as amended on October 25, 2023 (the “Yissum License Agreements”), LipoVation has exclusive license rights to develop and market a novel technology related to Nano-Liposomal Particles (NLP)-based medicines including: (i) novel formulation of a potent antibiotic which shows promise in combating several life-threatening antibiotic-resistant bacteria which currently have no available treatment, (ii) Novel adjuvant to cancer therapies and (iii) novel immunization approach based on Liposomal Protein-Loaded Technology (LPLT).

The Share Exchange and the Conversion are intended to be treated as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Business Overview

Prior to the closing of the Share Exchange, the Company had been developing clinical decision-making support system (DMSS) in the field of mental health, including novel diagnostics algorithm and treatment monitoring tools allowing for true integrative care and evidence-based addiction treatment.

After the closing of the Share Exchange with LipoVation, the Company discontinued its prior activities and efforts with respect to the development and activation of the DMSS and focused its business operations primarily on the acquired LipoVation’s business, specifically on developing and marketing a range of novel NLP-based medicines to combat several life-threatening diseases which have no efficient treatment today.

Potential strategic alternatives that may be explored or evaluated by the Company as part of this process include, but are not limited to an acquisition, merger, reverse merger, other business combination, purchase of assets, licensing or other strategic transactions involving the Company.

Private Placement Offerings

Between December 2020 and August 2022, we conducted a private placement offering (the “First Private Placement Offering”) of units of the Company’s securities, at the price per unit of $0.80. Each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) shares of the Company’s Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock, exercisable for a three-year period from the date of the issuance at a per share exercise price of $0.80. We raised aggregate gross proceeds of $2,790 thousands from the First Private Placement Offering and issued an aggregate of 6,975,000 shares of Common stock and warrants to purchase 3,562,500 shares of Common Stock to qualified investors in this First Private Placement Offering.

In addition, between June and December 2021, we received in escrow an aggregate of $950 thousands as subscription proceeds of a contemplated investment in the Company by certain qualified investors and $250 thousands as subscription proceeds to an unrelated Israeli entity engaged in the treatment of addiction and related mental disorders with whom the Company was then considering a business combination. Pursuant to the subscription agreements executed by these investors and in accordance with their instructions and consents, the escrowed funds were released to the Company on November 14, 2023, upon the Company’s entering into the Share Exchange Agreement, and on that date we issued to these investors in the aggregate 3,000,000 shares of the Common stock and warrants to purchase 1,500,000 shares of our Common Stock on the same terms as the terms of the First Private Placement Offering. In December 2023, our board decided to extend the exercise period of all of the outstanding warrants through December 1, 2026.

Between April and December 2023, the Company conducted another private placement of units of its securities at $3.20 price per unit (the “Second Private Placement Offering”), offering to accredited investors units of securities, where each unit (a “Unit” and collectively the “Units”) comprised of (i) two (2) shares of the Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock exercisable until December 31, 2026, at a per share exercise price of $2.40. In consideration of proceeds in the amount of $4,631.25 thousands received from the subscribers in the Second Private Placement Offering, we issued to these investors an aggregate of 2,894,532 of the Company’s Common Stock and warrants to purchase an additional 1,447,266 shares of Common Stock.

The shares of Common Stock sold in the above offerings and shares of Common Stock underlying the Investor Warrants issued by the Company to these investors are included in this registration statement of which this Prospectus is a part thereof.

Corporate Information

Our principal executive offices are located at 10 HaMenofim Street, Herzliya, Israel, and our phone number is 1 800 519-1687. Our website iswww.reviumrx.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this Prospectus, and you should not consider information on our website to be part of this Prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, the Company qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company has elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

The Company will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which it has total annual gross revenues of less than US$ 1.235 billion; (b) the last day of its fiscal year following the fifth anniversary of the completion of this initial public offering; (c) the date on which it has, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which it is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur as of the end of our fiscal year if the market value of its shares of Common Stock that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once the Company ceases to be an emerging growth company, it will not be entitled to the exemptions provided in the JOBS Act discussed above.

 Smaller Reporting Company

We are a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”). As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this Prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

SUMMARY OF THE OFFERING

Issuer	Revium Rx.

Securities Offered by the Company in the Primary Offering	Up to 1,562,500 Units consisting of (i) two shares of Common Stock and (ii) a warrant to purchase one share of Common Stock.

Common Stock outstanding before the Offering	60,729,100 shares of Common Stock (1)

Common Stock outstanding after the Offering (assuming all of the shares offered in the Offering, including the shares issuable upon the IPO Warrants, have been issued and sold)	63,854,100shares of Common Stock (2)

Ticker symbol	RVRC. We intend to apply to upgrade our Common Stock to the OTCQB marketplace of OTC Market. We do not currently intend to list the Units and the shares of Common Stock to be offered and sold by the Company and the IPO Warrants on Nasdaq or any other national securities exchange.

Use of Proceeds

We expect to receive $4,400,000 in net proceeds of approximately $5,000,000, after deducting fees and offering expenses (assuming the sale of all securities offered hereby, at the fixed public offering price of $3.20 per Unit and no IPO Warrants are exercised. We intend to use the net proceeds we receive from this Primary Offering as follows: (i) up to 80% from the net proceeds of this Offering or $3.52 million will be used for the development of our product candidates and conducting the clinical trials; (ii) up to 20% from the net proceeds of this Offering or $880,000 up to a million to explore and develop additional new indications beyond our current pipeline. The actual allocation of net proceeds may vary depending on several factors, including the progress of clinical trials, regulatory developments, and evolving strategic priorities. Until fully deployed, we may invest the net proceeds in short-term interest-bearing instruments or use them for general working capital purposes.

Risk Factors	See the discussion under the caption “Risk Factors” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	As of February 14, 2025

(2)	The number of shares of our Common Stock that will be outstanding after this Offering is based on 60,729,100 shares of our Common Stock outstanding as of February 14, 2025 and excludes:

●	4,960,000 shares of Common stock issuable upon the exercise of outstanding stock options as of February 2025, granted pursuant to our Global Share Incentive Plan (2021), as amended (the “2021 Plan”), at a weighted-average exercise price of $0.31 per share and

●	2,240,000 shares of Common Stock reserved, in the aggregate, for future issuance under our 2021 Plan, as amended, as of February 14, 2025.

●	6,372,265 Common Stock issuable upon the exercise of our outstanding warrants with the average exercise price of $1.16 per share, exercisable until December 31, 2026;

Except as otherwise indicated, all information in this Prospectus:

●	assumes no exercise of outstanding options subsequent to February 14, 2025;

●	assumes no vesting of restricted stock unit awards subsequent to February 14, 2025; and

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should carefully consider the risks described below, as well as the other information in this Prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such a case, the trading price of our Common Stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

RISK FACTOR SUMMARY

The following is a summary of the principal risks that could adversely affect our business, operations, and financial results. A more thorough discussion of these and other risks are listed under the section entitled “Risk Factors” commencing on page 5.

Risks Relating to the Company’s Business and Financial Position

●	The Company has had no revenue and has incurred significant operating losses since inception and is expected to continue to incur significant operating losses for the foreseeable future. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve profitability.

●	The Company has a limited operating history as a research and development-stage company, which may make it difficult to evaluate the prospects for the Company’s future viability.

●	We may not realize the anticipated benefits of the Share Exchange and succeeding to business of LipoVation.

●

Failure to comply with LipoVation’s contractual obligations under the Yissum License Agreements or other licenses or related agreements to which we may be a party in the future may result in the loss of license rights that may be necessary for developing our on the NLP-based medicines based therapeutic products.

●	If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed.

●	The Company will need additional funding and it may not be available to us on acceptable terms. If the Company is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.

●	There is substantial doubt regarding our ability to continue as a going concern.

●	We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

●	We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market.

●	Our failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.
●	Our business and operations would suffer in the event of third-party computer system failures, cyber-attacks on third-party systems or deficiency in our cyber security.

●	New tax laws or regulations that are enacted or existing tax laws and regulations that are interpreted, modified, or applied adversely to us or our customers may have a material adverse effect on our business and financial condition.

●	We depend on our information technology and infrastructure so compromises could materially harm our ability to conduct business or delay our financial reporting.

Risks Relating to the Development and Commercialization of Drug Candidates and Regulatory Approval

●	Unsuccessful clinical trials or procedures relating to our product candidates under development could have a material adverse effect on our prospects.

●	Our business depends heavily on the success of the license granted to LipoVation by Yissum pursuant to which LipoVation has acquired exclusive license rights to develop and market a novel technology related to NanoLiposomal Particles (NLP)-based technologies. If this license is terminated or if LipoVation experiences significant delays in developing and marketing a novel technology related to the licensed technologies, our business will be materially affected.

●	Our product candidates may have undesirable side effects which may be discovered during clinical trials and this may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

●	Any of our product candidates, if approved, may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

●	The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and even if we obtain approval for a product candidate in one country or jurisdiction, we may never obtain approval for or commercialize it in any other jurisdiction, which would limit our ability to realize our full market potential.

●	Even if our product candidates receive marketing authorization from the FDA, if the FDA does not find the manufacturing facilities of our future contract manufacturers acceptable for commercial production, we may not be able to commercialize any of our product candidates.

●	Our research and development program dependent on the availability of certain both APIs (active pharmaceutical ingredients) and excipients from suppliers, the delay in delivery of which could materially adversely affect our ongoing pre-clinical and clinical development in the timeframes currently expected.

●	The Company may be subject to penalties and may be precluded from marketing its product candidates if it fails to comply with extensive governmental regulations.

●	Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for any of our product candidates.

●	Our products may in the future be subject to mandatory product recalls that could harm its reputation, business and financial results.

●	We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

●	We do not expect that our insurance policies will cover all of our business exposures thus leaving us exposed to significant uninsured liabilities.

●	If the Company fails to retain its key personnel and attract and retain additional qualified personnel, it might not be able to pursue its growth strategy effectively.

●	If the Company fails to obtain regulatory clearances in other countries for its product candidates under development, it will not be able to commercialize these product candidates in those countries.

●	Our operations in international markets involve inherent risks that the Company may not be able to control.

Risks Relating to the Company’s Intellectual Property

●	Intellectual property litigation and infringement claims could cause the Company to incur significant expenses or prevent it from selling certain of its product candidates.

●	If Revium or LipoVation is unable to protect patents or other proprietary rights relating to our product candidates, or if the Company infringes on the patents or other proprietary rights of others, the value of our technology and products could be significantly diminished and our competitiveness and business prospects may be materially damaged.

●	Dependence on patent, manufacturing processes know-how and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in the Company’s payment of significant monetary damages or impact offerings in its product portfolios.

●

We cannot guarantee how long it will take regulatory agencies to review our applications for product candidates, and we may fail to obtain the necessary regulatory approvals to market our product candidates. If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate revenue will be materially impaired.

●	If we breach any of the agreements under which we license patent rights or if we fail to meet certain development deadlines, pay certain fees including extension fees or exercise certain rights to technology, we could lose or fail to obtain license rights that are important to our business.

Risks Related to Operations in Israel

●	Conditions in Israel, including the ongoing war between Israel and Hamas and other Iranian proxies, and other conflicts in the region, may adversely affect our operations and limit our ability to develop and market our product candidates.

●	Our operations and the operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

●	Our future sales may be adversely affected by boycotts of Israel.

Risks Related to Our Common Stock

●	The issuance of shares of Common Stock in the Primary Offering and upon exercise of the IPO Warrants, the issuance of shares of Common Stock upon exercise of the Investor Warrants in the Resale Offering, and the issuance of shares of Common Stock upon exercise of the stock options could cause immediate and substantial dilution to existing stockholders.

●	Our stock price has been and may continue to be volatile, which could result in substantial losses for investors.

●	An active trading market for our Common Stock may never develop or be sustained.

●	Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

●	If the Selling Stockholders sell into the market all Shares registered in the Resale Offering, it could cause the market price of our Common Stock to drop significantly, even if our business grows

●	Negative research about our business published by analysts or journalists could cause our stock price to decline. A lack of regularly published research about our business could cause trading volume or our stock price to decline.

Risks Related to Our Business and Financial Condition

We have a History of Losses and May Never Achieve Profitability.

We are a pre-clinical stage biopharmaceutical company with no commercial products. We have operated at a loss since inception, and we anticipate that we will incur operating losses and negative cash flow in the foreseeable future. We have not yet commercialized any products and cannot be sure that we will ever be able to do so, or that we may ever achieve profitability. The amount of the accumulated deficit will continue to increase, as it will be expensive to continue research, development and clinical efforts. If these activities are successful and if we receive positive results from the clinical trials and subsequently from the FDA to market our novel therapies, then even more funding will be required to market those. The outcome of these matters cannot be predicted at this time. We expect to expand our clinical trials significantly, which will result in increasing losses, and may continue to incur substantial losses before we begin to generate revenues from the development and marketing of our technology. There can be no assurance that we successfully raise additional funds and that we will achieve positive cash flow. If we are unable to raise additional funds under terms acceptable to us and in the interests of our stockholders, then we will have to scale back or discontinuing one or more of our aspects of operations, including stopping or delaying planned clinical trials.

We will need substantial additional funding to realize our business plan, due to a number of factors, some of which are beyond our control. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

Our operations have consumed substantial amounts of cash since inception. We expect our expenses to increase in connection with our ongoing activities. Our plan, which includes pre-clinical and clinical efforts, conducting research, furthering development, continuing current and future pre-clinical and clinical trials and, eventually, commercialization of our novel therapeutics technology will involve substantial costs. If we obtain regulatory approval for any of our product candidates, we expect to incur additional significant commercialization expenses related to regulatory requirements, product manufacturing, marketing, sales and distribution.

Furthermore, we expect to incur additional costs associated with operating as an SEC reporting public company. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances.

Between 2020 and 2023, we raised aggregate gross proceeds of $8.15 million, from sales of our equity and equity linked securities. Nonetheless, we will need to obtain substantial additional funding for the further development and commercialization of our product candidates and to continue our operations. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include:

●	The progress and breadth of pre-clinical testing and the size or complexity of our clinical trials and drug delivery programs, all of which directly influence cost;

●	Higher than expected costs involved in complying with the regulatory process to get our drug candidates approved, including the number, size, and timing of necessary clinical trials and costs and review of existing clinical and pre-clinical information;

●	Higher than expected costs involved in patenting our technologies and defending them and pursuing our overall intellectual property strategy.

●	Changes in our existing research and development relationships and our ability to efficiently negotiate and enter into new collaboration and partnership agreements;

●	Our ability to establish and maintain current and new research and development and licensing arrangements and terminations of our existing collaboration and licensing arrangements.

●	Faster or slower than expected rate of progress and changes in the scope and the cost of our research and development and clinical trial activities.

●	Higher than expected costs of preparing an application for clinical trials and FDA approvals of our product candidates’ development programs.

●	FDA approval in general

●	Higher than expected costs to further develop and scale up manufacturing of our therapeutic candidates through CDMOs (Contract Development and Manufacturing Organizations).

●	Competition for our products

●	Our ability to achieve milestones under licensing arrangements and the costs involved in enforcing or defending patent claims and other intellectual property rights.

To date, we have financed our operations through a mix of equity investments from private investors, and we expect to continue to utilize such means of financing for the foreseeable future. However, additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all.

If we raise capital through the sale of equity, or securities convertible into equity, it will result in dilution to our then existing stockholders, which could be significant depending on the price at which we may be able to sell our securities.

If we raise additional capital through the incurrence of indebtedness, we may become subject to covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development or commercialization activities. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing.

If we are unable to raise capital when needed on commercially reasonable terms, we could be forced to delay, reduce or eliminate our research and development for our product candidates or any future commercialization efforts or ultimately cease operations. Any of these events could significantly harm our business, financial condition and prospects.

We anticipate that we can successfully develop the acquired business of LipoVation resulting from the closing of the Share Exchange. However, if we fail to comply with LipoVation’s contractual obligations under the Yissum License Agreements or other licenses or related agreements to which we may be a party in the future, we could lose license rights that may be necessary for developing our Nano-Liposomal Particles (NLP)-based medicines based therapeutic products.

The exclusive license granted to LipoVation by Yissum under the Yissum License Agreements [and any license agreements that we may enter into in the future in connection with our efforts to develop drugs utilizing the NLP-based medicines] imposes various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Our obligations under the Yissum License Agreements include, without limitation:

●	royalty payments;

●	annual maintenance fees;

●	providing progress reports;

●	milestone payments

●	maintaining insurance coverage;

●	paying fees related to prosecution, maintenance and enforcement of patent rights; and

●	undertaking diligent efforts to develop and to introduce therapeutic products into the commercial market as soon as practicable.

These obligations subject us to the risk that we may lose such license if we breach any of our material obligations described above and fail to remedy such material breach within 90 days (provided that such breach is curable within 90 days), or if we become bankrupt or insolvent, or if our business is placed in the hands of a receiver, assignee or trustee, because Yissum has the right to terminate this license pursuant to the terms of the Yissum License Agreements. This could result in inability of the Company to develop, manufacture and sell products that are covered by the licensed technology pursuant to the Yissum License Agreements (the “Licensed Technology”) and could also result in competitors gaining access to Licensed Technology.

The Israeli Contract Law (Remedies for Breach of Contract) 1970, defines the term “material breach” as a breach, with regards to which, it may be assumed that a reasonable person would not have entered into the specific agreement had that person foreseen the breach and the outcome thereof, or a breach which is specifically defined as material in the agreement. Acts that may constitute a material breach of the license agreement by us may include, for example: the granting of sublicenses not in compliance with the provisions of the license agreement, a breach of our obligations to pay required license payments or royalties and provide the necessary reports with respect thereto, a breach of our obligations not to disclose or misuse certain confidential information of Yissum, and a breach of our obligations to develop and commercialize the Licensed Technology (including our obligation to fund certain research and development activities) and to conduct patent prosecution and maintenance.

Clinical drug development and trials involve a lengthy and expensive process with an unpredictable outcome, especially human trials. We cannot be certain the results we observed in our pre-clinical testing will be confirmed in clinical trials or the results of any of our clinical trials will support FDA approval.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. Positive results achieved in preclinical or early-stage clinical trials may not indicate the same positive results in later stage trials, or in trials with more patients. If positive results obtained in early-stage clinical trials are not achieved in later stage trials, pharmaceutical and biotechnology companies suffer significant setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. There is a high failure rate for drugs proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies. Not only are commercialization timelines pushed back, but some companies, particularly smaller biotechnology companies with limited cash reserves, have discontinued business after releasing news of unsuccessful clinical trial results due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. If we experience unexpected, inconsistent or disappointing results in connection with a clinical or pre-clinical trial our business will suffer. A delay in our pre-clinical research or our clinical trials, for any reason, will require us to spend additional funds to keep our product(s) moving through the regulatory process.

In the event our pre-clinical research or our clinical trials are not successful, we will have to determine whether to continue to fund our programs to address the deficiencies, or whether to abandon our clinical development programs for our products in tested indications. Because there are so many variables inherent in pre-clinical research or clinical trials, we cannot predict whether any of our future regulatory applications to conduct clinical trials will be approved by the FDA or other regulatory authorities, whether our clinical trials will commence or proceed as planned, whether any Phase I, Phase II, Phase III (if any) or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates, and whether the trials will ultimately be deemed to be successful.

Our LNP-based product candidates in Combination with Other Therapies May Result in Harmful Effects.

Our current nanoparticles based novel antibiotic and anti-cancer therapy adjuvant are used in the manufacturing of a well-known chemotherapy agent Doxil®. While pre-clinical research regarding the use of this candidates did not point out at serious harmful effects, we cannot predict if this outcome will continue to be true or whether possible adverse side effects directly attributable to the candidates and will compromise their safety profile when used in certain combination therapies. In some instances, clinical results may not clearly indicate whether possible adverse effects are related to our technology versus other study related factors.

Conducting clinical trials for systemic antibiotics involves inherent risks, safety concerns, and regulatory requirements for demonstrating efficacy in treating bacterial infections.

Despite efforts to optimize safety profiles, there is always a risk of adverse reactions or unexpected safety issues emerging during clinical trials or after drug approval. While preclinical studies may show promising results, there is no guarantee that the antibiotic will demonstrate sufficient efficacy in human populations, especially against complex infections and resistant bacteria.

There is a risk that bacteria may develop resistance to the novel formulation of the antibiotic over time, potentially limiting its long-term effectiveness and necessitating the development of additional treatments. We also face manufacturing and scale-up challenges, since scaling up production of nanoparticles-based antibiotics can be complex and costly, with potential issues related to manufacturing consistency, quality control, and supply chain management. In addition, obtaining regulatory approval for a new antibiotic requires rigorous evaluation of safety, efficacy, and manufacturing processes, with no guarantee of successful registration. The antibiotic market is highly competitive, with numerous approved and investigational products. Gaining market access and competing with established antibiotics pose challenges for new entrants. Public health policies and antibiotic stewardship initiatives may impact the adoption and use of new antibiotics, influencing market demand and reimbursement considerations.

The competitive landscape is highly dynamic, with continuous advancements in science and technology leading to the emergence of novel therapeutic modalities. Regulatory approvals, strategic partnerships, and market adoption of competing therapies could significantly impact the commercial potential of our novel anti-cancer therapy adjuvant product candidate.

Conducting clinical trials for cancer therapy adjuvants involves inherent risks, including recruitment challenges, safety concerns, and demonstrating efficacy in combination with standard cancer treatments. Despite efforts to optimize safety profiles, there is always a risk of adverse reactions or unexpected safety issues emerging during clinical trials or after drug approval, especially when targeting complex biological pathways such as the Angiotensin Receptor Blocker System (ARB). While preclinical studies may show promising results, there is no guarantee that the ARB novel adjuvant will demonstrate sufficient efficacy in human populations, particularly in diverse cancer types and patient populations. Tumor heterogeneity can impact the response to treatment, with variability in drug sensitivity and resistance among different cancer cells and microenvironments. This may affect the effectiveness of ARB the adjuvant in achieving TME (Tumor Microenvironment) normalization. In addition, cancer cells can develop resistance to treatments over time, including adjuvants targeting the TME. Adaptive responses within the TME may also counteract the effects of ARB adjuvants, limiting their long-term efficacy. Scaling up production of NLP-based adjuvant can be complex and costly, with potential issues related to manufacturing consistency, quality control, and supply chain management.

Obtaining regulatory approval for a new cancer therapy adjuvant requires rigorous evaluation of safety, efficacy, and manufacturing processes, with no guarantee of successful registration. The cancer therapy market is highly competitive, with numerous approved and investigational products. Gaining market access and competing with established treatments pose challenges for new adjuvants. High development costs and uncertainties regarding reimbursement for new cancer therapies may impact the commercial viability of the adjuvant, particularly in healthcare systems with stringent cost-effectiveness criteria.

We Face Clinical Trial and other Challenges in Connection with the development of a liposomal booster vaccine against CORONAVIRUS:

Conducting clinical trials for vaccine candidates involves inherent risks, including recruitment challenges, regulatory hurdles, significant high development costs and unforeseen adverse events in human subjects. Despite efforts to minimize side effects, there is always a risk of adverse reactions or unexpected safety issues arising during clinical trials or after vaccine deployment. While preclinical studies may show promising results, there is no guarantee that the vaccine will demonstrate sufficient efficacy in human populations, especially against emerging variants of the virus. Scaling up production of liposomal vaccines can be complex and costly, with potential issues related to manufacturing consistency, quality control, and supply chain disruptions. Obtaining regulatory approval for a new vaccine requires rigorous evaluation of safety, efficacy, and manufacturing processes, with no guarantee of success. The CORONAVIRUS vaccine market is highly competitive, with numerous approved and investigational products. Gaining market access and competing with established vaccines pose challenges for new entrants. Vaccine hesitancy and public perception of new vaccines can influence acceptance rates and uptake, affecting overall effectiveness in controlling the spread of the virus. Individual variability in immune response to vaccines can impact efficacy, with some individuals achieving robust protection while others may have suboptimal responses. Distributing vaccines, especially those requiring specific storage conditions or administration routes, can pose logistical challenges, particularly in resource-limited settings. The evolution of new virus variants may affect vaccine effectiveness, requiring ongoing monitoring and potential vaccine modifications.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

A key part of our business plan is to establish and cultivate long-term relationships with strategic partners, including collaborations with global health organizations, like WHO and NIH, NGOs, and government health organizations. These partnerships can facilitate market access, drive adoption, and support public health initiatives. We must successfully contract with these and other third parties to develop and market our novel technology. We are evaluating additional potential partnerships and collaborative agreements as a way to further fund operations, but there is no assurance we will be able to secure partnerships or other arrangements and to negotiate commercially acceptable licensing or other agreements for the future exploitation of our novel technology, including the continued clinical development, manufacture or marketing of our novel technology. If we are unable to successfully contract for these services, or if arrangements for these services are terminated, we may have to delay our commercialization program for our novel technology, which will adversely affect our ability to generate operating revenues.

The success of our business operations is dependent on our ability to successfully develop our products and to complete clinical programs. We cannot assure you that we will successfully develop any products, or if we do, that they will be commercially successful.

Our ability to achieve and sustain operating profitability depends on our ability, directly or with strategic partners, to successfully commercialize our products in Europe, Asia and in the US. This will depend in large part on our ability to commence, execute and complete clinical programs and obtain regulatory approvals for our products.

Clinical trials are necessary before we can seek regulatory approval to sell our products. We cannot assure you that we will receive approval for our products in the United States or in other countries or, if approved, that we or a partner will achieve a significant level of sales, or that we develop any products. If we fail to partner, develop or commercialize our products, we may be forced to curtail or cease operations.

We are also in the pre-clinical stages of research and development with the vaccine and ARB new product candidates using nanoparticles-based technologies. These new indications and product candidates will require significant costs to advance through the development stages. Even if such product candidates are advanced through clinical trials, the results of such trials may not gain FDA approval. Even if approved, our products may not be commercially successful.

If We Cannot Successfully Develop our Products and Technology, Our Business Model Would Need to be Changed or We Would Be Required to Change Our Priorities and Opportunities.

There are many products and programs that seem promising to us which we could pursue. However, with limited resources, we may decide to change priorities and shift programs

The choices we make will be dependent upon numerous contemporaneous factors, some of which we cannot predict. We cannot be sure that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations. We have not demonstrated our ability to successfully complete large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization or manage an operational public company. Because of our limited operating history outside of being a research company, we have limited insight into trends that may emerge and affect our business, and errors may be made in developing an approach to address those trends and the other challenges faced by per-clinical biopharmaceutical companies such as our Company. Failure to adequately respond to such trends and challenges could cause our business, results of operations and financial condition to suffer or fail. Further, our limited operating history may make it difficult for our stockholders to make any predictions about our likelihood of future success or viability. Even if we were to achieve successful clinical results in our programs, successful approval, marketing, and sales of our novel therapeutics are also critical to the financial future of our company. Our human-use products are not yet approved for sale in the United States and other jurisdictions, and we may never obtain these approvals regardless of whether we achieve successful clinical trial results utilizing such therapies. Even if we do obtain approvals to sell our novel therapies in the United States, these sales may not be as large or as timely as we expect.

We face risks related to compliance with corporate governance laws and financial reporting standards.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.

Additionally, if third parties we work with violate applicable laws, regulations or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise have an adverse effect on our reputation and business. Further, public scrutiny of or complaints about technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we may collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. We also plan to outsource certain elements of our information technology infrastructure; as a result, we manage independent vendor relationships with third parties who are responsible for maintaining significant elements of our information technology systems and infrastructure and who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of our third-party vendors, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors. These systems are also vulnerable to attacks by malicious third parties and may be susceptible to intentional or accidental physical damage to the infrastructure maintained by us or by third parties. Maintaining the secrecy of confidential, proprietary and/or trade secret information is important to our competitive business position. While we have taken steps to protect such information and have invested in systems and infrastructures to do so, there can be no guarantee that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination or misuse of critical or sensitive information. The increasing sophistication and frequency of cybersecurity threats, including targeted data breaches, ransomware attacks designed to encrypt our data for ransom and other malicious cyber activities, pose a significant risk to the integrity and confidentiality of our data systems. A breach our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information could result in financial, legal, business and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations and/or cash flow.

Our Technology May Become Obsolete or Lose its Competitive Advantage.

The new drug development business is very competitive, fast moving and intense, and expected to be increasingly so in the future. Other companies and research institutions are developing novel medicines that, if not similar in type to our systems, are designed to address the same patient or subject population. We cannot ensure you that our products will be the best, the safest, the first to market, or the most economical to manufacture and use. If competitors’ products are better than ours, for whatever reason, then we could become less profitable from product sales and our products could become obsolete.

There are many reasons why a competitor might be more successful than us, including:

●	Financial Resources. Some competitors have greater financial resources and can afford more technical and developmental setbacks than we can.

●	Greater Experience. Some competitors have been in the biotechnology business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval and sales and marketing. This experience or their name recognition may give them a competitive advantage over us. In certain international markets, local companies may be given preferential treatment by local physicians and hospitals.

●	Superior Patent Position. Some competitors may have better patent protection over their technology than we have or will have in order to protect our technology. If we cannot use our patents to prevent others from copying our technology or developing similar technology, or if we cannot obtain a critical license to another’s patent that we need to manufacture and use our equipment, then we would expect our competitive position to weaken.

●	Faster to Market. Some companies with competitive technologies may move through stages of development, approval, and marketing faster than us. If a competitor receives FDA approval before us, then it will be authorized to sell its products before we can sell ours. Because the first company “to market” often has a significant advantage over others, a second place position could result in less than anticipated sales.

●	Reimbursement Allowed. In the U.S., third party payers, such as Medicare, may reimburse physicians and hospitals for competitors’ products but not for our own human-use products or reimburse our competitors since they offer less cost or have stronger negotiation position (like large competitors offer for favorable pricing since they sell in larger quantities. This would significantly affect our ability to sell our human-use products in the U.S. and would have a negative impact on revenue and our business as a whole. Outside of the U.S., reimbursement and funding policies vary widely.

Risks Related to Protection of Intellectual Property

Our inability to protect our trademarks, patents and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our licensing rights trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, patented processes, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently risky.

The strength of our patent portfolio is an important factor that will influence our success. Securing patents for the ARB adjuvant technology is essential for safeguarding investment and maintaining competitiveness in the market. Patents give the patent holder the right to prevent others from using its patented technology. If someone infringes upon the patented material of a patent holder, the patent holder has the right to initiate legal proceedings against that person to protect its patented material. These proceedings, however, can be lengthy and costly. We perform an ongoing review of our patent portfolio to confirm that our key technologies are adequately protected. If we determine that any of our patents require either additional disclosures or revisions to existing information, we may ask that such patents be reexamined or reissued, as applicable, by the United States Patent and Trademark Office.

Because we rely heavily on patent protection, we face the following significant risks:

●	Possibility of Inadequate Patent Protection for Product. The United States Patent and Trademark Office or foreign patent offices may not grant patents of meaningful scope based on the applications we have already filed and those we intend to file. If we do not have patents that adequately protect our human-use equipment and indications for its use, then we will not be competitive.

●	Potential That Important Patents Will Be Judged Invalid. Some of the issued patents (issued patents cannot be invalid only provisional applications or know how we now own or license may be determined to be invalid. If we have to defend the validity of any of our patents, the costs of such defence could be substantial, and there is no guarantee of a successful outcome. In the event an important patent related to our drug delivery technology is found to be invalid, we may lose competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

●	Danger of Being Charged With Infringement. Although we are not currently aware of any parties intending to pursue infringement claims against us, there is the possibility that we may use a patented technology owned by another person and/or be charged with infringement. Defending or indemnifying a third party against a charge of infringement can involve lengthy and costly legal actions, and there can be no guarantee of a successful outcome. Biotechnology companies comparable to us in size and financial position have discontinued business after losing infringement battles. If we or our partners were prevented from using or selling our human-use equipment, then our business would be materially adversely affected.

●	Freedom to Operate Issues. The competitive nature of our field of business and the fact that others have sought patent protection for technologies similar to ours make these potential issues significant.

In addition to patents, we also rely on trade secrets and proprietary know-how. We try to protect this information with appropriate confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators. We cannot be sure that these agreements will not be breached, that we will be able to protect ourselves if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occur, then we face the potential of losing control over valuable company information, which could negatively affect our competitive position.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. Such claims include but are not limited to and may arise from product liability and related claims in the event that any of the products that we sell is faulty or contain defects in materials or design. We may be subject to infringement claims from our products. In addition, we may be subject to claims by our lenders, claims for rent, and claims from our vendors on our accounts payable; and although we have been able to obtain understandings with the foregoing and have informal forbearance agreements from those parties, one or more of them may elect to commence collection proceedings which could result in judgments against us and have a significant negative impact on our operations.

Risks Relating to Operations in Israel

Conditions in Israel, including the ongoing war between Israel and Hamas and other Iranian proxies, and other conflicts in the region, may adversely affect our operations and limit our ability to develop and market our product candidates.

A significant portion of our R&D operations is based in Israel. Recent escalations in regional conflicts have disrupted business activities and may continue to do so. We have developed contingency plans, including the potential outsourcing of critical operations and establishing remote work protocols for key personnel. However, prolonged disruptions could materially impact our ability to meet development milestones. Our technology development headquarters, which houses substantially all of our research and development team, including researchers, and clinical and regulatory personnel are located in Israel. Our employees, service providers, directors and officers are residents of Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas, and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Furthermore, hostilities along Israel’s northern border with Hezbollah located in Lebanon have accelerated, and this clash may escalate in the future into a greater regional conflict. The intensity and of Israel’s current war against Hamas is difficult to predict, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, for instance, a downgrade in Israel’s credit rating by rating agencies (such as the recent downgrade by Moody’s of its credit rating of Israel from A1 to A2, as well as the downgrade of its outlook rating from “stable” to “negative” and the S&P Global lowered its long-term credit rating from AA- to A+, as well as a downgrade of its short-term credit ratings from A-1+ to A-1, with an outlook on the long-term ratings “negative”), which may have a material adverse effect on the Company and its ability to effectively conduct some of its operations.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon has also launched missile, rocket and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. Recently, Iran has directly joined the hostilities against Israel by firing hundreds of drones, ballistic missiles and guided missiles to Israel causing further uncertainty in the region. In addition, there have been hostilities on the southern border (with the Houthi movement in Yemen). While currently no significant damages were registered in Israel from such attack, the situation is developing and could lead to additional wars and hostilities in the Middle East.

While, as of the date of this Prospectus, a ceasefire agreement was reached between Israel and Hezbollah with sporadic breaches, it is possible that hostilities with Hezbollah in Lebanon will escalate notwithstanding such ceasefire agreement. As a result of the Israeli security cabinet’s decision to declare war against Hamas, and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Certain of our employees and consultants in Israel and employees of our service providers located in Israel, have been called, and additional employees may be called, for service in the current or future wars or other armed conflicts with Hamas, and such persons may be absent for an extended period of time. Our Israeli operations may be disrupted by such absences, which may materially and adversely affect our business and results of operations.

It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities. Such hostilities may include terror and missile attacks. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Any armed conflicts, terrorist activities or political instability in the region could materially and adversely affect our business, financial condition and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

Prior to the Hamas attack in October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. In response to such initiative, many individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in security markets, and other changes in macroeconomic conditions. The risk of such negative developments has increased in light of the recent Hamas attacks and the war against Hamas declared by Israel. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Our operations and the operations of our contract manufacturer may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and may be called to active duty. In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. One of our employees and consultants (and their spouses or partners) in Israel have been called, and additional employees (or their spouses or partners) may be called, for service in the current or future wars or other armed conflicts with Hamas, and such persons may be absent for an extended period of time. As a result, our operations in Israel may be disrupted by such absences, which disruption may materially and adversely affect our business, prospects, financial condition and results of operations.

Our future sales may be adversely affected by boycotts of Israel.

While we currently do not sell any projects and do not have business agreements or arrangements to sell our product candidates in the future upon the FDA’s approval, we may experience difficulties to sell our products in the future to certain countries. Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise, and specifically following the Israel- Hamas war. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to sell our products.

There may be restrictions on transfers of our technology.

Yissum, received a total of 609,152 NIS in 2016 from the Israel Innovation Authority (IIA), which obligation has been assigned to LipoVation, our wholly-owned operating subsidiary. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants, we are committed to pay royalties at a rate of 3.0% to 3.5% on sales proceeds up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to dollar deposits. Until October 25, 2023, the interest was calculated at a rate based on 12-month LIBOR applicable to U.S. Dollar deposits. However, on October 25, 2023, the IIA published a directive concerning changes in royalties to address the expiration of the LIBOR. Under such directive, regarding IIA grants approved by the IIA prior to January 1, 2024 but which are outstanding thereafter, as of January 1, 2024 the annual interest is calculated at a rate based on 12-month SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%; and, for grants approved on or following January 1, 2024, the annual interest shall be the higher of (i) the 12 months SOFR interest rate, plus 1%, or (ii) a fixed annual interest rate of 4%. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, or the R&D Law, and related regulations, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel or may not grant such approvals at all.

Furthermore, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA. Any such mergers require IIA approval to avoid penalties.

In addition to the above, any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of our share capital or voting rights, (ii) is entitled to appoint one or more of our directors or our chief executive officer or (iii) serves as one of our directors or as our chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above. Such notification will be required in connection with the investment being made by an investor.

Risks Relating to our Common Stock

Our principal stockholders can significantly influence or control matters requiring a shareholder vote and other stockholders may not have the ability to influence corporate transactions. The sale of a large number of shares of Common Stock by our principal stockholders could depress the market price of our common stock.

Currently, our principal stockholders beneficially own approximately 53% of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring the approval of our stockholders, including the election of directors and approval of significant corporate transactions.

Our Common Stock is considered a “penny stock,” and any investment in our shares is considered to be a high-risk investment and is subject to restrictions on marketability. “Penny Stock” rules may make buying or selling our Common Stock difficult. Limitations upon Broker-Dealers Effecting Transactions in “Penny Stocks.”

Trading in our Common Stock is subject to material limitations as a consequence of regulations which limit the activities of broker-dealers effecting transactions in “penny stocks.” Pursuant to Rule 3a51-1 under the Exchange Act, our Common Stock is a “penny stock” because it (i) is not listed on any national securities exchange (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on “penny stocks”, which makes selling our Common Stock more difficult compared to selling securities which are not “penny stocks.” Rule 15a-9 restricts the solicitation of sales of “penny stocks” by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in “penny stocks”, and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser’s investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in “penny stocks” first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in “penny stocks”, (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our Common Stock.

The market price of our Common Stock may fluctuate significantly in the future.

The market price of our Common Stock could be subject to significant fluctuations in response to the factors described in this section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:

●	competitive pricing pressures;

●	our ability to market our services on a cost-effective and timely basis;

●	our inability to obtain working capital financing, if needed;

●	changing conditions in the market;

●	changes in market valuations of similar companies;

●	stock market price and volume fluctuations generally;

●	regulatory developments;

●	fluctuations in our quarterly or annual operating results;

●	the passage of legislation or other regulatory developments affecting us or our industry changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, or differences between our actual results and those expected by investors and securities analyst

●	additions or departures of key personnel; and

●	future sales of our Common Stock or other securities.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such a market develops in the future.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

The requirements of becoming an SEC reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

Once we become an SEC reporting public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, the management’s attention may be diverted from other business concerns which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants who will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being an SEC reporting public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

Revium is an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

Revium is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as it is an emerging growth company. As a result, if the Company elects not to comply with such auditor attestation requirements, its investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has elected to avail ourselves of an exemption that allows it to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, it will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. The Company has also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that the Company provides to its stockholders may be different than you might receive from other public reporting companies.

We must implement additional and expensive procedures and controls in order to grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Upon becoming an SEC reporting public company, we will be required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. In the future, if our securities are listed on a national exchange, we may also be required to comply with marketplace rules and heightened corporate governance standards. Compliance with the Sarbanes-Oxley Act and other SEC and national exchange requirements will increase our costs and require additional management resources. We recently have begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Exchange Act. Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

The market price for our Common Stock may be particularly volatile given our status as a relatively unknown company, with a lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

The price of our Common Stock in the future may be particularly volatile when compared to the shares of larger, more established public companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price of our shares could decline precipitously in the event that a large number of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

Our future results may vary significantly, which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

The offer and sale of the Units by the Company in this Offering, the recent consummation of the Share Exchange with LipoVation, other acquisitions, and financing transactions could significantly dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

The offer and sale of Units, including the shares of Common Stock, by the Company in the Primary Offering will result in the immediate dilution by the existing stockholders. In addition, the existing stockholders may experience further dilution to the extent that our shares of Common Stock are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in our Common Stock will be diluted upon completion of this offering. Furthermore, Company may use its Common Stock to acquire other companies and may issue additional shares of Common Stock to pay for future acquisitions, which would dilute current investors’ ownership interest in the Company. Future business acquisitions could be material to the Company, and the degree of success achieved in acquiring and integrating these businesses into the Company could have a material effect on the value of the Company’s Common Stock. The closing of the Share Exchange resulted in the issuance of 23,171,642 shares of our Common Stock, constituting 40% of the total issued and outstanding shares of the Company’s Common Stock. As a result, the ownership of the Company’s Common Stock by existing stockholders would be significantly diluted and might negatively affect the value of the Company’s Common Stock and the ability of the Company’s stockholders to sell their shares of Common Stock on the market. Other potential acquisitions could require the Company to use other liquid assets or to incur debt. In those events, the Company could become more susceptible to economic downturns and competitive pressures. In addition, we may attempt to raise additional capital by selling shares, possibly at a deep discount to the market. These actions will result in dilution of the ownership interests of existing stockholders, further dilute Common Stock book value, and that dilution may be material. Also, if we raise more funds by selling additional shares of our Common Stock or securities convertible into or exercisable for shares of our common stock, your ownership interests may be diluted.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

The costs of being an SEC-reporting public company could result in us being unable to continue as a going concern.

As an SEC-reporting public company, we will be required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining a public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $700 million in market capitalization or we decide to opt-out of the “emerging growth company” as defined under the JOBS Act. This exemption is available to us under the JOBS Act or until we have been public for more than five years.

If our revenues are insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

Our Common Stock is trading on the OTC Pink Market, a securities quotation system. An active, liquid trading market for our Common Stock may not develop or be sustained. If and when an active market develops, the price of our common stock may be volatile.

Presently, our Common Stock is traded on the OTC Pink of OTC Market. There is limited trading of our Common Stock and there is no assurance that an active market will ever develop. In the absence of an active trading market, investors may have difficulty buying and selling or obtaining market quotations, market visibility for shares of our Common Stock may be limited, and a lack of visibility for shares of our Common Stock may have a depressive effect on the market price for shares of our Common Stock. The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Trading in stocks quoted on the OTC Pink is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our Common stock. Moreover, the OTC Pink is not a stock exchange and is not an established market, and trading of securities on the OTC Pink is often more sporadic than the trading of securities listed on a national stock exchange like the NYSE. Accordingly, you may have difficulty reselling any shares of Common Stock.

The trading market for our Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business.

The price of our Common Stock could decline if one or more securities analysts downgrade our Common Stock or if those analysts issue a sell recommendation or other unfavorable commentary or cease publishing reports about us or our business. If one or more of the analysts who elect to cover us downgrade our common shares, our share price could decline rapidly. If one or more of these analysts cease coverage of us, we could lose visibility in the market, which in turn could cause our share price and trading volume to decline.

We do not intend to pay dividends on our Common Stock.

We intend to retain all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, and will depend on, among other factors, our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. As a result, you should expect to receive a return on your investment in our Common Stock only if the market price of the Common Stock increases, which may never occur.

Risks Relating To This Offering

The sale of shares of our Common Stock by Selling Stockholders could cause the price of our Common Stock to fall and the issuance and sale of Common Stock upon exercise of warrants by Selling Stockholders will cause dilution. The issuance of our Common Stock by the Company in the Primary Offering and upon exercise of our outstanding warrants in this Offering will cause immediate and substantial dilution.

Sales of a substantial number of shares of our Common Stock by Selling Stockholders in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the issuance of shares of our Common Stock in the Primary Offering and upon exercise of the IPO Warrants and the Investor Warrants by the Selling Stockholders will result in immediate and substantial dilution to the interests of other existing stockholders since the holders of the warrants may ultimately receive and sell the full number of shares issuable in connection with exercise of such warrants. If the holders of the warrants choose to do this, it will cause substantial dilution for the holders of our Common Stock.

Nevada law and provisions in our Articles of Incorporation and our new Nevada bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the market price of our Common Stock.

Our status as a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our new Nevada bylaws contain provisions that may make the acquisition of the Company more difficult, including the following:

●	our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

●	our board of directors is classified into three classes of directors with staggered three-year terms;

●	a special meeting of our stockholders may only be called by a majority of our board of directors;

●	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders; and

●	certain litigation against us can only be brought in Nevada.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Because our Common Stock is deemed a low-priced “penny stock,” it will be cumbersome for brokers and dealers to trade in our Common Stock, making the market for our Common Stock less liquid and negatively affect the price of our stock.

We will be subject to certain provisions of the Exchange Act, commonly referred to as the “penny stock” rules as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Since our stock is deemed to be a penny stock, trading is subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

●	Deliver to the customer, and obtain a written receipt for, a disclosure document;

●	Disclose certain price information about the stock;

●	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

●	Send monthly statements to customers with market and price information about the penny stock; and

●	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules and FINRA rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our Common Stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares purchased in this Offering.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus contains certain statements, including statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” sections and elsewhere, which constitute forward-looking statements. These statements relate to future events including, without limitation, or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this Prospectus is filed, and we do not intend to update any of the forward-looking statements after the date this Prospectus is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Prospectus identify important factors which you should consider in evaluating our forward-looking statements. These risks and uncertainties may include, without limitation, risks related to general economic and business conditions; our ability to continue as a going concern; our ability to obtain financing necessary to operate our business; our ability to consummate the Share Exchange Agreement with LipoVation (as described below); our ability to recruit and retain qualified personnel; our ability to manage any future growth; our ability to research and successfully develop our planned products; our ability to successfully complete potential acquisitions and collaborative arrangements; and other factors including those set forth below under the caption “Risk Factors.”

This Prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this Prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Units by the Company in the Primary Offering will be approximately $4.4 million (assuming the sale of all securities offered hereby, at the fixed public offering price of $3.20 per Unit, assuming no exercise of the IPO Warrants issued in connection with this offering), after deducting the estimated offering expenses payable by us.

We intend to use the net proceeds of approximately $4.4 million we receive from the sale of the Units in this Primary Offering as follows:

(i)	up to 80% from the net proceeds of this offering or $3.52 million will be used for the development of our product candidates and conducting clinical trials;

(ii)	up to $880,000 from the net proceeds of this offering or 20% to explore and develop additional new indications and associated IP estate beyond our current pipeline. Any remaining funds will be reserved for operational expenses, including personnel costs and maintaining intellectual property.

The use of the proceeds represents management’s estimates based on current business and economic conditions. We will retain broad discretion over the use of the net proceeds of this offering which may result in an allocation of net proceeds in differing amounts than those listed above, or in entirely new areas. The amount and timing of these proposed expenditures will depend on a number of factors, including the progress of our user acquisition efforts, and any unforeseen cash needs. As a result, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments or will hold the proceeds in interest bearing or non-interest-bearing bank accounts.

Management believes that the proceeds from this Primary Offering will be sufficient to satisfy our cash needs for the next six to twelve months.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024:

●	on an actual basis; and

●	On a pro forma basis to give effect to the exercise as of December 31, 2024 of 2,800,000 options into 2,800,000 common shares at an exercise price of $0.001 per share

●	On a pro forma basis to give effect to the sale by us of 1,562,500 Units at the fixed public offering price of $3.20 per Unit (assuming the sale of all securities offered hereby and assuming no exercise of the over-allotment option and no exercise of the IPO Warrants issued in connection with this Primary Offering), after deducting estimated offering expenses payable by us as if the sale of the securities had occurred on September 30, 2024.

You should read this information together with our consolidated financial statements and related notes, as well as the information set forth under the headings “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2024
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma as adjusted
	(Unaudited)
Stockholders’ equity:

Preferred stock, $0.001 par value per share; 10,000,000 shares authorized, none shares issued and outstanding; 10,000,000 shares authorized and none shares issued and outstanding, pro forma; 10,000,000 shares authorized and none shares issued and outstanding, pro forma as adjusted	$-	-	-
Common stock, $0.001 par value per share; 250,000,000 shares authorized, 57,929,100 shares issued and outstanding; 250,000,000 shares authorized and 60,729,100 shares issued and outstanding, pro forma; 250,000,000 shares authorized and 63,854,100 shares issued and outstanding, pro forma as adjusted	$57	60	63
Additional paid-in capital	$29,465	29,465	33,862
Accumulated deficit	$(10,199)	(10,199)	(10,199)
Total shareholders’ equity	$19,323	19,326	23,726

Total capitalization	$19,323	19,326	23,726

The number of the Common Stock to be issued and outstanding immediately after this offering as shown above assumes that all of the Common Stock offered hereby are sold, and is based on 60,729,100, Common Stock issued and outstanding as of the date of this prospectus. This number excludes:

●	4,960,000 Common Stock issuable upon the exercise of options issued to directors, employees and consultants under our incentive option plan outstanding as of such date, with the average exercise prices at $0.31 per share, of which options to purchase 3,790,000 Common Stock were vested as of such date;

●	2,240,000 Common Stock reserved for future issuance under our 2021 Global Share Incentive Plan (2021).

●	6,372,265 Common Stock issuable upon the exercise of our outstanding warrants with the average exercise price of $1.16 per share, exercisable until December 31, 2026;

DILUTION

If you purchase shares underlying the Units offered by the Company in this Primary Offering, you may experience dilution to the extent of the difference between the price per share you pay in this Primary Offering and the net tangible book value per share of our Common Stock immediately after this offering. The net tangible book value of our Common Stock on September 30, 2024 was approximately $5.7 million, or approximately $0.10 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our Common Stock outstanding.

Our pro forma net tangible book value as of September 30, 2024 was $5.7 million, or $0.09 per Share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of common Stock outstanding as of September 30, 2024, after giving effect to the exercise of 2,800,000 options into 2,800,000 common stock at an exercise price of $0.001.

After giving effect to the assumed sale by us of 3,125,000 shares underlying the Units (assuming the sale of all securities offered hereby, at the fixed public offering price of $3.20 per Unit, and assuming no exercise of the IPO Warrants issued in connection with this offering), after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2024 would have been approximately $10.1 million, or approximately $0.16 per share. This represents an immediate increase in net tangible book value of approximately $0.07 per share to existing stockholders and an immediate dilution of approximately $3.04 per share to new investors purchasing Units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per Unit		$3.20
Historical net tangible book value per share as of September 30, 2024	$0.10
Decrease in net tangible book value per share attributable to the pro forma adjustments described above	(0.01)

Pro forma net tangible book value per share	$0.09
Increase in net tangible book value per share attributable to new investors participating in this offering	$0.07
Pro forma as adjusted net tangible book value per share after this offering		$0.16
Dilution per share to new investors participating in this offering		$3.04

The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this Primary Offering.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Pink under the symbol “RVRC”. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. On February 13, 2025, the closing price of our Common Stock was $0.50. Trading volume in our Common Stock has often been very limited. As a result, the trading price of our Common Stock has been subject to significant fluctuations. There can be no assurance that a liquid market will develop in the foreseeable future.

Holders

As of February 13, 2025, there were 118 holders of record of our Common Stock. The number of record holders does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products and implement our business plan. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF REVIUM RX. AND REVIUM RECOVERY LTD.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included herein. We caution readers regarding certain forward-looking statements in the following discussion and elsewhere herein and any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview and Recent Developments

We are a pre-clinical biopharmaceutical company that is principally engaged in development of cutting-edge nano-medicines to deliver advanced treatment solutions for diseases with limited or no effective treatment options.

We were incorporated on January 24, 1997 as a Delaware corporation under the name “Fun Cosmetic, Inc.”  On August 29, 2005, it changed its name to Grand Canal Entertainment, Inc. On October 14, 2008, the Company merged with OC Beverage, Inc. a Nevada corporation, a manufacturer of beverages, and on October 31, 2008 it subsequently changed its name to OC Beverages, Inc. It ceased operations as a manufacturer of beverages in 2010. On June 22, 2020, the Company formed a wholly owned Israeli subsidiary called Revium Recovery Ltd. On December 4, 2020, the Company changed its name to Revium Recovery Inc.

On December 17, 2024, the Company completed the redomicile from the State of Delaware to the State of Nevada by conversion (the “Reincorporation”), pursuant to the Plan of Conversion dated December 16, 2024. As a result of the Reincorporation, the Company ceased continued its business existence as a Nevada corporation under the name “Revium Rx.” succeeding all our rights, assets, liabilities and obligations, except that our affairs ceased to be governed by the Delaware General Corporation Law, the Certificate of Incorporation, as amended, and became subject to the Nevada Revised Statutes, Articles of Incorporation and our new bylaws subject to the Nevada Revised Statutes. The Reincorporation did not change the number of the authorized shares of the Company, its par value, or its issued and outstanding shares.

On July 23, 2024, we consummated the Share Exchange contemplated by the Stock Exchange Agreement, dated November 14, 2023 (the “Share Exchange Agreement”), by and among the Company, LipoVation Ltd., a company organized under the laws of the State of Israel (“LipoVation”), and all shareholders of LipoVation (the “LipoVation Shareholders”). As a result of the consummation of the Share Exchange, LipoVation became a wholly owned subsidiary of the Company. At such date, the shareholders of LipoVation contributed all of their shareholdings in LipoVation in exchange for 23,171,642 _shares of the Company’s Common Stock (the “Exchange Shares”), with each LipoVation Shareholder receiving a pro rata portion of the Exchange Shares based on their ownership in LipoVation, in consideration of their contribution to the Company of all of the outstanding capital stock of LipoVation. Following the closing, 40% of the issued and outstanding shares of the Company’s Common Stock immediately upon the closing of the Share Exchange were held by the former LipoVation shareholders.

As a result of the Share Exchange, the Company acquired the business of LipoVation, which became the primary business of the Company. Through LipoVation, the Company is committed to developing innovative nano-therapeutics and anti-infectives to deliver advanced treatment solutions for diseases with limited or no effective treatment options

Also, after the closing of the Share Exchange, the Company discontinued all its efforts to develop a disruptive, methodical and novel proprietary Clinical Decision Support software (CDS).

The Company is currently evaluating all options to monetize its existing assets, in addition to exploring other strategic alternatives to maximize value for its stockholders. Potential strategic alternatives that may be explored or evaluated by the Company as part of this process include, but are not limited to, an acquisition, merger, reverse merger, other business combination, sale of assets, licensing or other strategic transactions involving the Company.

Private Placement Offerings

Between December 2020 and August 2022, the Company conducted a private placement offering (the “First Private Placement Offering”) of units of the Company ’securities, at the price per unit of $0.80. Each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) shares of the Company’s Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock, exercisable for a 3-year period from the date of the issuance at a per share exercise price of $0.80. We raised aggregate gross proceeds of $2,790 thousands from the First Private Placement Offering and issued an aggregate of 6,975,000 shares of Common stock and warrants to purchase 3,562,500 shares of Common Stock to accredited investors in this First Private Placement Offering.

Between April and December 2023, the Company conducted another private placement of units of its securities at $3.20 price per unit (the “Second Private Placement Offering”), where each unit (a “Unit” and collectively the “Units”) comprised of (i) two (2) shares of the Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock exercisable until December 31, 2026, at a per share exercise price of $2.40. In consideration of proceeds in the amount of $4,631.25 thousands received from the subscribers in the Second Private Placement Offering, we issued to these investors an aggregate of 2,894,532 of the Company’s Common Stock and warrants to purchase an additional 1,447,266 shares of Common Stock.

The shares of Common Stock sold in the above offerings and warrants to purchase Common Stock issued by the Company to these investors are included in this registration statement of which this Prospectus is a part thereof.

Key Financial Terms and Metrics

The following discussion summarizes the key factors our management believes are necessary for an understanding of our consolidated financial statements.

Revenues

We have not generated any revenues from product sales to date.

Research and Development Expenses

The process of researching and developing our product candidates is lengthy, unpredictable and subject to many risks. We expect to continue incurring substantial expenses for the next several years as we continue to develop our product candidates. We are unable, with any certainty, to estimate either the costs or the timelines in which those expenses will be incurred. Our current development plans focus on the development of a novel technology related to Nano-Liposomal Particles (NLP). The design and development of these pharmaceutical solutions will consume a large proportion of our current, as well as projected, resources.

Our research and development costs are comprised of:

●	internal recurring costs, such as personnel-related costs (salaries, employee benefits, equity compensation and other costs), materials and supplies, facilities and maintenance costs attributable to research and development functions; and

●	fees paid to external parties who provide us with contract services, such as preclinical testing, manufacturing, related testing and preparation for clinical trial activities.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, employee benefits, equity compensation and other personnel-related costs associated with executive, administrative and other support staff. Other significant general and administrative expenses include the costs associated with professional fees for accounting, auditing, insurance costs, consulting and legal services, along with facility and maintenance costs attributable to general and administrative functions.

Financial Expenses

Financial expenses consist primarily impact of exchange rate derived from re-measurement of monetary balance sheet items denominated in non-dollar currencies. Other financial expenses include bank’s fees and interest on stockholders’ loans.

Results of Operations

Following the closing on July 23, 2024 of the Share Exchange Agreement with LipoVation whereby LipoVation because a wholly owned subsidiary of Revium Rx, in accordance with ASC 810, Lipovation’s financial data below are presented as the “Predecessor” for periods prior to the closing of the acquisition. Revium Rx, which includes consolidation of Lipovation subsequent to the acquisition, is the “Successor” for periods after the closing of the Business Combination.

As a result of the application of the acquisition method of accounting in the Successor period, the financial data for the Successor period are presented on a full step-up basis as a result of the acquisition and are therefore not comparable to the financial statements of the Predecessor period that are not presented on the same full step-up basis.

Overview

The following tables present selected financial data for the Successor period from July 24, 2024 through September 30, 2024, the Predecessor period from January 1, 2024 through July 23, 2024, as combined for the year ended December 31, 2023 and the year ended December 31, 2022.

	Successor	Predecessor
	For the period commencing July 24	For the period commencing January 1
	through September 30,	through July 23,	For the year ended December 31,
	2024	2024	2023	2022
	Unaudited	Audited	Audited	Audited

Operating expenses
Research and development expenses	331	1,162	846	324
General and administrative expenses	464	257	156	112
Operating loss	795	1,419	1,002	436

Financial income, net	(25)	2	(15)	*	)

Net loss and comprehensive loss	770	1,421	987	436

*)	less than 1 thousand

We have prepared our discussion of the results of operations by comparing the results of the combined Successor period from July 24, 2024 through September 30, 2024 and from January 1, 2024 through July 23, 2024 the Predecessor period for the years ended December 31, 2023 and December 31, 2022.

We believe this approach provides the most meaningful basis of comparison and is more useful in identifying current business trends for the periods presented. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of fiscal 2024, and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with U.S. GAAP.

Comparison of the period commencing July 24, 2024 through September 30, 2024 (Successor and Predecessor) to the period commencing July 24, 2024 through September 30, 2024 (Predecessor)

The following table is data derived from the Consolidated Statement of Operations (in thousands) and the discussions that follow are in approximate amounts.

	Successor and Predecessor	Predecessor
	For the period commencing July 24	For the period commencing July 24
	through September 30	through September 30
	2024	2024
	Unaudited	Unaudited

Operating expenses
Research and development expenses	331	327
General and administrative expenses	464	34
Operating loss	795	361

Financial expense (income), net	(25)	10

Net loss and comprehensive loss	770	371

Research and Development Expenses

Successor’s and Predecessor’s research and development expenses totaled $331 thousand for the period commencing July 24, 2024 through September 30, 2024, representing an increase of $4 thousand, or 1.2%, compared to Predecessor’s $327 thousand for the same period. The research and development expenses comprise mainly from salaries and related expenses, from share based payment expenses and other expenses. The increase was immaterial.

General and Administrative Expenses

Successor’s and Predecessor’s general and administrative expenses totaled $464 thousand for the period commencing July 24, 2024 through September 30, 2024, representing an increase of $430 thousand, or 1,264.7%, compared to Predecessor’s $34 thousand for the same period. The increase was primarily attributable to Successor’s share-based payment compensation, Successor’s salaries and related expenses and Successor’s professional services for such period compared to no such expenses in the Predecessor for the same period.

Operating Loss

As a result of the foregoing, Successor’s and Predecessor’s operating loss totaled $795 thousand for the period commencing July 23, 2024 through September 30, 2024, representing an increase of $434 thousand, or 120.2%, compared to Predecessor’s $361 thousand for the same period.

Financing expense (income), Net

Successor’s and Predecessor’s recognized financing income, net of $25 thousand for the period commencing July 24, 2024 through September 30, 2024, representing a decrease of $35 thousand, or 350.0%, compared to Predecessor’s finance expense, net of $10 thousand for the same period. The decrease was primarily attributable to Successor’s interest income from deposit and Successor’s higher exchange rate differences between the U.S. dollar and the New Israeli Shekel.

Net and Comprehensive Loss

As a result of the foregoing, Successor’s and Predecessor’s loss totaled $770 thousand for the period commencing July 24, 2024 through September 30, 2024, representing an increase of $399 thousand, or 107.5.0%, compared to Predecessor’s $371 thousand for the same period.

Comparison of the period commencing January 1, 2024 through July 23, 2024 (Successor and Predecessor) to the period commencing January 1, 2024 through July 23, 2024 (Predecessor)

The following table is data derived from the Consolidated Statement of Operations (in thousands) and the discussions that follow are in approximate amounts

	Non-GAAP Combined
	Successor and Predecessor	Predecessor
	For the period commencing January 1	For the period commencing January 1
	through July 23	through July 23
	2024	2024
	Unaudited	Unaudited

Operating expenses
Research and development expenses	1,171	1,162
General and administrative expenses	4,396	257
Operating loss	5,567	1,419

Financial expense (income), net	(155)	2

Net loss and comprehensive loss	5,412	1,421

Research and Development Expenses

Successor’s and Predecessor’s research and development expenses totaled $1,171 thousand for the period commencing January 1, 2024 through July 23, 2024, representing an increase of $9 thousand, or 0.8%, compared to Predecessor’s $1,162 thousand for the same period. The research and development expenses comprise mainly from salaries and related expenses, from share based payment expenses and other expenses. The increase was immaterial.

General and Administrative Expenses

Successor’s and Predecessor’s general and administrative expenses totaled $4,396 thousand for the period commencing January 1, 2024 through July 23, 2024, representing an increase of $4,139 thousand, or 1,610.5%, compared to Predecessor’s $257 thousand for the same period. The increase was primarily attributable to Successor’s share-based payment compensation, Successor’s salaries and related expenses and Successor’s professional services for such period compared to no such expenses in the Predecessor for the same period.

Operating Loss

As a result of the foregoing, Successor’s and Predecessor’s operating loss totaled $5,567 thousand for the period commencing January 1, 2024 through July 23, 2024, representing an increase of $4,148 thousand, or 292.3%, compared to Predecessor’s $1,419 thousand for the same period.

Financing expense (income), Net

Successor’s and Predecessor’s recognized financing income, net of $155 thousand for the period commencing January 1, 2024 through July 23, 2024, representing a decrease of $157 thousand, or 7,850.0%, compared to Predecessor’s finance expense, net of $2 thousand for the same period. The decrease was primarily attributable to Successor’s interest income from deposit and Successor’s higher exchange rate differences between the U.S. dollar and the New Israeli Shekel.

Net and Comprehensive Loss

As a result of the foregoing, Successor’s and Predecessor’s loss totaled $5,412 thousand for the period commencing January 1, 2024 through July 23, 2024, representing an increase of $3,991 thousand, or 280.8%, compared to Predecessor’s $1,421 thousand for the same period.

Comparison of Predecessor’s Results of Operations for the year ended December 31, 2023 and 2022

The following table is data derived from the Consolidated Statement of Operations (in thousands) and the discussions that follow are in approximate amounts:

	For the year ended December, 31
	2023	2022
	USD in thousands

Research and development expenses	846	324
General and administrative expenses	156	112
Operating loss	1,002	436

Financial income, net	(15)	*	)

Loss for the period	987	436

*)	less than 1 thousand

Research and Development Expenses

Predecessor’s research and development expenses totaled $846 thousand for the year ended December 31, 2023, representing an increase of $522 thousand, or 161.1%, compared to $324 thousand for the year ended December 31, 2022. The increase was primarily attributable to the increase in salaries to our employees, increase in share-based payment expenses and increase in fees paid to our consultants and service providers following expansion of our research and development agreement with Yissum.

General and Administrative Expenses

Predecessor’s general and administrative expenses totaled $156 thousand for the year ended December 31, 2023, representing an increase of $44 thousand, or 39.3%, compared to $112 thousand for the year ended December 31, 2022. The increase was primarily attributable to an increase in professional services expenses.

Operating Loss

As a result of the foregoing, Predecessor’s operating loss totaled $1,002 thousand for the year ended December 31, 2023, representing an increase of $566 thousand, or 129.8%, compared to $436 thousand for the year ended December 31, 2022.

Financing income, Net

Predecessor’s recognized financing income, net of $15 thousand for the year ended December 31, 2023, representing an increase of $15 thousand, or 100.0%, compared to approximately nil for the year ended December 31, 2022. The increase was primarily attributable to exchange rate differences between the U.S. dollar and the New Israeli Shekel.

Net and Comprehensive Loss

As a result of the foregoing, Predecessor’s loss totaled $987 thousand for the year ended December 31, 2023, representing an increase of $551 thousand, or 126.4%, compared to $436 thousand for the year ended December 31, 2022.

Liquidity

To date, the Company has not generated any revenues from its current operations, incurred losses, and therefore is dependent upon external sources for financing its operations. As of September 30, 2024, the Company had an accumulated deficit of $10,199 thousands. The Company intends to continue to finance its operating activities by raising capital. Management believes that it will need to raise additional capital to realize its business plan. Between April and December 2023, the Company received funds in the aggregate amount of $4,631.25 thousands from qualified investors subscribing into private placement units of the Company’s securities, where each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) shares of the Company’s common stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock exercisable December 31, 2026, at a per share exercise price of $2.40. The price per Unit is $3.20. In consideration thereof, the private placement investors were issued an aggregate of 2,894,532 of the Company’s Common Stock and warrants to purchase an additional 1,447,266 shares of Common stock.

At present, no warrants have been exercised. Based on our current plans, we believe that with the net proceeds of our private placement offerings, we will have sufficient cash resources to fund our operations and business plan at least through the next twelve months. Our ongoing operations through the conduct of the clinical trial program will continue to consume cash resources without generating revenues. There is no guarantee that will be successful in obtaining an adequate level of financing needed for its long-term research and development activities on commercially reasonable terms.

Foreign Exchange Risks

Our financial statements are denominated in U.S. dollars and financial results are denominated in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar.

Exchange rate fluctuations may have an adverse impact on our future revenues, if any, or expenses as presented in the financial statements. We may in the future use financial instruments, such as forward foreign currency contracts, in its management of foreign currency exposure. These contracts would primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Effects of Inflation

Inflation generally affects Revium by increasing its research and development expenses. Revium does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein, but may have a significant, adverse impact in 2024.

DESCRIPTION OF BUSINESS

Business Overview

We are a pre-clinical stage biopharmaceutical company that is principally engaged in the development of innovative technologies and drug-delivery technological platforms for unmet medical needs that can be implemented across a number of healthcare related fields.

Upon the closing of the Share Exchange, the Company is focusing on the development of a novel technology related to Nano-Liposomal Particles (NLP) initiated by world renowned authority in nanoparticles-based delivery systems Prof. Yehezkel Barenholz at the Hebrew University of Jerusalem.

Organization & Subsidiaries

As of the date of this Prospectus, we have two operating subsidiaries: 1) Revium Recovery, Ltd., which was established as a wholly-owned subsidiary in 2020 and 2) LipoVation Ltd., which became our wholly-owned subsidiary as July 23, 2024, upon the closing of the Share Exchange. Each wholly-owned subsidiary is organized under the laws of the State of Israel. LipoVation has several exclusive licenses and rights to develop and market a novel technology related to Nano-Liposomal Particles (NLP) initiated by Prof. Yehezkel Barenholz at the Hebrew University of Jerusalem.

Product Pipeline

The Company, through LipoVation, is developing a portfolio of NLP-based pharmaceutical candidates and plans to complete the development and commercialization of a series of medical technologies including:

●	Nanoparticles-based formulation of a potent antibiotic which, based on in vitro and in vivo animal models studies, shows promising potential in combating severe life-threatening antibiotic-resistant bacteria;

●	Novel adjuvant to cancer therapies: a nanoparticles-based formulation of angiotensin receptor blockers (ARB) for intravenous administration;

●	Liposomal Protein-Loaded Technology (LPLT): a novel approach in immunization through innovative nano particle-based vaccines, which we believe has the potential to be more durable and efficient than mRNA vaccines and will provide longer-lasting protection together with broader cross-immunity to protect against new virus variants.

However, even if preclinical studies may show promising results, there is no guarantee that such pharmaceutical candidate will demonstrate sufficient efficacy in human populations.

Industry Overview and Market Opportunities

Nanoparticles-based therapies, also referred to as nanomedicines or nano delivery systems, are employed to serve as means of diagnostic tools or to deliver therapeutic agents to specific targeted sites in a controlled manner. Nanotechnology offers multiple benefits in treating chronic human diseases by site-specific, and target-oriented delivery of precise medicines. These include several chemotherapeutic agents, biological agents, and immunotherapeutic agents.

Nanoparticles-based liposomal therapeutics have been developed to improve the therapeutic index of new or established drugs by modifying drug absorption, reducing metabolism, prolonging biological half-life or reducing toxicity. Nanostructures stay in the blood circulatory system for a prolonged period and enable the release of amalgamated drugs as per the specified dose. Thus, they cause fewer plasma fluctuations with reduced adverse effects.1 Being nanosized and optionally “decorated” with active moieties, these structures could potentially penetrate into tumour environment (Enhance permeability and retention – “EPR” effect) or other inflamed tissues, facilitate easy uptake of the drug by cells, permit an efficient drug delivery, and ensure action at the targeted location. The uptake of nanostructures by cells is much higher than that of large particles with size ranging between 1 and 10 µm. Hence, they directly interact to treat the diseased cells with improved efficiency and reduced or negligible side effects.

[1]	de Villiers MM, Aramwit P, Kwon GS. Nanotechnology in drug delivery. New York: Springer; 2008

The superiority of liposomes as drug carriers has been widely recognized. Tens of liposomal and lipid-based formulations have been approved by regulatory authorities, and many liposomal drugs are in preclinical development or in clinical trials. Likewise, lipid nano-particles (LNP) have become the most promising non-viral delivery systems of nucleic acids (especially RNAi and in vitro transcribed (IVT) mRNA). Prof. Barenholz, the inventor of LipoVation nanoparticles-based portfolio, was the key inventor of Doxil™, the first FDA-approved nano-drug.

Recently, lipid nano-particles (LNP) have become one of the most promising non-viral delivery systems of nucleic acids, especially RNA and in vitro transcribed (IVT) mRNA. These have been widely implemented in the novel vaccines against Coronavirus by largest producers of the novel vaccines during the world pandemic in 2019-2020.

Companies that used LNPs ad delivery systems in COVID-19 Vaccines are:

●	One of the most prominent uses of LNP technology was in the Pfizer-BioNTech COVID-19 vaccine Comirnaty. Pfizer collaborated with BioNTech, a German biotechnology company, to create one of the first widely distributed mRNA vaccines. LNPs played a crucial role in ensuring the stability and delivery of the mRNA encoding the spike protein of the virus.

●	Moderna’s mRNA-based COVID-19 vaccine Spikevax, like Pfizer-BioNTech’s, relied on LNPs for the delivery of its mRNA. Moderna was one of the pioneers in developing mRNA-based vaccines, and the success of the LNP delivery system in this context was critical to the rapid deployment of its vaccine.

●	Arcturus developed another mRNA vaccine for COVID-19, also using LNPs for delivery. Although its vaccine did not become as widely used as Pfizer-BioNTech or Moderna’s, it highlighted the growing trend of using LNPs in mRNA vaccine development.

LNP technology, initially studied for delivering cancer therapeutics and other types of genetic materials (like siRNA), has also became essential in the broader field of nucleic acid therapies. The success of LNPs in mRNA vaccines has expanded interest in their use for other vaccines, gene therapy, and potential treatments for diseases beyond COVID-19. Several outstanding applications of LNP delivery systems by other companies are being developed and successfully implemented across industry.

According to Transparency Market Research published 2023, global liposome drug delivery market was valued at USD 4.8 Bn in 2022.

Nano-Mupirocin: Novel Nanoparticles-based Formulation of a Potent Antibiotic Mupirocin

Mupirocin is an antibiotic with a unique mode of action, not shared by any other therapeutically available antibiotic. However, due to its rapid elimination following injection and high protein binding, current therapeutic use of this well-known agent is limited to topical administration. The novel formulation of Nano-Mupirocin is designed to overcome the challenge of antibiotic resistance, which has emerged as one of the most pressing threats to global health and development.

Antibiotic resistance occurs when bacteria change in a way that makes antibiotics less effective or ineffective against them. This makes infections harder to treat and increases the risk of disease spread, severe illness, disability, and death. Antibiotic resistance is driven by the misuse and overuse of antibiotics in humans, animals, and plants, and is exacerbated by poverty and inequality.

Global Research on Antimicrobial Resistance (GRAM) Project conducted and published by Cambridge University in 2024 demonstrated that globally antibiotic-resistant infections were directly responsible for 1.45 million deaths and contributed to 5.35 million deaths in 2022. In the US alone, antimicrobial resistance was responsible for 47,000 deaths and contributed to 180,000 deaths in 2022. 2 These numbers are echoed by the 2022 report published by WHO.

Nano-Mupirocin is a PEGylated nano-liposomal formulation of Mupirocin. Its development originated from a computational study that identified Mupirocin as a suitable candidate for nano-liposomal delivery. The selection for further development was based not only on the chemical structure of Mupirocin, but also on its potential advantages when encapsulated. Mupirocin, an antibiotic with a unique mode of action unlike other commercial antibiotics, is effective against bacteria listed as urgent and serious threats by the Centers for Disease Control and Prevention (“CDC”). Encapsulation in nanoparticles, or liposomes, protects Mupirocin in circulation, enabling its administration through systemic injection.

[2]	https://www.tropicalmedicine.ox.ac.uk/gram/news/drug-resistant-enteric-fever-has-risen-53-percent-since-1990-gram-study-estimates

The nano-liposomal formulation of Mupirocin is enhanced by adding hydroxypropyl-beta-cyclodextrin (HPCD) to the intraliposomal volume, allowing for Mupirocin controlled release from the liposomes in serum. The novel Nano-Mupirocin’s efficacy has been demonstrated in various animal models with two studies sponsored by the National Institute of Health (US). Its pharmacokinetic profile in animal studies showed significantly higher exposure compared to the free drug, along with a substantially prolonged half-life. The in vitro spectrum of activity for both Mupirocin and Nano-Mupirocin was tested on many clinical isolates, showing no cross-resistance with other antibiotics. Interestingly, similar MICs were observed, indicating that Mupirocin remains active against bacteria while encapsulated in liposomes.

Additionally, Nano-Mupirocin was shown to penetrate phagocytic cells and enhance the killing of engulfed bacteria. Toxicity studies in mice, rats, dogs, and monkeys post-injection confirmed its safety. Toxicity studies in rats indicated an excellent safety profile for Nano-Mupirocin, with the highest tested dose (100 mg/kg/day) identified as the No Observed Adverse Effect Level (NOAEL).

The production process for Nano-Mupirocin is well-defined and has been scaled up to approximately a 5-liter batch. There is expertise available to further scale up this process to 25 liters, based on experience with other liposomal drug products developed by Prof. Barenholz, including Doxil. All excipients used are pharmaceutical grade and approved for human use.

Substantial pre-clinical research of the novel Nanoparticles-based Mupirocin formulation has proven that this novel approach may allow for a new potent therapy to combat bacteria listed as serious and urgent threats by the CDC, with a safe profile and a well-defined production process. The novel formulation of nanoparticles-based Mupirocin is expected to establish Mupirocin as a highly-potent systemic drug that can be used for such life-threatening infections, such as endocarditis, osteomyelitis, or sepsis often caused by multidrug-resistant bacteria.

Novel Nanoparticles-based formulation of Mupirocin offers several key advantages, including:

●	Proven in vitro Antibacterial Activity. The antibacterial spectrum of Mupirocin is well studied. Mupirocin is registered as a topical ointment (Bactroban™ by GlaxoSmithKlein). Mupirocin is known to be highly effective against staphylococci, streptococci, certain Gram-negative bacilli, including N. gonorrhoea and a broad range of Gram-positive bacteria. Mupirocin’s activity is enhanced at acidic pH levels and is not significantly influenced by inoculum size, although its effectiveness decreases in serum due to high protein binding (95%). Its primary mechanism involves inhibiting RNA and protein synthesis by targeting the isoleucine-binding site on the isoleucyl-transfer-RNA synthetase enzyme in bacteria. This unique mode of action, different from other antibiotics, reduces the likelihood of cross-resistance.

Nano-Mupirocin has shown in vitro effectiveness against a wide range of bacteria, including those that are high on the WHO and CDC priority lists for new antibiotics, such as methicillin-resistant Staphylococcus aureus (MRSA), vancomycin-resistant Enterococcus faecium (VRE), and cephalosporin-resistant Neisseria gonorrhoeae.

●	No cross-resistance. Nano-Mupirocin has shown no observable cross-resistance with commercially available antibiotics, meaning that it can be effective against bacteria that are resistant to other classes of antibiotics. This is because Mupirocin has a unique mode of action that does not interfere with the mechanisms of resistance of other antibiotics.

●	Enhanced uptake. Nano-Mupirocin exhibits superior uptake and activity on phagocytic cells, such as macrophages and neutrophils, which are involved in the immune response to bacterial infections. Nano-Mupirocin can enhance the ability of these cells to kill bacteria and clear the infection.

●	Proven pre-clinical safety profile. Nano-Mupirocin has maintained an excellent safety record in preclinical studies. Nano-Mupirocin does not contain any foreign genetic material, such as mRNA or DNA, that can trigger innate immune responses or interfere with cellular functions. Nano-Mupirocin also does not contain any adjuvants, preservatives, or stabilizers, that can cause unwanted effects or allergic reactions.

●	WHO and NIH priority. Mupirocin is effective against resistant bacteria featured on the high and medium priority lists of the WHO, such as MRSA, VRE, and N. gonorrhoeae. These bacteria pose a serious threat to human health and require urgent research and development of new antibiotics.

●	Proof of concept obtained in reputable NIH laboratories in the US. A team of researchers from the National Institute of Health in collaboration with Prof. Barenholtz’s team have demonstrated solid proof of concept in a number of preclinical studies performed on resistant bacteria which causes sever life-threating infections including necrotizing fasciitis, endocarditis, and gonorrhea. A few in vitro and in vivo studies testing novel LNP mupirocin were supported and conducted in collaboration with the National Institute of Health/National Institute of Allergy and Infectious Diseases (NIH/NIAID). The results were published in the Antimicrobial Agents and Chemotherapy journal[3] as well as in the Journal of Controlled Release[4].

[3]	Cern A, Connolly KL, Jerse AE, Barenholz Y. In Vitro Susceptibility of Neisseria gonorrhoeae Strains to Mupirocin, an Antibiotic Reformulated for Parenteral Administration in Nanoliposomes. Antimicrob Agents Chemother. 2018 Mar 27;62(4):e02377-17. https://doi.org/10.1128/aac.02377-17
[4]	O. Goldmann, A. Cern, M. Muesken, et al., Liposomal mupirocin holds promise for systemic treatment of invasive Staphylococcus aureus infections, Journal of Controlled Release (2019), https://doi.org/10.1016/j.jconrel.2019.11.007

●	Based on the above mentioned research results we believe this novel formulation of Mupirocin has significant potential in treating life threatening human diseases originating from resistant bacteria.

●	IP protection. Several patents and licenses for Nano-Mupirocin were already obtained in major countries and regions, including the U.S., Europe (in the table referred to as European Patent Office – EP), Japan, India and China.

Pursuant to the Yissum License Agreements, we have an exclusive, worldwide license for the development, use, manufacture and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 gene. All of patents and patent applications listed below were licensed to us by Yissum pursuant to the Yissum License Agreements.

Status	Country	Application Date	Publication Number	Patent Date	Patent Number	Expiry Date
Granted	US	October 10, 2016	2017/0027869	June 26, 2018	10,004,688	April 8, 2035
Granted	EP	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-BE	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-DK	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-FR	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-DE	October 11, 2016	3142642	August 29, 2018	6020150155610 (EP 3142642)	April 8, 2035
Granted	EP-IE	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-IT	October 11, 2016	3142642	August 29, 2018	502018000035029 (EP 3142642)	April 8, 2035
Granted	EP-NL	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-CH	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	EP-GB	October 11, 2016	3142642	August 29, 2018	3142642	April 8, 2035
Granted	CN	October 10, 2016	106659795	June 2, 2023	106659795	April 8, 2035
Granted	JP	October 6, 2016	2017-513938	March 13, 2020	6676035	April 8, 2035
Granted	IN	October 19, 2016	201627035738	November 23, 2020	351893	April 8, 2035

Nanoparticles-based Angiotensin Receptor Blocker (ARB): A Potent Adjuvant to a Wide Range of Cancer Therapies

The development plan for Nano-Mupirocin is organized into two main components: CMC Activities and Phase 1 activities, both of which are critical for progressing the drug from manufacturing readiness to clinical evaluation.

The Chemistry, Manufacturing, and Controls (CMC) activities are centered on the development of manufacturing methods, scaling up processes, and preparing Nano-Mupirocin for clinical trials. The Company has already initiated the selection of a Contract Development Manufacturing Organization (CDMO) accredited for Good Manufacturing Practices (GMP). The selection criteria emphasize regulatory compliance and the CDMO’s capability for seamless technology transfer if required. This strategy ensures a smooth transition from development to manufacturing, maintaining high-quality production standards and scalability to support clinical trial batch production. The chosen CDMO will develop the production process, ensuring compliance with regulatory standards while effectively scaling up to produce clinical trial batches. The analytical methods necessary for product characterization will be developed by the selected CDMO under the close supervision of the Company’s team and experienced consultants. These methods, which will be developed and validated, are intended to assess critical attributes of the drug product, including potency, impurity levels, particle size distribution, and stability. They will form the foundation of quality control and regulatory compliance efforts. Simultaneously, bioanalytical development will focus on advanced techniques for quantifying Nano-Mupirocin and its metabolites in biological samples. Metabolite analysis, performed in collaboration with the CDMO, will provide deeper insights into the drug’s pharmacokinetics and metabolism. This dual approach ensures a thorough characterization of Nano-Mupirocin, laying the groundwork for successful clinical development and regulatory submission.

The Phase 1 activities planned to commence Q1 2026, will prepare for and execute the initial clinical study to assess the safety, tolerability, and pharmacokinetics of Nano-Mupirocin. An Investigator’s Brochure is currently being prepared to consolidate all preclinical and clinical information about the investigational product. A clinical trial synopsis and protocol document are also being developed by the Company, outlining the study’s objectives, design, endpoints, and methodologies. Regulatory submissions are planned to be made to the Ministry of Health (MOH) in Israel, while pre-Investigational New Drug (pre-IND) submissions and meetings with the FDA will be conducted to facilitate trials in the US.

The Phase 1 clinical trial will be initiated in Israel and/or the US, depending on regulatory and logistical considerations. The study will involve healthy volunteers or patients and will evaluate the safety, tolerability, and pharmacokinetics of Nano-Mupirocin. Once the trial is complete, the data will be analyzed to assess the drug’s safety and pharmacokinetic profiles. The findings will guide the next steps in clinical development and inform strategies for subsequent studies.

This comprehensive plan ensures that Nano-Mupirocin progresses systematically through manufacturing and clinical evaluation, adhering to regulatory standards and providing the necessary data to support further development.

LipoVation’s next drug candidate is another novel nanoparticles-based formulation of angiotensin receptor blockers (ARBs), also known as AT1 receptor blockers (AT1) for intravenous (IV) administration.

ARBs is a class of drugs that block the Angiotensin II Type 1 receptor (AT1), which is involved in the regulation of blood pressure, fluid balance, and inflammation. ARBs have been widely used for the treatment of hypertension, heart failure, and diabetic nephropathy. Several recent studies have shown that ARBs may have certain anti-cancer efficacy. Among other, ARBs can inhibit proliferation, migration, invasion, and angiogenesis of tumor cells, as well as induce apoptosis and autophagy. ARBs may also modulate the immune response by affecting the polarization and activation of macrophages, T cells, and natural killer cells.

Novel formulation of Nanoparticles-based ARB (nano-ARB) was designed to improve the therapeutic efficacy of chemotherapy and biological treatments, such as antibodies and immune checkpoint inhibitors (a class of anti-cancer immune therapies) for solid cancers. Solid cancers, such as breast, lung, colon, and prostate cancers, present a formidable challenge to oncologists, as they are often resistant to existing treatments and have poor prognosis. One major obstacle lies in the complex tumor microenvironment (TME), which consists of various cellular and non-cellular components that interact with each other and with the tumor cells. The TME creates a physical and immunological barrier that impairs the delivery and effectiveness of anti-cancer drugs. For example, the tumor blood vessels are leaky and irregular, resulting in poor perfusion and hypoxia. The extracellular matrix (ECM) within the TME is dense and fibrotic, making it difficult for drugs to penetrate and reach their intended targets. The TME also contains various immune cells, such as macrophages, T cells, and natural killer cells, that can either suppress or enhance the anti-tumor immune response, depending on their polarization and activation state.

To overcome the challenges posed by the TME, nano-ARB is targeting one of the key cellular structures in the TME: cancer-associated fibroblasts (CAFs). CAFs are fibroblasts that are recruited or transformed by tumor cells. CAFs have a multifaceted role in cancer progression, influencing everything from tumor mechanics to the immune system. CAFs secrete various growth factors, cytokines, chemokines, and ECM components that can promote tumor growth, angiogenesis, invasion, metastasis, and drug resistance. CAFs can also modulate the immune response by attracting or repelling immune cells, or by inducing immunosuppression or immune activation.

Nano-ARB is expected to reprogram CAFs by decompressing blood vessels and making tumor vasculature hyperpermeable. This would allow for enhanced permeability for therapeutic agents, as well as their retention within the tumor, known as Enhanced Permeability and Retention (EPR) effect; and allow for better clinical outcome.

Nano-ARB innovative approach focuses on encapsulating ARBs within PEGylated nano-liposomes, an approach that offers several key advantages, such as:

●	Passive targeting. PEGylated nano-liposomes can exploit the enhanced permeability and retention (EPR) effect allowing for passive and selective targeting of tumors, without the need for specific ligands or receptors.

●	Selective release. Specially engineered liposomes can release ARBs selectively within tumors, avoiding systemic effects on blood pressure while achieving TME normalization. The nano-ARB liposomal specific characteristics might trigger the release of ARBs in response to the acidic or proteolytic environment of the TME.

●	Safety. PEGylated nano-liposomes have a track record of safety, as they can evade the recognition and clearance by the reticuloendothelial system (RES), prolong the circulation time, and reduce the toxicity and immunogenicity of the encapsulated drugs. ARBs have also been in clinical use for years, with a well-established safety and tolerability profile. Safety proof-of-concept experiments were conducted in mice. As opposed to Valsartan, which caused reduction in the blood pressure 2h after injection, the nanoparticles-based ARB at similar doses showed no effect on MBP, demonstrating correctness of the working hypothesis.

●	Efficacy: Prof. Barenholz’s team has demonstrated initial feasibility and potential of the ARB approach in preclinical studies using animal models of several solid cancers, such as breast, lung, colon, and prostate cancers. ARB has shown to improve tumour perfusion, enhance the penetration and efficacy of chemotherapy and biological treatments, and, potentially, to improve the survival and quality of life of the animals.

●	IP protection: ARB approach is patent pending. The below table summarizes the project related IP estate.

Liposomal Formulations Comprising AT1 Receptor Blockers )ARB( and Uses Thereof

Status	Country	Application Date	Application Number	Publication Date	Publication Number	Expiry Date
Pending	US	July 15, 2022	17/793,254	April 27, 2023	2023/0129331	March 25, 2041
Pending	EU	October 25, 2022	21718237.7	February 8, 2023	4125809	March 25, 2041
Pending	CN	August 26, 2022	202180017153.5	October 11, 2022	115175664	March 25, 2041

We plan to obtain more evidence of the efficacy of the novel ARB and its safety and to conduct further pre-clinical development plan.

The company is currently conducting a dose-dependent study to evaluate the effect of the lead formulation on blood pressure in large animals. The results of this study will shape the next phase of preclinical activities. Following the large animal studies, the company plans to undertake a series of IND-enabling preclinical studies. These include therapeutic efficacy testing of the lead formulation in chosen cancer models to assess its anti-cancer activity. Preliminary pharmacokinetics and tumor biodistribution studies in mice will be performed to understand the absorption, distribution, metabolism, and excretion of the drug, as well as its accumulation in tumors. Concurrently, bioanalytical methods will be developed and validated to quantify the drug and its metabolites in biological samples.

The company will also scale up the manufacturing process from lab scale to pilot scale, ensuring consistency in the formulation. Stability studies will follow, involving the development of analytical methods to monitor stability and the performance of long-term and accelerated stability tests to define the shelf life and storage conditions of the lead formulation. Additionally, toxicity and toxicokinetic studies in rats will assess the safety of the formulation at clinically relevant doses, establishing the No Observed Adverse Effect Level (NOAEL).

In this way, the company will ensure readiness for submission of an IND application with the FDA and preparedness for clinical trials, presenting a robust safety, efficacy, and stability profile for the lead formulation. Clinical trials are planned to commence by end 2026.

We believe that our novel Nano-ARB approach addresses the unmet medical needs of millions of cancer patients worldwide and has the potential to achieve significant market success as a combination therapy, synergistic with leading anticancer therapeutics.

The global anticancer therapeutics market is undergoing rapid growth, driven by the rising incidence of cancer and advancements in treatment technologies. According to The Brainy Insights, the market was valued at approximately $222.71 billion in 2023 and is projected to reach around $885.44 billion by 2033, reflecting a compound annual growth rate (CAGR) of 14.80% from 2024 to 2033.

This growth is attributed to increased investment in research and development by pharmaceutical companies, government-led cancer awareness initiatives, and the introduction of advanced therapeutic options.

With such a substantial market size and a strong growth trajectory, novel combination therapies that demonstrate synergy with existing anticancer treatments—particularly those with sales exceeding $60 million—present a significant opportunity.

We believe that our novel nano-candesartan adjuvant approach can play a pivotal role in this space, capturing a meaningful share of the expanding market by improving treatment efficacy and delivering better outcomes for patients..5

Liposomal Protein-Loaded Technology – Novel approach in nano particle-based vaccines

There are four (4) different platforms that are used to develop viral vaccines:

●	Whole virus

●	Protein-based

●	Viral vector

●	Nucleic acid

Virus based vaccines can be live attenuated and inactivated.

The live attenuated vaccine (LAV) requires genetic manipulation to develop low-replication variants of the virus that cannot cause disease but can elicit a similar immune response to that seen in natural infections. It has been linked to genetic instability and the presence of residual virulence. Inactivated vaccines are part of the standard viral vaccination technique. Because these vaccines contain many antigenic components, they have the ability to elicit a wide range of immune responses. In compared to live-attenuated vaccinations, they are said to have less reactogenicity and are associated with lesser immune responses. For inactivated vaccines to be effective, multiple inoculations and powerful adjuvants may be required.

Protein-based vaccines

Subunit vaccines implement purified immunogenic proteins or peptides. For example, the majority of Coronavirus (CoV) subunit vaccines target the Spike protein, particularly its receptor binding domain (RBD) which is highly immunogenic. Vaccination targets include viral structural proteins such as small envelope protein E, envelope spike protein S, nucleocapsid protein N, and matrix protein M. Sever Acute Respiratory Syndrome SARS-CoV RBD antibodies cross-react with the respective protein, and the resultant antisera neutralises the virus, shows that a vaccination targeting the S protein domain could be successful in preventing Coronavirus. The S protein of full-length i.e., S1, S2 subunit and RBD, proteins were identified as critical epitopes for generating neutralising antibodies as per computational analyses and studies on the viruses, SARS-CoV and MERS-CoV (Middle East Respiratory Syndrome-CoV). Antibodies against the RBD domain have early been shown protection against SARS and MERS-CoV infections, and the S1 epitope, containing both the RBD as well as N-terminal binding domain, NTD, has also been used to develop vaccines. A cluster of T cell epitope was discovered in the transmembrane part of the M protein, allowing the development of a significant cellular type of immune response against the SARS-CoV. For instance, Novavax Inc. (Gaithersburg, Maryland) used Matrix-M adjuvant recombinant protein nanoparticle technology and the Sf9 system to develop the subunit vaccine candidate for SARS-CoV-2. The antigen in Clover Biopharmaceuticals Inc.s’ (Shanghai, CN( S-Trimer vaccine is a recombinantly generated homotrimer of the full-length S-protein.

A protein subunit vaccine, also known as an adjuvanted recombinant vaccine, is assembled of virus components that enhance the human immune system without incorporating virus particles into the body. In 2020, Russian Federation established recombinant adenovirus vectors of type 26 (rAd26) and type 5 (rAd5), both of which carry the SARS-CoV-2 Spike protein gene. This vaccine was also shown to induce a strong cellular and humoral immune response.

Other protein-based vaccines consist of virus-like particles (VLPs), the recombinant proteins or supramolecular structures which may contain one or more copies of 10–200 nm nanoparticles assembling viral proteins. Virus-like particles are created using structural proteins that have been recombinantly generated (VLPs). VLPs, the S protein of SARS-CoV-2, facilitate host cell fusion via ACE2 receptor binding and priming via TMPRSS2, unlike in subunit vaccines where VLPs seem to be unable to directly attach to B cell receptors to form the antibodies. The VLPs of SARS-CoV-2, which are derived from genetically modified plants, have been shown to be effective in the production of neutralising antibodies. Gene-based vaccines (GBVs) GBV encloses RNA, DNA, and the viral vector platforms and also each of them contributes peculiar advantages and disadvantages.

[5]	Solid Tumor Therapeutics Market Size by Cancer Type, by Drug Type,, Regions, Global Industry Analysis, Share, Growth, Trends, and Forecast 2024 to 2033”. The Brainy Insights, January 2024

DNA vaccines, which are generally made up of a plasmid vector that encodes a target vaccine molecule and can elicit longer period of cellular and humoral immunity, can be mass-produced in large quantities. This type of vaccine does not require the use of live viruses and may be freeze-dried and stored for a long time even though in underdeveloped countries, a major issue like power outages can be faced where some vaccine batches become inoperable. Through DNA vaccines, immune responses are prompted against recombinant antigens encoded by genetically engineered DNA plasmids.

The immune system is able to recognize these foreign antigens generated by the host, resulting in a complete and adequate immunization. RNA-based vaccines invigorates the immunogen production via induction of both cellular and humoral immune responses. These vaccines also act on DNA based vaccine’s principle with an exception that there is no need of translocation to the nucleus for RNA transcription.

The display of viral proteins, such as the SARS-CoV-2 coat Spike protein, triggers humoral (neutralizing antibodies) and cellular responses that protect the recipient from the viral infection as well as from future infections. Thus, this approach requires both efficient mRNA delivery into target cells and the identification of suitable nucleic acid molecules that would trigger effective anti-viral immune response. BNT162b1, a lipid-soluble nanoparticles-based formulation containing mRNA encoding the S protein RBD trimer, was produced by Pfizer and BioNTech.

Viral vector vaccines consist of an often attenuated recombinant virus, designed to encode sequence of an antigen for host cell delivery for high level endogenous production of that antigen and thus induces elevated levels of cellular and humoral immune responses. These vaccines grant increased capabilities of gene transduction because of the natural host cell infection ability of the viruses and these are of replicating or non-replicating. They are constructed to transmit one or many antigens, as well as the capacity to load a big genome suggest that a wider range of vaccines might be developed.

Whole virus and protein vaccines are well-established platforms. Examples of whole virus, live attenuated vaccines are measles-mumps-rubella vaccine and rotavirus vaccine; inactivated vaccines: hepatitis A and rabies; and protein vaccines: hepatitis B and acellular pertussis. Viral vector and nucleic acid (mRNA and DNA) vaccines are more novel platforms. The only viral vector vaccine licensed for human use is the Ebola vaccine by Merck.

The tremendous success of the vaccines from Pfizer-BioNTech (BNT162b2, also known as Comirnaty®) and Moderna (mRNA-1273, also known as Spikevax®) in combatting Coronavirus has demonstrated the value and rapid translational potential of lipid nanoparticles.

The Coronavirus pandemic introduced many millions of people to mRNA vaccines, saving many lives. These vaccines consist of two main components:

✓	An mRNA molecule, a fragile single strand polymer of nucleic acid that instructs the host cells to produce predetermined protein(s)

✓	A lipid nanoparticles (LNPs) coating that enables an efficient delivery of nucleic acids into living cells.

Upon injection these vaccines into the muscle, the mRNA in the vaccine is taken up by muscle cells and muscle immune cells that start producing the desired protein and displaying it to specialized immune cells. Despite of wide vaccination with the newly introduced mRNA vaccines, since 2020, the rapid evolution and spread of new Covid variants have caused severe illnesses and national lockdowns, proving to the world how critical it is to prepare for future potential pandemics.

Mutations of other dangerous viruses that are easily transferred from animals to humans, such as bird flu, can erupt at any moment, bringing the global healthcare system to the brink of collapse, as well as triggering a social and economic crisis similar to what occurred during Covid. New mutations of known deadly viral diseases, such as Ebola, can pose a rapid and aggressive threat to the entire world.

LPLT by LipoVation

LipoVation’s team has been focusing on the development of Liposomal Protein-Loaded Technology (LPLT): a novel immunization platform for a variety of serious viral diseases, including Coronavirus, Ebola, Zika, HIV and others. The novel vaccine platform is expected to cover a wider range of antigens, not just the spike protein, making the vaccine potentially more effective and more potent in protecting from dangerous mutations.

The LPLT-based immunization platform is expected to:

-	Significantly improve vaccines’ efficiency – particularly for long-lasting booster vaccines.

-	Be more durable and efficient than mRNA vaccines and provide more durable, longer-lasting protection.

-	Provide broader cross-immunity to protect against new virus variants. Possible intranasal form is expected to generate a significant and lasting immune response.

-	Expected to boost the immune system of people vaccinated with other vaccines as well as to effectively stop the spread of the pandemic.

Recent animal studies conducted by Prof. Barenholz demonstrated that the new LPLT technology induced strong immune response and high levels of antibodies. The platform uses a recombinant technology that is suggested to protect against transmission of a specific virus using 2 different protein sequences encapsulated in novel lipid nanoparticles.

The platform is expected to efficiently interrupt the transmission chain and stop the rapid and deadly spread, in cases of bird flu, Ebola and others. High mucosal immunity demonstrated in animal experiments may be critical in fighting Coronavirus mutations and other deadly viruses.

LPLT technology may potentially have several advantages over the current methods of protein delivery. Firstly, this drug-delivery technology is designed to protect the proteins from degradation and clearance by the immune system or the liver, thus increasing their half-life and reducing the frequency and dose of administration. Secondly, it can improve the biodistribution and accumulation of the proteins at the desired sites of action, such as inflamed tissues, or infected cells, thus increasing their efficacy and reducing their side effects.

The Company is currently examining the commercial potential of the novel immunization approach.

LPLT protein delivery technology is patent protected.

Vaccines: Sphingolipids Polyalkylamines Conjugates for Vaccination

Status	Country	Application Date	Publication Number	Patent Date	Patent Number	Expiry Date
Granted	US	May 5, 2006	2006/0252717	March 18, 2014	8,673,285	February 18, 2027
Granted	US	February 2, 2006	2006/0171956	March 5, 2011	7,906,122	July 16, 2025

In addition, we are planning to submit new patent applications for the delivery of specific proteins targeting chosen viruses.

Yissum Research and License Agreements

On November 22, 2022, LipoVation entered into the Yissum Agreements, which were subsequently amended. Pursuant to the Yissum License Agreements, Yissum granted LipoVation an exclusive, worldwide, sublicensable license to develop, have developed, manufacture, have manufactured, use, market, distribute, export, import and/or sell products and/or processes that comprise, contain or incorporate certain technology relating to the Nanoparticles-based liposomal therapeutics, including the above noted patents (the “Licensed Patents”). Under the terms of the Yissum Agreements, Yissum retains the ownership of the Licensed Technology (as such term is defined therein). All rights in the results of the activities carried out by Revium or third parties in the development of these products shall be solely owned by Revium (unless an employee of the Hebrew University of Jerusalem or each of its branches is an inventor of any of the patents claiming such results, in which case they shall be owned jointly by Yissum and Revium). Revium has the right to grant sub-licenses to third parties in accordance with the terms set forth in the Yissum Agreements

Notwithstanding granting LipoVation the exclusive license, Yissum and the Hebrew University of Jerusalem retained the right to make non-commercial, academic use of the technology at the Hebrew University, including academic research sponsored by third parties that does not conflict or interfere with the license. In addition, Yissum may grant licenses to third party academic or research institutions for non-commercial, academic research and teaching purposes provided that any results from such efforts shall be the sole property of Yissum and shall be exclusively licensed to LipoVation under the agreement. Under the license agreement, we are responsible for, and are required to exert, reasonable commercial efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize products under the agreement in accordance with a specified development plan.

Royalties will be payable to Yissum if sales of any products which use, exploit or incorporate technology covered by the Licensed Patents (“Net Sales”) are at 3% of Net Sales upon the first commercial sale of a product under the agreement.

The Licensed Patents expire, if not earlier terminated pursuant to the provisions of the Yissum Agreement, on a country-by-country, product-by-product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the first commercial sale in such country. Should the periods referred to in items (i) or (ii) above expire in a particular country prior to the period referred to in item (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

Either LipoVation or Yissum may terminate the agreement immediately upon written notice to the other relating to bankruptcy and insolvency matters, upon 90 days’ written notice of a material breach if such breach is not cured, and upon 90 days with notice of a non-material breach, is such breach is not cured. Notwithstanding the foregoing, a party is entitled to an extra 45 days to cure a breach if the breach is not capable of cure during the stated period if the breaching party uses diligent good faith efforts to cure the breach. In addition, Yissum may terminate the agreement (a) immediately if an attachment is made over our assets and/or execution proceedings are taken against us and are not set aside within 60 days of the date of attachment or proceedings, as applicable and (b) if we fail to pay, in full, the research fee under a related sponsored research agreement upon 45 days’ notice, subject to certain exceptions. We may terminate the license agreement for any reason on 30 days’ prior written notice to Yissum.

Termination of the agreement will result in the termination of the license and, accordingly, the Licensed Technology and all rights included therein will revert to Yissum. All sublicenses under the agreement are required to provide that, upon termination of the license, in whole or in part, that is, with respect to any country, the sublicense shall terminate; provided that as long as the sublicensee is not in breach of the sublicense agreement at such time to the extent that we would have the right to terminate the sublicense, Yissum will be required to act in one of the two following ways: either (a) enter into a new agreement with the sublicensee upon substantially the same terms as the sublicense as long as the terms are amended such that Yissum is not subject to any obligation or liability which are not included in, or in greater scope than, Yissum’s obligations or liabilities under the license agreement; or (b) require the sublicensee to enter into a new license agreement on substantially the same terms and conditions as those contained in the license agreement.

We have the first right to prepare, file, prosecute and maintain any patent applications and patents in respect of the licensed technology and any part thereof, at our expense, subject to certain conditions. We are required to file each licensed patent application at least in the United States, Europe and Japan. We are also required to take action, in reasonable commercial circumstances and after consultation with patent counsel, in the prosecution, prevention or termination of any infringement of patents licensed under the agreement. We are responsible for the expenses of any patent infringement suit that we bring, including the expenses incurred by Yissum in connection with such suits. We are entitled to reimbursement from any awards or settlements recovered in such suit or in the settlement thereof for all costs and expenses involved in the prosecution of any such suit. If we elect not to pursue any action in connection with infringement and Yissum in good faith disagrees with us that it is in the mutual best interest of both parties not to pursue any such action, then, at our election, we may either allow Yissum to pursue such actions, at Yissum’s expense, or pay Yissum the royalties that Yissum would otherwise receive from us attributable to lost sales resulting from such alleged infringement

Upon completion and presentation to us by Yissum of the research development program, on October 25, 2023, LipoVation and Yissum entered into an amendment to the initial Yissum License Agreement, reducing the sublicense fees from 15% to 13% and providing that Yissum will not pursue with any third party any research, development or commercialization efforts with respect to uses or indications of the Licensed Technology within the Field of which they become aware but which are not part of a Research Program. In addition, as of October 25, 2023, LipoVation and Yissum agreed on an approved initial budget for research and development efforts.

Pursuant to the Yissum Agreements, if Yissum achieves the following milestones, LipoVation will be obligated to make the following milestone payments:

Milestone	Payment
Upon First patient enrolled in a Phase I Clinical Trial	$150,000
Upon First patient enrolled in a Phase II Clinical Trial	$300,000
Upon First patient enrolled in a Phase III Clinical Trial	$450,000
Upon First Commercial Sale in either Europe or the US, the earlier to occur of the two	$600,000

Research and Option Agreement with Yissum

On October 25, 2023, we entered into Research and Option Agreement with Yissum with respect to the nanoparticles-based formulation of angiotensin receptor blockers (ARB) for intravenous administration. Under agreement, we shall provide funding for research and development studies to be performed by researchers at Hebrew University related to the formulation, preparation and characterization of nanoparticles-based formulation of angiotensin receptor blockers (ARB) for intravenous administration. In consideration for the research services, we agreed to pay research service fees of $150,000, in periodic payments subject to completing specified milestones. All data generated from the provision of the services, including any reports, which are specifically required and contemplated under such agreement, shall be owned by us upon full payment of the research services fees. Each party will be entitled to terminate the agreement in the event of a breach by the other party of its obligations under the agreement, including, but not limited to, any payment failure, which is not remedied by the breaching party within 30 days of receipt of written notice from the non-breaching party.

Subject to receiving a final report as to the results of the research, we have the exclusive right to enter into a license agreement substantially on terms above. The research is continuing.

Our Growth Strategy

The Company plans to recruit an in-house development team, with members working on several projects simultaneously to save costs and maximize knowledge and expertise. Where relevant stages of the process will be subcontracted, with members of our team supervising their work.

We aim to progress with the continuous research and developments activities, to develop additional applications using its technologies and to develop future product candidates and the necessary clinical trials until such time as they can be commercialized through licensing to larger pharmaceutical companies which will take responsibility for completing advanced stages CTs trials, like Phase III and obtaining regulatory approvals and marketing the products.

In connection with our Development of Nano Mupirocin, we are planning to:

●	Conduct a clinical development of Nano Mupirocin in collaboration with the National Institute of Health (NIH), which expressed interest in participating in funding of Phase 1 and Phase 2 clinical trials. However, no definitive agreements were reached as the date of this Prospectus;

●	Pursue non-dilutive funding to be obtained through non-profit partnerships and US government, including CARB-X, which is focuses on developing innovative medicines for the serious drug-resistant bacteria identified by the World Health Organization and the US Centers for Disease Control and Prevention and on the syndromes with the highest degrees of mortality and morbidity;

●	Implement strategy to minimize time to realization of the Nano Mupirocin, including:

-	forging strategic alliances with established pharmaceutical companies early in the development process, especially Phase 1-2 clinical trials (these partnerships could range from non-profit organizations like Carb-X for advancing novel treatment development to co-development with larger Pharma companies); - Concentrating on indications where antibiotic resistance poses a significant and immediate clinical challenge, and where Nano-Mupirocin can offer a distinct advantage; - Accelerating regulatory approvals through pathways like Breakthrough Therapy Designation or Priority Review; - Utilizing adaptive regulatory pathways and engaging in early dialogue with regulatory agencies to expedite the development timeline in order to achieve early regulatory milestones; - To further develop and strengthen its IP strategy and submit more patent applications for method of production and methods of use, including Orphan Drug Designation protection for chosen diseases;

●	To generate high-impact publications in reputable scientific and medical journals in collaboration with KOLs and leading researchers.

●	If the Company successfully conduct clinical trials, we plan to publish pivotal trials data and to present it at major pharmaceutical and medical industry conferences. Positive data can significantly increase valuation and attract acquisition interest.

The Company’s strategy for maximizing long-term value includes:

●	Expanding the development program to include a wider range of indications, demonstrating the versatility and broad applicability of Nano-Mupirocin across various infectious diseases. This can significantly enhance the long-term market potential.

●	Developing a comprehensive target market strategy that includes key regions affected by antibiotic resistance. Tailoring market approaches to fit regional healthcare landscapes is expected to maximize adoption and revenue generation.

●	Cultivating long-term relationships and collaborations with key institutions, health organizations, like WHO and NIH, NGOs, and governments, especially in regions with high burdens of antibiotic-resistant infections. These partnerships can facilitate market access, drive adoption, and support public health initiatives.

With respect to Development of ARB adjuvant therapy, our strategy includes:

●	Early Collaborative Ventures: Initiate strategic collaborations with leading oncology-focused pharmaceutical companies early in the development cycle, particularly following promising preclinical results or early-phase clinical trial success. These collaborations could encompass licensing deals, co-development agreements, or joint ventures, aimed at leveraging external expertise and resources to accelerate ARB’s progression through clinical development and regulatory pathways.

●	Target High-Impact Indications: Prioritize cancer indications where the tumor microenvironment (TME) significantly impacts treatment outcomes and where current therapeutic options are limited. Focusing on these indications can facilitate expedited regulatory endorsements, such as orphan drug status or breakthrough therapy designation, enhancing ARB’s attractiveness to potential partners and acquirers.

●	Strategic Regulatory Engagement: Pursue early and continuous engagement with regulatory bodies to navigate the development process efficiently, utilizing programs like the FDA’s Fast Track and Priority Review to shorten the timeline to market authorization.

●	Robust IP Portfolio Development: Aggressively expand and protect the intellectual property landscape around ARB, including its unique liposomal formulation manufacturing methods and potential use cases across various solid tumors.

●	Data Publication and Presentation: Strategically release clinical trial results and other key data milestones at major oncology conferences and in high-impact journals to maximize visibility and interest from the oncology community, investors, and potential acquirers.
●	Timely Exit Considerations: Evaluate exit opportunities following pivotal Phase 2 efficacy data, which often serves as an inflection point in valuation for emerging oncology therapies, balancing the potential for further value appreciation against the risks and costs of later-stage development.

●	Expanding Therapeutic Range: Broaden the scope of ARB’s development program to explore its potential across a diverse array of solid tumors, capitalizing on the versatility of the liposomal formulation to address multiple facets of the TME. This expansion can significantly enhance ARB’s market potential and long-term value.

●	Enduring Partnerships and Collaborations: Forge and maintain strategic partnerships with academic institutions, research organizations, and cancer advocacy groups to advance ARB’s development and adoption. Engaging with the broader oncology community can foster support for ARB’s innovative approach to cancer treatment. We also plan to engage with major pharmaceutical companies regarding existing cancer therapy products in the market, aiming to collaborate and integrate our adjuvant nano-ARB with approved treatments. This collaboration aims to facilitate lower doses, improve toxicity profiles, enhance treatment efficacy, and reduce resistance to current therapies.

By adhering to this multi-path strategy, the Company is planning to ensure that the ARB project is optimally positioned to navigate the complexities of the oncology field, from developmental hurdles to regulatory approvals and market entry, aligning our efforts with the ultimate goal of transforming cancer treatment paradigms.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies and intense competition, and we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, including companies addressing unmet medical needs, academic institutions and governmental agencies and public and private research institutions. Any product candidates for which we complete clinical development successfully and for which we receive marketing approval may compete with existing therapies and new therapies that may become available in the future.

Many of our competitors have far greater marketing and research capabilities than us. We also face potential competition from academic institutions, government agencies and private and public research institutions, among others, which may in the future develop products to treat those diseases that we currently or, in the future, seek to treat. The current market for treatments that assist in novel therapeutics for major unmet medical needs, is highly unknown. Our commercial opportunity would be reduced significantly if our competitors develop and commercialize products that are safer, more effective, more convenient, have fewer side effects or are less expensive than our product candidates.

Competition related to Nano Mupirocin

The global challenge of antibiotic resistance has prompted a surge in the development of innovative therapeutic solutions, positioning our Nano-Mupirocin product candidate in a competitive landscape that includes a diverse array of pharmaceutical companies, biotechnology firms, and academic institutions. These entities are engaged in the discovery and development of novel antibiotics, antibiotic adjuvants, bacteriophage therapies, antimicrobial peptides, and other non-traditional antibacterial strategies aimed at overcoming or circumventing resistance mechanisms. Nano-Mupirocin product candidate presents a novel approach to addressing the critical issue of antibiotic resistance by using a new mechanism of action antibiotic for systemic infections and novel drug delivery system that enhances drug distribution and half-life in the blood.

Among our direct competitors are companies advancing new chemical entities (NCEs) that exhibit novel mechanisms of action against resistant bacteria, including Spero Therapeutics and Entasis Therapeutics, which are developing innovative classes of antibiotics designed to target gram-negative bacteria, including those resistant to carbapenems and third-generation cephalosporins. These new antibiotics aim to address critical gaps in current treatment options for multidrug-resistant infections. The US-based startup Acurx Pharmaceuticals offers Ibezapolstat, their lead antibiotic candidate, for the treatment of clostridium difficile infections. This antibiotic blocks the Pol 3IIIC enzymes in streptococcal, staphylococcal, and enterococcal infections. The antibiotic also inhibits further DNA replication of CDI-causing pathogen and is currently undergoing Phase II trials. Dutch startup AGILeBiotics creates novel antibiotics for the treatment of hospital-acquired infections such as ventilator acquired pneumonia, bloodstream infections, and neonatal sepsis. Further, this startup develops treatment options for multi-drug resistant tuberculosis and cystic fibrosis. Their Toframicin agent is currently undergoing preclinical development and is already delivering in-vitro results. The US-based startup Geom Therapeutics, in partnership with a Korean biotechnology company LegoChem Biosciences, provides GT-1, a novel cephalosporin class antibiotic. GT-1, with the help of a siderophore receptor, binds with iron and takes a trojan horse approach to attack the resistant bacteria. The Global Antibiotic Research & Development Partnership (GARDP) in collaboration with Innoviva Specialty Therapeutics, a subsidiary of Innoviva, Inc. (Nasdaq: INVA), recently announced that zoliflodacin, a first-in-class antibiotic, met its primary endpoint in an unprecedented global pivotal phase 3 clinical trial (for the treatment of gonorrhoea indication). Study investigators found that oral zoliflodacin demonstrated statistical non-inferiority of microbiological cure at the urogenital site when compared to treatment with intramuscular (IM) injection of ceftriaxone and oral azithromycin, a current global standard of care regimen. In the study, zoliflodacin was found to be generally well tolerated and there were no serious adverse events or deaths recorded in the trial.

In addition to traditional small molecule antibiotics, there is significant research and development activity in the field of antibiotic adjuvants. These are compounds that, when used in combination with existing antibiotics, can enhance their efficacy, expand their spectrum of activity, or overcome resistance mechanisms.

VenatoRx Pharmaceuticals and Forge Therapeutics are exploring beta-lactamase inhibitors and metalloenzyme inhibitors as potential adjuvants to restore the activity of beta-lactam antibiotics against resistant strains.

Bacteriophage therapy represents another emerging area of competition. This approach utilizes viruses that specifically target and kill bacteria, offering a highly selective alternative to conventional antibiotics. Companies like Pherecydes Pharma and BiomX are at the forefront of developing phage-based therapies for indications where antibiotic resistance is a significant concern, such as infections caused by MRSA and Pseudomonas aeruginosa.

Antimicrobial peptides (AMPs) and other non-traditional antibacterial agents are also under development by companies like ContraFect Corporation and Polyphor AG. These agents offer novel modes of action that differ from traditional antibiotics, potentially bypassing existing resistance mechanisms and providing new treatment avenues for resistant infections.

In the realm of drug delivery technologies similar to our liposomal formulation, companies like Matinas BioPharma and Encapsula NanoSciences are leveraging lipid-based nanoparticles and other nanocarriers to improve the pharmacokinetics, safety, and efficacy of antimicrobial agents. These technologies aim to enhance drug stability, reduce toxicity, and improve tissue penetration, offering potential competitive advantages over conventional formulations.

Furthermore, the ongoing discovery of new resistance mechanisms and the genetic adaptability of pathogenic bacteria necessitate continuous innovation in the field of antimicrobial research. Academic and government research institutions, often in collaboration with industry partners, are vital sources of novel antibacterial strategies and could present future competitive threats or opportunities for collaboration.

The regulatory landscape for new antibacterial agents is stringent, with a high emphasis on demonstrating not only efficacy and safety but also a clear advantage over existing therapies in terms of resistance management and clinical outcomes. Our Nano-Mupirocin’s unique mechanism of action, broad-spectrum activity, and enhanced delivery system position it as a promising candidate in this competitive environment. However, the success of Nano-Mupirocin will depend on our ability to demonstrate its clinical benefits, safety profile, and cost-effectiveness relative to these emerging therapies.

While our Nano-Mupirocin product candidate presents a novel approach to addressing the critical issue of antibiotic resistance, it faces competition from a range of traditional and non-traditional antibacterial therapies under development.

Our strategic positioning and ongoing innovation will be key to differentiating Nano-Mupirocin in this diverse and evolving competitive landscape.

Competition related to ARB (AT1 receptor blocker) novel cancer therapy adjuvant

We also face competition from a wide range of pharmaceutical and biotechnology companies in the field of cancer therapy, particularly in the development of treatments targeting the tumor microenvironment (TME) to enhance the efficacy of chemotherapy and immunotherapy. Many of these competitors are working on advanced therapeutic strategies that include, but are not limited to, targeted therapies, immune checkpoint inhibitors, cancer vaccines, oncolytic viruses, and cell therapies. These therapies aim to improve drug delivery, overcome TME-induced drug resistance, and modulate the immune system’s response to cancer.

Several companies are developing liposomal formulations and other nanoparticle-based delivery systems designed to improve the delivery and efficacy of cancer drugs, including Merrimack Pharmaceuticals and Celator Pharmaceuticals, that have developed liposomal platforms for chemotherapeutic agents. These platforms aim to enhance drug accumulation in tumor tissues while minimizing systemic toxicity, similar to our ARB’s intended mechanism of action.

Additionally, AstraZeneca, Roche, and Merck are advancing the development of therapies targeting the TME, particularly focusing on modulating the immune microenvironment and overcoming the immunosuppressive barriers within solid tumors. These efforts include the development of novel immune checkpoint inhibitors and agents targeting CAFs, ECM remodeling enzymes, and other components critical to TME dynamics.

Emerging biotech firms are also exploring innovative approaches to TME normalization, such as the use of small molecule inhibitors, monoclonal antibodies targeting CAFs or ECM components, and gene therapy approaches to modulate the TME. These therapies aim to improve the penetration and effectiveness of existing cancer treatments and may provide direct competition to our ARB technology.

On the technological front, advancements in nanotechnology, drug formulation, and targeted delivery mechanisms, including the use of targeting ligands and stimuli-responsive release systems, present potential competition. These technologies aim to enhance the selective accumulation and controlled release of therapeutics within the TME, which is a key feature of our liposomal ARB formulation.

Furthermore, the use of angiotensin receptor blockers (ARBs) in cancer therapy, while innovative, is not exclusive to our company. Research institutions and pharmaceutical companies are investigating the repurposing of ARBs and other similar agents for oncological applications, given their potential anti-tumor effects. This could lead to direct competition with our ARB product candidate, especially if these entities develop formulations or combinations that demonstrate superior efficacy or safety profiles. However, while other methods of delivering ARBs orally or intravenously may lower blood pressure, making them unsuitable for a large portion of cancer patients, the liposomal ARB has been demonstrated in animal models to be safe without reducing blood pressure. This allows for its potential administration in a safe and efficacious manner.

The competitive landscape in oncology is highly dynamic, with continuous advancements in science and technology leading to the emergence of novel therapeutic modalities. Regulatory approvals, strategic partnerships, and market adoption of competing therapies could significantly impact the commercial potential of our ARB product candidate.

While our proprietary Liposomal Protein-Loaded Technology and the innovative use of ARB for TME normalization present a unique approach to cancer therapy, we acknowledge the presence of significant competition from existing and forthcoming technologies aimed at improving the treatment of solid tumors. Our success will depend on our ability to demonstrate superior efficacy, safety, and patient outcomes compared to these competing therapies.

Competition related to the novel vaccination platform LPTP

The global race to develop effective vaccines against Coronavirus has led to a highly competitive environment, with numerous pharmaceutical companies, biotech firms, and academic institutions actively engaged in the creation of a variety of vaccine platforms. These include mRNA vaccines, viral vector vaccines, protein subunit vaccines, and inactivated virus vaccines, among others. Each of these platforms has its own set of advantages and challenges, particularly in terms of efficacy, safety, storage requirements, and ease of distribution.

Our liposomal booster vaccine, leveraging proprietary Liposomal Protein-Loaded Technology, faces competition from several established and emerging vaccine technologies. Notably, mRNA vaccines from companies like Pfizer-BioNTech and Moderna have received widespread approval and adoption due to their high efficacy rates and relatively rapid development timelines. However, limitations related to cold-chain storage, distribution challenges, and the need for booster doses to maintain immunity, especially against emerging variants, highlight areas where our technology could offer significant advantages.

Viral vector vaccines, such as those developed by AstraZeneca-Oxford and Johnson & Johnson, also present competition. These vaccines have the advantage of stable storage temperatures compared to mRNA vaccines but have faced challenges related to rare adverse events and variable efficacy rates across different populations and virus variants.

Protein subunit vaccines, including those developed by Novavax and Sanofi-GSK, offer a more traditional approach to vaccination and generally have a well-studied safety profile. These vaccines, however, may also require adjuvants to enhance immune response and may face similar challenges in terms of scalability and adaptability to new variants as our liposomal booster vaccine.

In addition to these established platforms, several companies and research institutions are exploring next-generation vaccine technologies, such as nanoparticle-based vaccines, DNA vaccines, and intranasal vaccines. For example, companies like Vaxart are working on oral vaccines, while others, such as Altimmune, are developing intranasal vaccines that could offer advantages in terms of administration and mucosal immunity, directly competing with the administration route proposed for our liposomal booster vaccine.

Emerging technologies focusing on universal coronavirus vaccines aim to provide broad protection against multiple strains and variants of coronaviruses, including SARS-CoV-2 and its variants. This approach could potentially outpace the variant-specific booster strategy by offering long-lasting immunity across a wider array of potential future threats.

The competitive landscape is further complicated by the global nature of the Coronavirus pandemic, which requires vaccines not only to be effective and safe but also accessible and scalable to meet the vast demands of different countries and populations. Regulatory approvals, strategic alliances, manufacturing capabilities, and distribution networks will play crucial roles in the successful deployment of Coronavirus vaccines, including our liposomal booster vaccine.

While our liposomal booster vaccine is expected to offer distinct advantages in terms of durability, broad-spectrum immunity, minimal side effects, it enters a highly competitive and rapidly evolving market. The success of our vaccine will depend on our ability to demonstrate superior efficacy, safety, and ease of use compared to existing and forthcoming Coronavirus vaccines, as well as our capacity to navigate regulatory, manufacturing, and distribution challenges in a timely manner in additional antiviral product development programs.

Intellectual Property

We strive to protect the intellectual property that we believe is important to our business, including seeking and maintaining patent protection intended to cover the composition of matter of our product candidates, their methods of use, their methods of production, related technologies and other inventions. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, including certain aspects of technical know-how.

Our commercial success depends in part upon our ability to obtain and maintain patent and other proprietary protection for commercially important technologies, inventions and know-how related to our business, defend and enforce our intellectual property rights, particularly our patent rights, preserve the confidentiality of our trade secrets and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for companies like us are generally uncertain and can involve complex legal, scientific and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our product candidates will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

government Regulation

The Company’s products and operations are subject to extensive regulation in the United States and other countries. Most notably, if the Company seeks to sell its products in the United States, its products will be subject to the Federal Food, Drug, and Cosmetic Act (FDCA) as implemented and enforced by the U.S. Food and Drug Administration (FDA).

U.S. Regulatory Requirements

The U.S. Food and Drug Administration, or FDA, and comparable regulatory agencies in foreign countries regulate and impose substantial requirements upon the research, development, preclinical and clinical testing, labeling, manufacture, quality control, storage, approval, advertising, promotion, marketing, distribution, and export of pharmaceutical products, including biologics, as well as significant reporting and record-keeping obligations. State governments may also impose obligations in these areas. In the United States, pharmaceutical products and medical technology companies are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDCA, and other laws, including in the case of biologics, the Public Health Service Act. We believe, but cannot be certain, that our products will be regulated as biologics and drugs by the FDA. The process required by the FDA before biologics, drugs, or medical devices may be marketed in the United States generally involves the following:

●	preclinical laboratory evaluations, including formulation and stability testing, and animal tests performed under the FDA’s Good Laboratory Practices regulations to assess potential safety and effectiveness;

●	submission and approval of an Investigational New Drug (IND) application, including results of preclinical tests and protocols for clinical tests, which must become effective before clinical trials may begin in the United States;

●	obtaining approval of Institutional Review Boards to administer the products to human subjects in clinical trials;

●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for the product’s intended use;

●	development of manufacturing processes which conform to FDA current Good Manufacturing Practices, or cGMPs, as confirmed by FDA inspection;

●	submission of preclinical and clinical test results, and chemistry, manufacture and control information on the product to the FDA in a New Drug Approval Application, or NDA; and

●	FDA review and approval of an NDA, prior to any commercial sale or shipment of a product.

The testing and approval process requires substantial time, effort, and financial resources. The results of the preclinical tests, together with initial specified manufacturing information, the proposed clinical trial protocol, and information about the participating investigators, are submitted to the FDA as part of an IND, which must be approved before we may begin human clinical trials. Additionally, an independent Institutional Review Board at each clinical trial site proposing to conduct the clinical trials must review and approve each study protocol and oversee conduct of the trial. An IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. If the FDA imposes a clinical hold, the IND sponsor must resolve the FDA’s concerns before clinical trials can begin. Pre-clinical tests and studies can take several years to complete, and there is no guarantee that an IND we submit based on such tests and studies will become effective within any specific time period, if at all.

Human clinical trials are typically conducted in three sequential phases that may overlap:

●	Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety and dosage tolerance. Absorption, metabolism, distribution, and excretion testing is generally performed at this stage.

●	Phase II: The drug is studied in controlled, exploratory therapeutic trials in a limited number of subjects with the disease or medical condition for which the new drug is intended to be used in order to identify possible adverse effects and safety risks, to determine the preliminary or potential efficacy of the product for specific targeted diseases or medical conditions, and to determine dosage tolerance and the optimal effective dose.

●	Phase III: When Phase II studies demonstrate that a specific dosage range of the drug is likely to be effective and the drug has an acceptable safety profile, controlled, large-scale therapeutic Phase III trials are undertaken at multiple study sites to demonstrate clinical efficacy and to further test for safety in an expanded patient population.

We cannot be certain that we will successfully complete Phase I, Phase II, or Phase III testing of our products within any specific time period, if at all. Furthermore, the FDA, the Institutional Review Board or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Results of pre-clinical studies and trials, as well as detailed information about the manufacturing process, quality control methods, and product composition, among other things, are submitted to the FDA as part of an NDA seeking approval to market and commercially distribute the product on the basis of a determination that the product is safe and effective for its intended use. NDAs are used for products that are regulated as drugs, such as synthetic chemicals. Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless cGMP compliance is satisfactory. If applicable regulatory criteria are not satisfied, the FDA may deny the NDA or require additional testing or information. As a condition of approval, the FDA also may require post-marketing testing or surveillance to monitor the product’s safety or efficacy. Even after an NDA is approved, the FDA may impose additional obligations or restrictions (such as labeling changes), or even suspend or withdraw a product approval on the basis of data that arise after the product reaches the market, or if compliance with regulatory standards is not maintained. We cannot be certain that any NDA we submit will be approved by the FDA on a timely basis, if at all. Also, any such approval may limit the indicated uses for which the product may be marketed. Any refusal to approve, delay in approval, suspension or withdrawal of approval, or restrictions on indicated uses could have a material adverse impact on our business prospects.

Each NDA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act, or PDUFA, and its amendments. According to the FDA’s fee schedule, effective on October 1, 2003 for the fiscal year 2004, the user fee for an application requiring clinical data, such as an NDA, is $573,500. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual product fee for prescription drugs and biologics ($36,080 for the fiscal year 2004), and an annual establishment fee ($226,800) on facilities used to manufacture prescription drugs and biologics. We are not at the stage of development with our products where we are subject to these fees, but they are significant expenditures that will be incurred in the future and must be paid at the time of application submission to the FDA.

Satisfaction of FDA requirements typically takes several years. The actual time required varies substantially, based upon the type, complexity, and novelty of the pharmaceutical product, among other things. Government regulation imposes costly and time-consuming requirements and restrictions throughout the product life cycle and may delay product marketing for a considerable period of time, limit product marketing, or prevent marketing altogether. Success in pre-clinical or early-stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit, or prevent marketing approval. Even if a product receives marketing approval, the approval is limited to specific clinical indications. Further, even after marketing approval is obtained, the discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

After product approval, there are continuing significant regulatory requirements imposed by the FDA, including record-keeping requirements, obligations to report adverse experiences, and restrictions on advertising and promotional activities. Quality control and manufacturing procedures must continue to conform to cGMPs, and the FDA periodically inspects facilities to assess cGMP compliance. Additionally, post-approval changes in product indications, manufacturing processes or facilities, product labeling, or other areas may require submission of an NDA Supplement to the FDA for review and approval. Failure to comply with FDA regulatory requirements may result in an enforcement action by the FDA, including Warning Letters, product recalls, suspension or revocation of product approval, seizure of product to prevent distribution, impositions of injunctions prohibiting product manufacture or distribution, and civil and criminal penalties. Maintaining compliance is costly and time-consuming. Nonetheless, we cannot be certain that we, or our present or future suppliers or third-party manufacturers, will be able to comply with all FDA regulatory requirements, and potential consequences of noncompliance could have a material adverse impact on our business prospects.

The FDA’s policies may change, and additional governmental regulations may be enacted that could delay, limit, or prevent regulatory approval of our products or affect our ability to manufacture, market, or distribute our products after approval. Moreover, increased attention to the containment of healthcare costs in the United States and in foreign markets could result in new government regulations that could have a material adverse effect on our business. Our failure to obtain coverage, an adequate level of reimbursement, or acceptable prices for our future products could diminish any revenues we may be able to generate. Our ability to commercialize future products will depend in part on the extent to which coverage and reimbursement for the products will be available from government and health administration authorities, private health insurers, and other third-party payors. European Union and U.S. government and other third-party payors increasingly are attempting to contain healthcare costs by consideration of new laws and regulations limiting both coverage and the level of reimbursement for new drugs. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Our activities also may be subject to state laws and regulations that affect our ability to develop and sell our products. We are also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, clinical, laboratory, and manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future, and the failure to comply may have a material adverse impact on our business prospects.

Nano-Mupirocin - Regulatory Evaluation

Nano-mupirocin is a liposomal formulation of the antibiotic mupirocin. Mupirocin is currently approved and used as a topical antibiotic under the brand name Bactroban. It has a unique mode of action and has been found effective against bacteria listed as urgent and serious threats by the CDC. However, due to its rapid metabolism and high protein binding, its efficacy is limited to topical administration.

By encapsulating mupirocin in nano-liposomes, the drug is protected in the bloodstream, allowing it to remain active when administered by injection. Therefore, nano-mupirocin may be considered a new mode of action antibiotic for parenteral use. With the growing challenge of antimicrobial resistance, there is an urgent need for new antibiotic treatments, such as nano-mupirocin, that can address antibiotic resistance.

Nano-mupirocin will be submitted to the U.S. Food and Drug Administration (FDA) as a 505(b)(2) New Drug Application, which relies partially on the existing data for the known active ingredient, mupirocin, from the Reference Listed Drug (Bactroban, GSK). By referring to the approved reference listed drug, Lipovation can utilize available data on mupirocin, including toxicological and efficacy data from studies not conducted by the applicant. This approach offers a significantly faster and less expensive route to approval compared to traditional development pathways, such as 505(b)(1).

Nano-mupirocin is also eligible for the FDA’s Qualified Infectious Disease Product (QIDP) designation, an incentive program created to encourage the development of antibacterial drugs for serious or life-threatening infections. This designation was introduced as part of the Generating Antibiotic Incentives Now (GAIN) Act in 2012. QIDP designation offers several benefits, including an additional five years of market exclusivity upon product approval, as well as eligibility for priority review and fast track designation.

ARB (AT1 receptor blocker) novel cancer therapy adjuvant - Regulatory Evaluation

Nano-candesartan is a liposomal formulation of the angiotensin II receptor blocker (ARB), candesartan. Candesartan is currently used as an oral medication for managing hypertension and heart failure. However, its potential extends beyond cardiovascular applications, with promising roles in cancer therapy due to its ability to modulate the tumor microenvironment (TME) and improve drug penetration. By encapsulating candesartan in nano-liposomes, the drug’s therapeutic index is enhanced, reducing systemic effects and allowing targeted release at tumor sites.

Nano-candesartan’s liposomal encapsulation protects the drug in circulation and selectively releases it in tumors, facilitating TME normalization. This normalization, in turn, enhances the effectiveness of other cancer therapies, including immune checkpoint inhibitors and chemotherapy. Given the increasing incidence of resistant cancers and the need for novel therapies, Nano-candesartan represents a new frontier in cancer treatment.

Nano-candesartan will be submitted to the U.S. Food and Drug Administration (FDA) under the 505(b)(2) New Drug Application, leveraging existing data on candesartan from the reference listed drug (Atacand). This pathway allows Lipovation to reference pre-existing toxicological and pharmacological data, significantly expediting the approval process.

This formulation of candesartan, delivered via PEGylated nano-liposomes, enhances drug delivery to tumors, minimizing systemic side effects like hypotension commonly seen with free ARB administration. The use of this technology demonstrates an innovative approach to enhancing cancer therapies while repurposing existing drugs for novel clinical applications

Employees

We currently have three (3) full-time employees, three (3) part time employee, and 10 experienced consultants, including two (2) on administrative level, five(5) in the scientific and product development and three (3) in the medical (clinical trials) field. Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent in most cases. We require all our employees and consultants to sign a confidentiality and non-disclosure agreement. Our success relies on our ability to hire additional employees, particularly on the local sales side. We believe there are numerous quality people to choose from throughout our area of targeted expansion.

Subsidiaries

The Company has two wholly-owned subsidiary, Revium Recovery, Ltd. and LipoVation Ltd., each organized under the laws of the State of Israel.

Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
David Akunis	59	Chief Executive Officer
Inna Martin	49	President, Chief Operating Officer and Director
Arie Gordashnikov	41	Chief Financial Officer and Treasurer
Daniel Bartal	59	Chairman, Director
Mordechai Jacobson	55	Director
Matti Munk	53	Director

David Akunis, 59, was appointed Chief Executive Officer, effective December 23, 2024. He has 30 years’ experiences as senior corporate executive with an extensive knowledge in company development and venture capital investment. Between September 2010 and November 2024, he served as the Managing Partner at Medvest UK LLP, a UK based Fund investing  in Israeli Life-Sciences companies where he oversaw and managed portfolio companies and, from July 2018 through August 2024, he also served as General Manager of Flometrica, Ltd. a Medvest’s portfolio company in the digital health area with a device for diagnose and monitoring patients with Lower Urinary Track Symptoms (LUTS) from home. From July 2008 through August 2010, he was Chief Executive Officer at Seamvad Ltd., company that developed automatic vascular closer device for open surgery and endovascular procedures in which he was personally invested. From May 2006 through December 2008, he was Chief Executive Officer of Exerflow Medical Ltd., a home-care rehabilitation assist device for Cardiovascular patients which was ultimately bought out by other shareholders. From April 2001 to October 2005, he was V.P at Atid Ventures Ltd., a holding company that was invested in medical equipment companies, which was eventually sold to a Canadian fund. From April 1995 through December 1999 he worked at the Israel Export Institute, a semi governmental entity charged with assisting exporters in their businesses.

David received his B.A. in Humanities & Psychology from Tel-Aviv University in 1991, an LL.B in Law from Netanya college (Branch of Bar-Ilan University) in 1996 and his LL.M in Law from Ba-Ilan University in 2004.

Inna Martin, 49, has joined the Company as Chief Executive Officer, President and director in November 2019 and served as Chief Executive Officer through December 22, 2024, whereupon she resigned from such position, but continues to serve as a director and President of the Company. Since December 17, 2024, she is serving as Chief Operating Officer. Ms. Martin has an extensive experience of more than 20 years in healthcare and project management. Between December 2022 and February 2024, she served on the board of directors of IR Med, Inc. (OTCQB: IRME), a clinical stage medical device company focused on the development of infrared spectroscopy and AI analysis technology platform as a basis for point-of-care decision support devices. From February 2014 until April 2018, Inna Martin served as Investment Director at a Luxembourg based, a healthcare focused VC fund, partner of Domain Associates LLC (USA), where she managed portfolio companies in major innovation hubs including North America and Europe. In September 2018, she founded Seven Sons Ltd., Israel, a clinical stage medical device company, focusing on the development of Stent Positioning Assistance System, SPAS, a novel proprietary tool developed for safer PCI procedure and precise stent positioning.

Inna Martin received her MBA in 2000 from Bar Ilan University, Israel, her BA in English and Psychology in 1996 from

Orenburg State University, Russian Federation. In 2021, she received certification in Management Executive Education, Artificial Intelligence in Health Care from MIT, MA.

Arie Gordashnikov, 41, became the Company’s Chief Financial Officer. effective as of June I, 2023. He has over 13 years of experience in accounting, auditing and finance of Hi-Tech and biotechnology companies. Since 2018, he serves as Head of IPO & M&A Department at Shimony Yosef Certified Public Accountant (Israel) and has been providing accounting and financial advisory services to the Company since 2018. He very well knows company’s history, prepared all quarterly and annual reports, experienced in RCC and PCAOB reporting. Through his devoted work for several years for Revium, he has proven to be a devoted and diligent partner. Before joining Shimony CPA FIRM, from 2009 to 2017, Mr. Gordashnikov was an Audit Manager at Ernst & Young Israel. Mr. Gordashnikov holds an MBA degree from Tel Aviv University in financial management, a B.A. in Accounting and Economics from Hebrew University of Jerusalem and he has been a licensed CPA since 2012.

Bernard Bartal, 59, joined the Company as a director on June 2023, and since June 22, 2023, he serves as Chairman. He co-founded several technology companies, including Dien-A Mollecular Biology Ltd., a NGS technology company focused on significant elongation of DNA sequencing reads; Advanced Concepts in Biology LLC, focused on advanced gene expression technologies; Biotic Therapeutics Ltd., focused on anti-inflammatory polyphenol small molecules research.

Mr. Bartal received BS in 1990 in biology from Tel Aviv University and Universitat de Barcelona.

Matti Munk, was appointed a director on February 18, 2021. Mr. Munk has 20 years of experience in international investment and banking; engaging in international activities, economics, financing, management. Since 2020, he has served as director and Chief Economist at Comforte Capital. Amazon Aggregator; since 2016, he serves as CEO of Western Wall Street, leading corporate finance and Capital Raises for Israeli Corporations and UK real estate projects and performing oversight/financial reporting on behalf of investors in local the corporations. Between 2008 and 2016, Mr. Munk served as manager in International Private Banking. Mercantile Discount Bank. Mr. Munk was responsible for overseeing department and commercial loans division and establishing and maintaining internal and external relationships with Institutional Market and Family offices. Mr. Munk received MBA in Finance in 2011 from University of Liverpool, UK and BA in Economic and Finance in 1997 from Bar-Ilan University.

Mordechai Jacobson, 55, was appointed a director of the Company on February 18, 2021. Since 2022, Mr. Jacobson serves as CFO in Beesense Sensors Ltd, an international company, providing extensive work with banks and financing companies, including treasury and cash flow management. From 2014 to 2022, he worked as CEO in ESMD Call Centers S.R.O, Czech Republic, providing business development and management of call centers selling insurance and financial products in EU and Asia. Mr. Jacobson received MBA in 2023, obtaining executive MBA program from Tel Aviv University and BA in Economics in 1996 from Tel Aviv University.

The above-listed officers and directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Board Committees

The Company has not established any committees. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities, or banking activities or to be associated with any person practicing in banking or securities activities;

●	Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board is currently composed of four (4) members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. We determined that with the exception of Inna Martin, our Chief Operating Officer and Daniel Bartal, all other members of our Board of Directors are considered independent directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In assessing the independence of the directors, the Board considers any transactions, relationships and arrangements between our Company and our directors or their affiliated companies. This review is based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with our Company or our management.

Term of Office

Our directors are appointed for to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Code of Ethics

Our Board of Directors has not adopted a code of ethics but plans to do so in the near future.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to our Chief Executive Officer and the other most highly compensated executive officer serving as executive officers and whose compensation exceeded $100,000 during fiscal year ended December 31, 2024 and 2023 as determined by Regulation S-K, Item 402 (each a “Named Executive Officer”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David Akunis (2)	2024	9,000	-	-	-	-	-	-		9,000

Inna Martin (3)	2024	229,500	-	-	4,770,000	-	-	14,000	(4)	5,013,500
	2023	195,000	-	-	-	-	-	-		195,000

Arie Gordashnikov	2024	54,500	-	-	-	-	-	-		54,500
	2023	28,000	-	-	-	-	-	-		28,000

(1)	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise.
(2)	David Akunis joined the Company on December 17, 2024 and was appointed Chief Executive Officer effective December 23, 2024.
(3)	Inna Martin served as Chief Executive Officer from November 2019 through December 22, 2024, whereupon she was appointed as Chief Operating Officer. Inna’s salary include base salary of $219,500 and a director fee of $10,000.
(4)	These are comprised of contributions by us to savings, health, severance, pension, disability and insurance plans generally provided in Israel, including health, education, managerial insurance funds, and redeemed vacation pay. This amount represents Israeli severance fund payments, managerial insurance funds, disability insurance, supplemental education fund contribution and social securities. See discussion below under “Narrative Disclosure to Summary Compensation Table.”.

EMPLOYMENT/CONSULTING AGREEMENTS

Narrative Disclosure to Summary Compensation Table

Our Board follows the following processes and procedures for the consideration and determination of executive and director compensation:

In establishing compensation amounts for executives, we seek to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, we will generally review market data, which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for the biopharmaceutical industry, adjusted for size. The market data helps the committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to our executives. The market data thus guides us in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. We then consider other factors, such as the importance of each executive officer’s role to the Company, individual expertise, experience, performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

Elements of Compensation

In addition to each officer’s base salary, our executive officer compensation program consists of a cash incentive bonus plan and discretionary stock option awards in addition to customary benefits. The amounts of compensation awarded for each element of the Company’s compensation program (i.e., base salary, bonuses and stock options) are reviewed in connection with the Company’s performance.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other changes in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration.

Stock-Based Awards

Historically, we have generally granted stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also have historically granted stock options on an annual basis as part of annual performance reviews of our employees.

Our equity award program under the 2021 Plan, as amended, is the primary vehicle for offering long-term incentives to our executives. We do not have any equity ownership guidelines for our executives, which is consistent with other pre-commercial biotechnology companies that use stock options as the long-term incentive vehicle. Further, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards contributes to executive retention by providing an incentive for our executives to remain in our employment during the vesting period. We expect that our Board will continue to use annual equity awards to compensate our executive officers. We may also make additional discretionary grants, typically in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances as the Board deems appropriate.

Employment/Consulting Agreements

David Akunis. The Company’s subsidiary Revium Recovery Ltd. entered into an Employment Agreement with Mr. Akunis (the “Akunis Employment Agreement”) on December 17, 2024. Under the Akunis Employment agreement, Mr. Akunis is entitled to a monthly salary of the current New Israeli Shekel equivalent of approximately $12,200, payable on monthly basis. Mr. Akunis’ agreement is subject to a three-month trial period.

Under the Akunis Employment agreement, he is entitled to a leased automobile. Mr. Akunis is also entitled to the following: (i) Manager’s Insurance under Israeli law to which Revium Ltd. contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Mr. Akunis contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Mr. Akunis contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Either we or Mr. Akunis is entitled to terminate the employment relationship, with the Company providing 30 day notice in the first year of employment (after the trial period) and thereafter through the 18 months; following employment, on 60 days’ notice and, following the 18th month of employment on 90 days’ notice.

Inna Martin. The Company’s subsidiary Revium Recovery Ltd. entered into Consultancy Agreement with Ms. Martin (the “Consulting Agreement”) on December 15, 2020, as subsequently amended, setting forth the terms of her compensation. Under the Consulting Agreement, Ms. Martin was entitled through July 2023 to a monthly fee of the current New Israeli Shekel equivalent of approximately $15,000, payable on monthly basis. In July 2023, the Consulting Agreement was amended such that Ms. Martin was entitled to a monthly fee of the current New Israeli Shekel equivalent of approximately $17,000, also payable on monthly basis.

In February 2024, Revium Ltd and Ms. Martin entered into an employment agreement pursuant to which she is paid a monthly salary plus automobile related expenses in New Israeli Shekel equivalent of approximately$4,000, payable on monthly basis. Ms. Martin’s Consulting Agreement continues in effect and her duties were allocated on the basis of 70% to the Consulting Agreement and 30% to the employment agreement. Accordingly, the fee to which Ms. Martin is entitled under the Consulting agreement was accordingly reduced, such that she continues to receive approximately the same compensation that she was entitled to under the amended Consulting Agreement.

Under the employment agreement, Ms. Martin is entitled to a leased automobile. Ms. Martin is also entitled to the following: (i) Manager’s Insurance under Israeli law to which Revium Ltd. contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Ms. Martin contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Ms. Martin contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Either we or Ms. Martin is entitled to terminate the employment relationship on 90 days prior written notice.

Ms. Martin was awarded stock options under the Company’s 2021 Plan, as amended (the “2021 Plan”), on September 30, 2021 options to purchase 1,440,000 shares of the Company’s Common Stock at a per share price of $0.40, which were fully vested as of December 31, 2023. In addition, on February 9, 2024 Ms. Martin was granted stock options to purchase 3,800,000 shares of the Company’s Common Stock at a per share price of $0.001, of which 1,900,000 options were fully vested upon grant and the remaining 1,900,000 stock options are scheduled to vest on a quarterly basis over two years in equal quarterly installments of 237,500 options, beginning with the quarter ended March 31, 2024. The options are exercisable within eight years from grant date.

The agreements contain customary confidentiality obligations which are not limited by the term of the agreement.

Compensation of Directors

The following table sets forth the components of compensation for each non-employee director that served as a director during the year ended December 31, 2024:

Year Ended December 31, 2024

Name	Fees earned or paid in cash $	Stock awards $	Option awards (1) $	Non-Equity Incentive Plan Compensation $	Non Qualified deferred compensation $	all other compensatio $	Total $
Bernard Bertal (2)	10,000	--	172,000	--	--	57,000	239,000
Mordechai Munk	10,000	--	--	--	--	--	10,000
Moti Jacobson	10,000	--	--	--	--	--	10,000
Eyal Flom (3)	10,000	--	--	--	--	--	10,000

(1)	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise

(2)	Including $57,000 for Bernard’s role as Company’s VP head of strategy.
(3)	Mr. Flom resigned from the Company’s board of directors effective as of December 1, 2024

Under the current Company’s policies, each director is to receive cash compensation of $10,000 biannually, $1,000 per meeting or $300 for a virtual meeting.

Stock Plan

In March 2021, we adopted the Global Share Incentive Plan (2021) (the “2021 Plan”), providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock, restricted and unrestricted share awards and grant of restricted stock units, to the employees, services providers, directors, officers, consultants and affiliates of the Company and its subsidiaries. The Plan, including the Appendix for Israeli taxpayers was approved by our stockholders by written consent on March 10, 2021. We initially reserved 5,000,000 shares of our Common Stock issuable under the 2021 Plan.

On November 11, 2024, following discussions with the management of the Company, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to further amend the Plan, as amended (“Amendment #2”), to reduce the maximum number of shares reserved for issuance under the Plan from 20,000,000 shares of Common Stock to 10,000,000 shares of Common Stock. Amendment No. 2 became effective on the date of the approval by the Board of Directors, but it is subject to approval by the Company’s shareholders within 12 months, pursuant to section 422(b)(1) of the Internal Revenue Code.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as of December 31, 2024 about our 2021 Plan under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by security holders	2,200,000	$0.31	---
Equity compensation plans not approved by security holders (1)	2,760,000	0.31	40,000
Total	4,960,000	$0.31	40,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of February 14, 2025 by of (i) each of our current directors, (ii) each of the Named Executive Officers, (iii) all of our current directors and executive officers as a group, and (iv) each person (or group of affiliated persons) known to us who owns more than 5% of our outstanding Common Stock.

The beneficial ownership of our Common Stock is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest.

The percentage of shares of Common Stock beneficially owned is based on 60,729,100 shares of Common Stock outstanding as of February 14, 2025.

Unless otherwise indicated below each person has sole voting and investment power with respect to the shares beneficially owned and the address for each beneficial owner listed in the table below is c/o Revium Rx., 10 HaMenofim Street, Herzliya, Israel.

	Amount and nature of		Percentage of Shares of Common Stock beneficially owned
Name of Beneficial Owner	beneficial ownership		Before offering	After offering
Directors and Executive Officers
Inna Martin	4,290,000	(1)	6.9%	6.6%
David Akunis	--		*	*
Arie Gordashnikov	--		*	*
Daniel Bartal	120,000	(2)	*	*
Mordechai Jacobson	240,000	(2)	*	*
Matti Munk	--		*	*
All Directors and Officers as a Group	4,650,000		7.5%	7.1%

5% Stockholders
SBDHEI LP	5,840,000	(3)	9.6%	9.1%
Yoram Drucker	4,377,189	(4)	7.1%	6.8%
Third Eye Investors LLC	6,957,285	(5)	11.2%	10.7%
Shlomie Bierman	3,239,990		5.3%	5.1%
Yaakov Safren	3,506,907		5.8%	5.5%
Yechiel Yehoshua Grinfeld	3,230,696		5.3%	5.1%
Jose Zajac	4,751,140	(6)	7.7%	7.4%
Sheldon Perl	3,562,500	(7)	5.8%	5.4%

*	Less than 1%

(1)	Includes (i) 2,800,000 common stock, and (ii) 1,490,000 shares of Common Stock issuable upon exercise of vested stock options and options exercisable within 60 days from the date of this Prospectus.

(2)	Represents shares of Common Stock issuable upon exercise of vested stock options and options exercisable within 60 days from the date of this Prospectus.

(3)	Includes 5,840,000 common stock. David Safren has the sole voting and investment power over the shares held by SBDHEI LP

(4)	Includes (i) 3,687,189 common stock, and (ii) 690,000 shares of Common Stock issuable upon exercise of vested stock options and options exercisable within 60 days from the date of this Prospectus.

(5)	Includes (i) 5,785,410 common stock, and (ii) 1,171,875 shares of Common Stock issuable upon exercise of warrants, exercisable within 60 days from the date of this Prospectus. Yitzchak Rokovsky has the sole voting and investment power over the shares held by Third Eye Investors LLC.

(6)	Includes (i) 3,969,890 common stock, and (ii) 781,250 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days from the date of this Prospectus.

(7)	Includes 1,187,500 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days from the date of this Prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The following is a description of transactions since January 1, 2023, to which we were a party or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On December 31, 2024, the Company’s Chief Operating Officer, exercised 2,800,000 stock options into 2,800,000 common stock at an exercise price of $0.001 per share.

On December 31, 2024, the Company’s Board of Directors approved a grant to the Chief Technology Officer of LipoVation, the Company’s subsidiary, 740,000 stock options at an exercise price of $0.30 per share, of which as of the date of this prospectus 560,000 options were fully vested and the remaining 180,000 options are scheduled to vest April 12, 2025.

On February 9, 2024, the Company’s Board of Directors approved a grant to the Company’s then Chief Executive officer of 3,800,000 stock options at an exercise price of $0.001 per share 1,900,000 options were fully vested upon grant and the remaining 1,900,000 options are scheduled to vest on a quarterly basis over two years in equal quarterly instalments of 237,500 options, beginning with the quarter ended March 31, 2024. The options are exercisable within eight years from the grant date.

On February 9, 2024, the Board approved a grant to the Chairman of the Board of 160,000 stock options at an exercise price of $0.40 per share, of which 80,000 options were fully vested upon grant and the remaining 80,000 options are scheduled to vest on a quarterly basis over 2 years in equal quarterly instalments of 10,000 options, beginning with the quarter ended March 31, 2024. The options are exercisable within eight years from the grant date.

On February 9, 2024, the Board agreed to extend the exercise period of options for 690,000 shares previously granted in 2021 to a director then serving on the Board and a service provider through the original date of grant (i.e, September 30, 2031). The extension was granted in connection with the service provider’s resignation from service to the Company.

DESCRIPTION OF SECURITIES

Prior to the Reincorporation on December 17, 2024, the rights of our stockholders were governed by Delaware law, our Certificate of Incorporation, as amended, and our Bylaws. Upon the Reincorporation from the State of Delaware to the State of Nevada, the Articles of Incorporation, and our new Nevada Bylaws.

The following statements relating to the capital stock briefly summarize certain material terms of the securities of the Company; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Articles of Incorporation and our Nevada Bylaws, copies of which have been filed as exhibits to this registration statement.

As of the date of this Prospectus, the Company is authorized to issue two classes of stock. The total number of shares the Company is authorized is 260,000,000 shares consisting of 250,000,000 shares of Common stock and 10,000,000 shares of preferred stock, $0.001 par value per share. none of which are outstanding.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted upon or consented upon by the stockholders. Holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Nevada law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our Common Stock have no subscription, redemption or conversion privileges. Our Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●

the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (iii) 10% or more of the earning power or net income of the corporation and (iv) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Transfer Agent and Registrar

We have retained Transfer Online, Inc. located at 512 SE Salmon Street Portland, OR 97214; phone (503) 227-2950 as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares registered in this Offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of shares which are not being registered will be eligible for sale pursuant to exemptions from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

Our Common Stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and, as such, trading in our Common Stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “Risk Factors” on page 5.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by The Crone Law Group, P.C.

EXPERTS

The consolidated financial statements of Lipovation Ltd as Revium Rx (predecessor) as of July 23, 2024 and for the period ended July 23, 2024, and for the years ended December 31, 2023 and 2022, included in this prospectus and in the registration statement have been so included in reliance on the report of Ziv Haft, BDO member firm, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement.

The consolidated financial statements of Revium RX as of December 31, 2023 and for the two years in the period ended December 31, 2023, included in this prospectus and in the registration statement have been so included in reliance on the report of Ziv Haft, BDO member firm, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this Prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

Until we become subject to reporting requirements under the Exchange Act, we will continue posting our annual, quarterly, and current reports through OTC Disclosure and News Services. You may access and review the Company’s reports at OTC Markets’ website at https://www.otcmarkets.com/stock/RVRC/research. You may also request a copy of these reports, at no cost, by writing or telephoning us at: Revium Rx., 10 HaMenofim Street, Herzliya, Israel, telephone:1 800 519-1687.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

REVIUM RX. (FORMELY REVIUM RECOVERY, INC.)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2024 (Successor)

(UNAUDITED)

and

CONSOLIDATED FINANCIAL STATEMENTS

AS OF JULY 23, 2024, AND DECEMBER 31, 2023 (Predecessor)

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Revium RX.

We have audited the accompanying balance sheets of Lipovation Ltd (Predecessor) as of 23 July, 2024 and December 31, 2023 and December 31 2022 and the related statements of comprehensive loss, changes in shareholders’ deficit and cash flows for the period ended 23 July, 2024 and for each of the two years ended 31 December 2023 and the related notes (collectively referred to as the "financial statements").In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 23 July, 2024 and December 31, 2023, and 2022 and the results of its operations and its cash flows for the period ended 23 July, 2024 and for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO Ziv Haft

BDO Ziv Haft

We have served as the Company’s auditor since 2021.

Tel-Aviv, Israel

February 14, 2025

REVIUM RX.

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	Successor	Predecessor
	September 30, 2024	July 23, 2024	December 31, 2023	December 31, 2022
	Unaudited	Audited	Audited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	5,655	729	1,186	816
Short-term deposit	7	7	7	-
Other current assets	240	212	364	280
Total current assets	5,902	948	1,557	1,096

Property and equipment, net	5	2	2	-
Intangible assets net and goodwill	13,626	-	-	-
	13,631	2	2	-

TOTAL ASSETS	19,533	950	1,559	1,096

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	124	182	54	316
Other account payables	85	87	113	200
Convertible Notes	1	-	-	-
Total current liabilities	210	269	167	516

STOCKHOLDERS’ EQUITY
Successor Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; Predecessor none issued and authorized.	-	-	-	-
Successor Common stock, par value $0.001 per share; 250,000,000 shares authorized; 57,929,100 shares issued and outstanding as of September 30, 2024. Predecessor Ordinary shares, par value NIS 0.01 per share; 5,000,000 shares authorized; 143,447, 143,447 and 127,203 shares issued and outstanding as of July 23, 2024, December 31, 2023, and December 31, 2022, respectively	57	4	4	3
Additional paid in capital	29,465	4,020	3,310	1,512
Accumulated deficit	(10,199)	(3,343)	(1,922)	(935)
Total stockholders' equity	19,323	681	1,392	580

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	19,533	950	1,559	1,096

The accompanying notes are an integral part of these financial statements.

REVIUM RX.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Successor	Predecessor
	For the period commencing July 24 through September 30,	For the period commencing January 1 through July 23,	For the year ended December 31,
	2024	2024	2023	2022
	Unaudited	Audited	Audited	Audited

Operating expenses
Research and development expenses	331	1,162	846	324
General and administrative expenses	464	257	156	112
Operating loss	795	1,419	1,002	436

Financial income, net	(25)	2	(15)	*	)

Net loss and comprehensive loss	770	1,421	987	436

Basic and diluted net loss per share	0.02	9.90	7.17	3.62
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	40,614,026	143,447	137,603	120,326

*)	less than 1 thousand

The accompanying notes are an integral part of these financial statements.

REVIUM RX.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

U.S. dollars in thousands (except share data)

	Predecessor Audited
	Ordinary: Shares	Ordinary shares: Amount		Additional Paid in Capital	Accumulated Deficit	Totals

Balance at December 31, 2021	114,299	3		712	(499)	216

Issuance of shares	12,904	*	)	800	-	800
Net loss for the period	-	-		-	(436)	(436)

Balance at December 31, 2022	127,203	3		1,512	(935)	580

Issuance of shares	16,244	1		1,593	-	1,594
Share based payment	-	-		205	-	205
Net loss for the period	-	-		-	(987)	(987)

Balance at December 31, 2023	143,447	4		3,310	(1,922)	1,392

	Predecessor Audited
	Ordinary: Shares	Ordinary shares: Amount	Additional Paid in Capital	Accumulated Deficit	Totals

Balance at January 1, 2024	143,447	4	3,310	(1,922)	1,392

Share based payment	-	-	710	-	710
Net loss for the period	-	-	-	(1,421)	(1,421)

Balance at July 23, 2024	143,447	4	4,020	(3,343)	681

*)	less than 1 thousand

REVIUM RX.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

U.S. dollars in thousands (except share data)

	Successor Unaudited
	Common Stock: Shares	Common Stock: Amount	Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals
	Unaudited

Balance at July 24, 2024	34,757,458	34	-	-	14,671	(9,429)	5,276

Stock based compensation	-	-	-	-	510	-	510
Net loss and comprehensive loss for the period	-	-	-	-	-	(770)	(770)
Issuance of business combination shares	23,171,642	23	-	-	14,284	-	14,307

Balance at September 30, 2024	57,929,100	57	-	-	29,465	(10,199)	19,323

The accompanying notes are an integral part of these financial statements.

REVIUM RX.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Successor Unaudited	Predecessor Audited
	For the period commencing July 24 through September 30,	For the period commencing January 1 through July 23,	For the year ended December 31,
	2024	2024	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(770)	(1,421)	(987)	(436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2	-	1	-
Stock based compensation	510	710	205	-
Changes in assets and liabilities
Other current assets	40	152	(84)	(67)
Other account payables	(29)	(26)	113	-
Accounts payable	(120)	128	(262)	59
NET CASH USED IN OPERATING ACTIVITIES	(367)	(457)	(1,014)	(444)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in short term deposit	-	-	(7)	-
Cash received in conjunction with acquisition of subsidiary	729	-	-	-
Purchase of property, plant and equipment	-	-	(3)	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	729	-	(10)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of ordinary shares	-	-	1,594	800
Receipt (repayment) of an advance on account of shares	-	-	(200)	200
NET CASH PROVIDED BY FINANCE ACTIVITIES	-	-	1,394	1,000

INCREASE IN CASH AND CASH EQUIVALENTS	362	(457)	370	556
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF PERIOD	5,293	1,186	816	260
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	5,655	729	1,186	816

The accompanying notes are an integral part of these financial statements.

REVIUM RX.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 1:- GENERAL

a.	Revium Rx (the “Successor ” or “Revium” or "Company"), previously known as Revium Recovery Inc., was incorporated in the State of Delaware on January 24, 1997, under the name “Fun Cosmetic, Inc.” On August 29, 2005, it changed its name to Grand Canal Entertainment, Inc. On October 14, 2008, the Company merged with OC Beverage, Inc. a Nevada corporation, a manufacturer of beverages, and on October 31, 2008 it subsequently changed its name to OC Beverages, Inc. On June 22, 2020, the Company formed a wholly owned Israeli subsidiary called Revium Recovery Ltd. (the “Subsidiary”). On December 4, 2020, the Company changed its name to Revium Recovery Inc.

On December 17, 2024, the Company completed the redomicile from the State of Delaware to the State of Nevada (the “Reincorporation. As a result of the Reincorporation, the Company ceased its business existence as a Delaware corporation and continued its business existence as a Nevada corporation under the name “Revium Rx.”

In November 2023, the Successor entered into the stock exchange agreement with a private Israeli company engaged in the development of novel pharmaceutical solutions. Following the closing of such agreement on July 23, 2024, such Predecessor became a new wholly owned subsidiary of the Company, and as determined by the Company’s board of directors, the business of such Predecessor became the primary focus of the Company’s business, see Note 4. Following the closing of the Share Exchange Agreement, the Company’s Board of Directors determined to discontinue all of the Company’s prior activities and efforts with respect to the development and activation of the clinical decision-making support system, and that the Company will focus on the development of the acquired LipoVation’s (or "Predecessor") business, while allocating a portion of available Company’s resources to the acquisition of additional healthcare or healthcare-related technologies, all with a view to increasing shareholder value.

Prior to the closing of the exchange agreement, the Company had been developing clinical decision-making support system (DMSS) in the field of mental health, including novel diagnostics algorithm and treatment monitoring tools.

b.	Liquidity and management plans:

Successor

The Company is in the research and development (R&D) stage and, as such, has not generated any revenues from its current operations. The Company's activities are primarily funded through investment. As of September 30, 2024, the Company reported an accumulated deficit of $10,199.

To support its operations and advance its development programs, the Company intends to continue securing investments. Management anticipates that additional capital will be necessary to fund its ongoing R&D activities and to explore opportunities for acquiring healthcare or healthcare-related technologies. However, there are currently no binding commitments for further investment, and there can be no assurance that the Company will secure the required capital on commercially reasonable terms, or at all.

If sufficient investment cannot be obtained, the Company may need to implement cost-cutting measures, scale back its R&D activities, or delay certain development programs. Despite these potential challenges, management and the board of directors believe that the Company’s existing financial resources will be sufficient to sustain its planned operations for at least the next twelve months.

REVIUM RX.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 1 – GENERAL (Cont.)

Predecessor

To date, Predecessor has not generated any revenue from its current operations and therefore is dependent upon external sources for financing its operations. As of July 23, 2024, and December 31, 2023, the Company had an accumulated deficit of $3,343 and $1,922, respectively Furthermore, the Company intends to continue to finance its operating activities by raising capital. As of December 31, 2023, the Predecessor has raised approximately $3,109 and believes in order to realize its business plans. The Successor has declared it will continue financing Predecessor Activity if needed. If the Predecessor will not have sufficient liquidity resources, the Company may not be able to continue the development of its product or may be required to implement a cost reduction and may be required to delay part of its development programs. Predecessor management and board of directors are of the opinion that its current financial resources and Successor finance will be sufficient to continue the development of the Company’s products for at least the next twelve months.

c.	Impact of the “Iron Swords” War on Israel:

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and other terrorist organizations in parallel to their continued rocket and terror attacks. In addition, Hezbollah have attacked military and civilian targets in Northern Israel, to which Israel has responded, including through increased air and ground operations in Lebanon. Since the war broke out, our subsidiary's operations have not been adversely affected by this situation, and we have not experienced disruptions to our development. However, the intensity and duration of Israel’s current war against Hamas and Hezbollah is difficult to predict at this stage, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general.

The Company continues to monitor its ongoing activities and will make adjustments in its business if needed, including updating any estimates or judgments impacting its financial statements as appropriate.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Following the closing of the Share Exchange Agreement with Lipovation ltd whereby Lipovation ltd because a wholly owned subsidiary of Revium Rx on July 23, 2024, in accordance with ASC 810, Lipovation’s financial statement are presented as the “Predecessor” for periods prior to the closing of the acquisition. Revium Rx, which includes consolidation of Lipovation ltd subsequent to the acquisition, is the “Successor” for periods after the closing of the Business Combination. As a result of the application of the acquisition method of accounting in the Successor period, the financial statements for the Successor period are presented on a full step-up basis as a result of the acquisition and are therefore not comparable to the financial statements of the Predecessor period that are not presented on the same full step-up basis.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Successor

a.	Unaudited condensed consolidated financial statements:

These unaudited condensed consolidated financial statements should be read in conjunction with the predecessor financial statements and accompanying notes for the year ended December 31, 2023. The significant accounting policies applied in the annual financial statements of the Predecessor as of December 31, 2023, are applied consistently in these condensed consolidated financial statements.

Recently adopted accounting pronouncements:

ASC No. 350, “Intangibles - Goodwill and other” (“ASC No. 350”) requires goodwill to be tested for impairment at the reporting unit level at least annually or between annual tests in certain circumstances and written down when impaired.

ASC No. 350 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If it does result in a more likely than not indication of impairment, the quantitative goodwill impairment test is performed. Alternatively, ASC No. 350 permits an entity to bypass the qualitative assessment for any reporting unit and proceed directly to performing the quantitative goodwill impairment test.

If the carrying value of a reporting unit exceeds its fair value, the Company recognizes an impairment of goodwill for the amount of this excess.

The Company performs the quantitative goodwill impairment test during the fourth quarter of each fiscal year, or more frequently if impairment indicators are present and compares the fair value of the reporting unit with its carrying value.

Predecessor:

Basis of preparation

The Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

a.	Use of estimates in preparation of Financial Statements:

The preparation of Financial Statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated Financial Statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated Financial Statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

As applicable to the Financial Statements, the most significant estimates and assumptions relate to the going concern assumptions and determining the fair value of options to granted to the Company's employee is considered substantial.

b.	Functional currency:

The functional currency of the Company and the presentation currency of the financial statements is the U.S. dollar.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts denominated in currencies other than the dollar are re-measured into dollars in accordance with ASC No. 830, “Foreign Currency Matters”. All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the consolidated statement of comprehensive loss as financial income or expenses, as appropriate.

c.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

d.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and electronic equipment	33

e.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant and Equipment”. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such asset is impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the period ended July 23, 2024, and years ended December 31, 2023, and 2022, no impairment losses have been identified.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Research and development expenses:

Research and development expenses are charged to the statement of comprehensive loss as incurred.

g.	Severance pay:

The Company’s liability for severance pay is subject to Section 14 of Israel’s the Severance Compensation Act, 1963 (“Section 14”), pursuant to which all Subsidiary’s employees are included under Section 14, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee’s name with insurance companies. Under Israeli employment law, payments in accordance with Section 14 release the subsidiary from any future severance payments in respect of those employees. The Company has made all of the required payments as of December 31, 2023.

The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination.

The severance pay liabilities and deposits under Section 14 are not reflected in the balance sheets as the severance pay risks have been irrevocably transferred to the severance funds.

h.	Income taxes:

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes”, (“ASC 740”) which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of July 23, 2024, December 31, 2023, and 2022, a full valuation allowance was provided by the Company.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of July 23, 2024, December 31, 2023, and 2022, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

i.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are invested in major banks in Israel.

Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company and its chief operating decision-maker view the Company’s operations and manage its business in one operating segment, which is the research and development of the Company’s drug candidates.

k.	Legal and other contingencies:

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of July 23, 2024, December 31, 2023, and 2022, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

l.	Basic and diluted loss per share:

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similarly to basic loss per share except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options and warrants, if dilutive. The average number of shares is calculated by assuming that outstanding conversions were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period potentially dilutive common shares issuable upon the exercise of warrants and options were not included in the computation of loss per share because their effect was anti-dilutive

m.	Share-based payment transactions:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the statements of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the vesting attribution approach over the requisite service period of each of the awards, net of estimated forfeitures. Forfeitures are accounted for as they occur. The Company estimates the fair value of share options granted using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, including the expected share price volatility, free risk interest rate, dividends and the expected option term. Expected volatility was calculated based on the average of the standard deviation of a sample of similar companies. The expected option term represents the period that the Company’s share options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends. As a result, the dividend rate was zero.

n.	Accounting pronouncement recently adopted

In February 2016, the FASB issued ASU 2016-02 “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For operating leases, the ASU requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The ASU retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee.

Effective January 1, 2022, the Company adopted the new lease accounting standard. The Company elected to apply the practical expedients permitted under the transition guidance within the new standard. As such, there was no impact on the Company's financial statements as a result of adopting ASU 2016-02.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance was effective for the Company beginning January 1, 2023, and interim periods therein. The implementation of ASU 2016-13 didn’t have material effect on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intraperiod tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance was effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The implementation of ASU 2019-12 didn’t have material effect on its financial statements and related disclosures.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands

NOTE 3 – UNAUDITED CONDENSED FINANCIAL STATEMENTS

The accompanying condensed consolidated balance sheet as of September 30, 2024, the condensed consolidated statements of comprehensive loss and the condensed consolidated statements of cash flows for the period commencing July 24, 2024 through September 30, 2024, are unaudited and have been approved for issuance on February 12, 2025.

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding condensed financial reporting. In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position as of September 30, 2024, as well as its results of operations and cash flows for the period commencing July 24, 2024 through September 30 2024, are not necessarily indicative of the results to be expected for the year ending December 31, 2024

NOTE 4 – ACQUISITION

The Company accounted for the following transaction as a business combination and allocated the purchase consideration to assets acquired and liabilities assumed based on their estimated fair values.

On November 14, 2023, the Company entered into the Stock Exchange Agreement (the “Share Exchange Agreement”) with Predecessor.(formerly known as LipoVac Ltd), an Israeli company (“LipoVation”) and the shareholders of Predecessor pursuant to which the former shareholders of LipoVation have agreed to contribute all of their shareholdings in Predecessor in exchange for the right to receive shares of the Company’s common stock. On July 23, 2024, the transactions contemplated under the Stock Exchange Agreement were closed and as a result Predecessor became a wholly owned subsidiary of the Company.

In consideration for the contribution of all of their shareholdings in Predecessor to the Company, the Company issued to the former Predecessor shareholders an aggregate of 23,171,642 restricted shares of the Company’s common stock, representing 40% of the outstanding shares of the Company immediately following the closing. As of September 30, 2024, due to technical reasons, the shares haven’t been issued by the transfer agent yet. During the fourth quarter of 2024 these shares were issued.

The company has calculated Fair value of the Consideration shares based on the acquired fair value using the price of transactions close to the acquisition date. The Company didn’t use quoted market prices of Revium RX due to the negligible volume of trading in its shares with no records of trading close to the transaction date.

Revium RX is a public company listed on the over the counter market in the U.S. and due to the negligible volume of trading in its shares management does not believe it is an appropriate basis to determine the value of the consideration shares based on the stock exchange quoted price. The Predecessor is a private company with no quoted price available for its shares. The transaction occurred between a willing buyer and a willing seller and the merger ratio reflects the relative fair values of both of the companies (the buyer) and the acquired company. Management has determined to evaluate the fair value of the consideration based on the fair value of Predecessor from a private placement transaction.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 4 – ACQUISITION (Cont.)

The Company allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on their fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management. This is an initial evaluation, and final assessment will be made within one year.

The initial allocation of the purchase price and the fair values of the assets acquired, and liabilities assumed in the Acquisition are as follows:

Consideration
Total Consideration	14,307
Less: Cash acquired	(729)
Total consideration, net of cash acquired	13,578
-
13,578

Identifiable assets acquired and liabilities assumed
Short term deposit	7
Other receivables	212
Fixed assets, net	2
Account payable	(182)
Other account payables	(87)
Intangibles and Goodwill	13,626
Total identifiable assets acquired, and liabilities assumed	13,578

Below proforma information for profit and loss as if the acquisition took place as of January 1, 2024:

	Successor	Predecessor	Adjustments	Consolidated
	Unaudited		Unaudited

Net loss	4,504	1,792	-	6,296

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 5 – BASIC AND DILUTED LOSS PER SHARE :

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similarly to basic loss per share except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options and warrants, if dilutive. The average number of shares is calculated by assuming that outstanding conversions were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period, potentially dilutive common shares issuable upon the exercise of warrants and options were not included in the computation of loss per share because their effect was anti-dilutive

The loss and the weighted average number of shares used in computing basic and diluted net loss per share for the period commencing January 1 through July 24,2024 through September 30,2024 and for the period commencing January 1, 2024, to July 23, 2024 and for the year ended December 31, 2023, and 2022, are as follows:

	Successor unaudited	Predecessor audited
	For the period commencing July 24 through September 30	For the period commencing January 1 through July 23	Year ended December 31,
	2024	2024	2023	2022

Numerator:
Net loss applicable to shareholders of Ordinary Share	770	1,421	987	436

Denominator:
Shares of Ordinary Share used in computing basic and diluted net loss per share	40,614,026	143,447	137,603	120,326
Net loss per share of Ordinary Share, basic and diluted	0.02	9.38	7.72	3.62

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 6 – CASH AND CASH EQUIVALENTS

	Successor	Predecessor
	Unaudited	Audited
	September 30,	July 23,	December 31,
	2024	2024	2023	2022

Dominated in USD	5,245	601	1,042	698
Dominated in NIS	410	128	144	118

Total	5,655	729	1,186	816

NOTE 7 – OTHER CURRENT ASSETS

	Successor	Predecessor
	Unaudited	Audited
	September 30,	July 23,	December 31,
	2024	2024	2023	2022

Tax authorities	37	59	153	143
Prepaid expenses	48	-	75	-
Other receivables	133	133	133	133
Other	22	20	3	4

Total	240	212	364	280

NOTE 8 – OTHER ACCOUNT PAYABLES

	Successor	Predecessor
	Unaudited	Audited
	September 30,	July 23,	December 31,
	2024	2024	2023	2022

Advance on account of shares (*)	-	-	-	200
Accrued expenses	40	72	90	-
Employees and payroll related liabilities	37	2	14	-
Other	8	13	9	-

Total	85	87	113	200

(*)	On August 12, 2022, the Predecessor signed an investment agreement with certain investors for the issuance of 2,000 Ordinary Shares NIS 0.1 par value at $100 per share, total consideration of $200. In August 2023, the investor canceled the share purchase agreement and as such the Company returned the investment amount.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 9 – SHAREHOLDERS’ EQUITY

Predecessor

Ordinary shares:

The Ordinary Shares confer upon their holders the right to participate and vote in general shareholder meetings of the Company and to share in the distribution of dividends, if any, declared by the Company from legally available funds for the payment thereof, and rights to receive a distribution of assets upon liquidation.

Shares History

a.	During 2022 the Company signed an investment agreement with certain investors for gross proceeds of $800, according to which the Company received net amount of $800 and issued 12,904 Ordinary shares NIS 0.1 par value.

b.	During 2023 the Company signed an investment agreement with certain investors for gross proceeds of $1,594, according to which the Company received net amount of $1,594 and issued 16,244 Ordinary shares NIS 0.1 par value.

Successor:

On July 23, 2024, the Company issued to the former Predecessor shareholders an aggregate of 23,171,642 restricted shares of the Company’s common stock, representing 40% of the outstanding shares of the Company immediately following closing. As of September 30, 2024, due to technical reasons, the shares haven’t been issued by the transfer agent yet. During the fourth quarter of 2024 these shares were issued. (see note 4)

Predecessor

Share-based payment

On August 10, 2023, the Predecessor adopted the 2023 Share Award Plan to directors, employees and service providers to purchase an aggregate of 23,000 shares of Ordinary shares exercisable through the tenth anniversary (10th) of date of the issuance.

On November 15, 2023, the Predecessor granted 5,657 options to purchase Company's 5,657 Ordinary Shares to Company's Chief Technology Officer. 1,415 options vested on date of grant, 1,414 options will vest on April 10, 2024, 1,414 options will vest on October 10, 2024, and 1,414 options on April 10, 2025. The exercise price is $100 per share, and the options expire on November 15, 2033.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 9 – SHAREHOLDERS’ EQUITY (Cont.)

The aggregate grant date fair value of such options was $531. The fair value of the Company’s share options granted was estimated using the black Scholes model with the following assumptions:

Description	2023 grants

Risk-free interest rate	4.25%
Expected volatility	115.5%
Dividend yield	0%
Contractual life (in years)	10

On March 18, 2024, the Predecessor granted 3,000 options to purchase the Company's 3,000 Ordinary Shares to certain directors. 1,500 options vested on date of grant, 750 options will vest on September 18, 2024, and 750 options on March 18, 2025. The exercise price is $100 per share, and the options expire on March 18, 2034.

On May 12, 2024, the Predecessor granted 2,800 options to purchase Company's 2,800 Ordinary Shares to certain director. 1,400 options vested on date of grant, 700 options will vest on November 15, 2024, and 700 options on February 15, 2025. The exercise price is $100 per share, and the options expire on May 12, 2034.

On June 23, 2024, the Predecessor granted 2,800 options to purchase Company's 2,800 Ordinary Shares to certain director. 1,400 options vested on date of grant, 700 options will vest on November 15, 2024, and 700 options on February 15, 2025. The exercise price is $100 per share, and the options expire on June 23, 2034.

The aggregate grant date fair value of options granted in 2024 was approximately $808. The fair value of the Company’s share options granted was estimated using the black Scholes model with the following assumptions:

Description	2024 grants

Risk-free interest rate	4.34% - 4.53%
Expected volatility	111.8% - 113.2%
Dividend yield	0%
Contractual life (in years)	10

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 9 – SHAREHOLDERS’ EQUITY (Cont.)

Successor:

On February 9, 2024, the Predecessor Board of Directors approved the following:

1.	Amendment to the Company’s Global Share Incentive Plan (2021), increasing the number of shares available for issuance under Company’s Global Share Incentive Plan (2021) to 20,000,000 (the “Plan Amendment”). The Plan Amendment became effective on the date of the approval by the Board of Directors, but it is subject to approval by the holders of a majority of the voting power of the Company within 12 months, pursuant to section 422(b)(1) of the Internal Revenue Code.

On November 11, 2024, following discussions with the management of the Company, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to further amend the Plan, as amended (“Amendment #2”), to reduce the maximum number of shares reserved for issuance under the Plan from 20,000,000 shares of Common Stock to 10,000,000 shares of Common Stock. Amendment No. 2 became effective on the date of approval by the Board of Directors, but it is subject to approval by the Company’s shareholders within 12 months, pursuant to section 422(b)(1) of the Internal Revenue Code

2.	A grant to the Predecessor Chief Executive Officer 3,800,000 stock options at an exercise price of $0.001 per share. 1,900,000 options were fully vested upon grant and the remaining 1,900,000 options are scheduled to vest on a quarterly basis over two years in equal quarterly instalments of 237,500 options, beginning with the quarter ended March 31, 2024. The options are exercisable within eight years from grant date. The aggregate grant date fair value of such options was approximately $4,770.

3.	A grant to the Chairman of the Board 160,000 stock options at an exercise price of $0.40 per share. 80,000 options were fully vested upon grant and the remaining 80,000 options are scheduled to vest on a quarterly basis over 2 years in equal quarterly instalments of 10,000 options, beginning with the quarter ended March 31, 2024. The options are exercisable within eight years from the grant date. The aggregate grant date fair value of such options was approximately $190.

The fair value of the Predecessor share options granted was estimated using the black Scholes model using the following range assumptions:

Description	February 9, 2024

Risk-free interest rate	4.17%
Expected volatility	110.1%
Dividend yield	0
Expected term	8
Exercise price (USD)	0.001-0.4

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 9 – SHAREHOLDERS’ EQUITY (Cont.)

Share-based expenses recognized in the financial statements:

	Successor	Predecessor
	For the period commencing July 24	For the period commencing January 1
	through September 30	through July 23	For the year ended December 31,
	2024	2024	2023	2022

Research and development expenses	230	710	205	-
General and administrative expenses	280	-	-	-

Net loss and comprehensive loss	510	710	205	-

	Predecessor audited
	Number of options	Weighted average exercise price	Weighted average remaining contractual terms (in years)	Aggregate intrinsic value

Outstanding at December 31, 2023	5,657	100	9.88	-
Grants	8,600	100	10	-
Outstanding at July 23, 2024	14,257	100	9.61	-

Vested and expected to vest at July 23, 2024	7,129	100	9.61	-
Exercisable at July 23, 2024	7,129	100	9.61	-

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 9 – SHAREHOLDERS’ EQUITY (Cont.)

	Successor Unaudited
	Number of options	Weighted average exercise price	Weighted average remaining contractual terms (in years)	Aggregate intrinsic value

Outstanding at July 24, 2024	7,020,000	0.18	6.1	-
Grants	-	-	-	-

Outstanding at September 30, 2024	7,020,000	0.18	6.3	-

Vested and expected to vest at September 30, 2024	5,782,500	0.22	6.1	-

Exercisable at September 30, 2024	5,782,500	0.22	6.1	-

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 10 – TAXES ON INCOME

As of September 30, 2024, July 23, 2024, December 31, 2023, and 2022, the Company’s deferred taxes were in respect of the following:

	Successor	Predecessor
	Unaudited	Audited
	September 30,	July 23,	December 31,
	2024	2024	2023	2022
Deferred tax assets:
Operating loss carry forward	177	326	395	215
Deferred tax assets before valuation allowance	177	326	395	215
Valuation allowance	(177)	(326)	(395)	(215)

Net deferred tax asset	-		-	-

a.	Reconciliation of the theoretical tax expense to the actual tax expense:

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

	Successor Unaudited	Predecessor Audited
	September 30	23 July,	December 31,
	2024	2024	2023	2022

Net loss, as reported in the consolidated statements of comprehensive loss	770	1,421	987	436
Statutory tax rate	23%	23%	23%	23%

Computed “expected” tax income	177	326	227	100
Valuation allowance	(177)	(326)	(227)	(100)
Taxes on income	-	-	-	-

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Predecessor:

The Predecessor's research is conducted at the Hebrew University (subject to license and research agreements) in Professor Bernholtz Yehezkel's laboratory, and the drug development activity is conducted through subcontractors.

The Predecessor has signed an option agreement for an exclusive license for the technology with "Yissum Research Development Company of the Hebrew University of Jerusalem Ltd." ("Yissum"), the commercialization Company of the Hebrew University of Jerusalem.

In November 2022, the Predecessor exercised its option and signed a license agreement with Yissum.

Under the agreement, the Predecessor undertook to finance research at Professor Bernholtz Yehezkel's laboratory, promote the development of the products that result from the research, and maintain the patents that result from the research.

The Predecessor currently has three projects under four different agreements with Yissum:

LV-100 – Liposomal Nano-Mupirocin: A new antibiotic treatment aimed at combating resistant bacteria which is in pre-clinical studies phase. The Predecessor is obligated to pay royalties at the rate of 3% of net sales. The Predecessor shall pay Yissum the following amounts in connection with the achievement of the following milestones per each Product (each, a “Milestone”): (1) $150 upon first patient enrolled in a Phase I Clinical Trial; (2) $300 upon first patient enrolled in a Phase II Clinical Trial; (3) $450 upon First patient enrolled in a Phase III Clinical Trial and (4) $600 upon first commercial sale in either Europe or the US, the earlier to occur of the two.

LV-200 – Liposomal Candesartan (also called ARB): A supportive treatment designed to improve existing cancer therapies by enhancing drug efficacy and reducing toxicity and side effects which is in pre-clinical studies. The Predecessor undertook to finance the research program. Upon completion of the research plan, the Company will be able to decide whether it wants to license the technology. If so, a licensing agreement will be signed.

LV-400 – A Liposomal Platform for Vaccine Development: This platform is intended for the development of new vaccines, such as those for COVID-19, Zika, and West Nile virus. The Predecessor is obligated to pay royalties at the rate of 3% of net sales. The Predecessor shall pay Yissum the following amounts in connection with the achievement of the following milestones per each Product (each, a “Milestone”): (1) $150 upon first patient enrolled in a Phase I Clinical Trial; (2) $300 upon first patient enrolled in a Phase II Clinical Trial; (3) $450 upon First patient enrolled in a Phase III Clinical Trial and (4) $600 upon first commercial sale in either Europe or the US, the earlier to occur of the two.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 12 – SELECTED STATEMENTS OF OPERATIONS DATA

a.	Research and development expenses:

	Successor Unaudited	Predecessor audited
	For the period commencing July 24, through September 30,	For the period commencing January 1, through July 23,	Year ended December 31,
	2024	2024	2023	2022

Subcontractors and consultants	50	354	490	324
Share based payment	230	710	205	-
Payroll and related expenses	51	98	151	-
	331	1,162	846	324

b.	General and administrative expenses:

	Successor Unaudited	Predecessor audited
	For the period commencing July 24, through September 30,	For the period commencing January 1, through July 23,	Year ended December 31,
	2024	2024	2023	2022

Professional services	40	131	148	111
Rent and office maintenance	12	64	1	1
Payrol expenses	97	-	-	-
Share based payment	280	-	-	-
Others	35	62	7	-
	464	257	156	112

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

U.S. dollars in thousands, except share and per share data

NOTE 13 – RELATED PARTIES

As of September 30, 2024, July 23, 2024, December 31, 2023, and 2022, the balance of trade payables totaled $72, $105, $99 and $315, respectively, is a debt to the "Yissum" company. The "Yissum" company coordinates the economic activities for the Company's research services under an exclusive license agreement signed on November 24, 2022 (refer also to Note 11).

"Yissum" owns 2.3%, 6.6%, 6.6% and 5.82% of the Company's share capital as of September 30, 2024, July 23, 2024, December 31, 2022, and 2023, respectively.

NOTE 14 – SUBSEQUENT EVENTS

a.	On November 11, 2024, following discussions with the management of the Company, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to further amend the Plan, as amended (“Amendment #2”), to reduce the maximum number of shares reserved for issuance under the Plan from 20,000,000 shares of Common Stock to 10,000,000 shares of Common Stock. Amendment No. 2 became effective on the date of the approval by the Board of Directors, but it is subject to approval by the Company’s shareholders within 12 months, pursuant to section 422(b)(1) of the Internal Revenue Code.

b.	Effective December 1, 2023, Mr. Eyal Flom resigned as a director of the Company

c.	On December 17, 2024, Mr. David Akunis was appointed as Chief Executive Officer of the Company, effective as of December 23, 2024, following Ms. Martin’s resignation from such post. On such date, Ms. Martin was appointed as Chief Operating Officer of the Company. Ms. Martin continues to hold the position of Director and President.

d.	On December 31, 2024, the Board approved a grant under the Company’s Global Share Incentive Plan (2021) to an employee of the Predecessor of 740,000 stock options at an exercise price of $0.30 per share. Of the options granted, options for 560,000 shares were fully vested upon grant and the remaining 180,000 options are to be vest on April 10, 2025. The options exercisable within eight years from grant date

REVIUM RX. (FORMELY REVIUM RECOVERY, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - -

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors of Revium Rx.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Revium Rx. and subsidiaries (the “Company”) as of December 31, 2023, and 2022, the related consolidated statements of comprehensive loss, change in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”).In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.	/s/ Ziv Haft
Tel Aviv, Israel	Certified Public Accountants (Isr)
February 14, 2024	BDO Member Firm

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CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	Note	December 31, 2023	December 31, 2022

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		530	426
Short-term Deposit		4,950	-
Other Current assets	3	148	31
Total current assets		5,628	457

Property and equipment, net		2	3
Total non-current assets		2	3

TOTAL ASSETS		5,630	460

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable		64	50
Other account payables		79	19
Convertible Notes		1	1
Total current liabilities		144	70

Commitments and Contingencies

STOCKHOLDERS’ EQUITY	6
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized, None issued and outstanding as of December 31, 2023 and December 31, 2022		-	-
Common stock, par value $0.001 per share; 250,000,000 shares authorized; 34,757,458 and 28,987,927 shares issued and outstanding as of December 31, 2023, and December 31, 2022, respectively		34	28
Additional paid in capital		10,775	5,002
Accumulated deficit		(5,323)	(4,640)
Total stockholders' equity		5,486	390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		5,630	460

The accompanying notes are an integral part of these financial statements.

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

		For the year ended
	Note	December 31,
		2023	2022

Operating expenses
Research and development expenses	7a	7	67
General and administrative expenses	7b	673	1,124
Operating loss		680	1,191

Financial expenses, net		3	22

Net loss		683	1,213
Net loss per common share – basic and diluted		0.02	0.04
Weighted average common shares outstanding – basic and diluted		29,358,453	28,110,869

The accompanying notes are an integral part of these financial statements.

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CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share data)

	Common Stock: Shares (*)	Common Stock: Amount		Preferred Stock: Shares	Preferred Stock: Amount	Additional Paid in Capital	Accumulated Deficit	Totals

Balance at December 31, 2021	28,050,165	28		-	-	4,335	(3,427)	936

Issuance of shares and warrants, net (*)	937,762	*	)	-	-	375	-	375
Stock based compensation	-	-		-	-	292	-	292
Net loss for the period	-	-		-	-	-	(1,213)	(1,213)

Balance at December 31, 2022	28,987,927	28			-	5,002	(4,640)	390

Issuance of shares and warrants, net	5,769,531	6		-	-	5,728	-	5,734
Stock based compensation	-	-		-	-	45	-	45
Net loss for the period	-	-		-	-	-	(683)	(683)

Balance at December 31, 2023	34,757,458	34		-	-	10,775	(5,323)	5,486

*) Less than 1 thousand.

The accompanying notes are an integral part of these financial statements.

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CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	For the Year Ended December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(683)	(1,213)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2	2
Stock based compensation	45	292
finance expense	-	62
Changes in assets and liabilities
Other current assets	(17)	30
Other account payables	10	10
Accounts payable	14	(4)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(629)	(821)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in short term deposit	(4,950)	-
Purchase of property, plant and equipment	(1)	(2)
NET CASH PROVIDED BY INVESTING ACTIVITIES	(4,951)	(2)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of Common stock and warrants	5,634	375
Receipt on account of shares	50	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,684	375

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	104	(448)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	426	874
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	530	426

NON-CASH ACTIVITY
Issuance of Common stock and warrants against receivables	100	-

The accompanying notes are an integral part of these financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1 – GENERAL

a.	Revium Rx (the “Company” or “Revium”), previously known as Revium Recovery Inc., was incorporated in the State of Delaware on January 24, 1997, under the name “Fun Cosmetic, Inc.” On August 29, 2005, it changed its name to Grand Canal Entertainment, Inc. On October 14, 2008, the Company merged with OC Beverage, Inc. a Nevada corporation, a manufacturer of beverages, and on October 31, 2008, it subsequently changed its name to OC Beverages, Inc. On June 22, 2020, the Company formed a wholly owned Israeli subsidiary called Revium Recovery Ltd. (the “Subsidiary”). On December 4, 2020, the Company changed its name to Revium Recovery Inc. The activity of the Subsidiary is developing clinical decision-making support system (DMSS) in the field of mental health, including novel diagnostics algorithms and treatment monitoring tools. On December 17, 2024, the Company completed the redomicile from the State of Delaware to the State of Nevada (the “Reincorporation. As a result of the Reincorporation, the Company ceased its business existence as a Delaware corporation and continued its business existence as a Nevada corporation under the name “Revium Rx.”

b.	On November 14, 2023, the Company entered into the Stock Exchange Agreement (the “Stock Exchange Agreement”) with LipoVation Ltd. (formerly known as LipoVac Ltd), an Israeli company (“LipoVation”) and the shareholders of LipoVation pursuant to which the former shareholders of LipoVation have agreed to contribute all of their shareholdings in LipoVation for Company’s common stock which will equal to 40% of the issued and outstanding shares of the Company’s common stock immediately following the share exchange. On July 23, 2024, the transactions contemplated under the Stock Exchange Agreement were closed and as a result LipoVation became a wholly owned subsidiary of the Company. See note 8(b)

c.	Liquidity and management plans:

The Company is in the research and development (R&D) stage and, as such, has not as of the date of this report generated any revenues from its current operations. The Company's activities are primarily funded through investment. As of December 31, 2023, the Company raised $5,718 and reported an accumulated deficit of $5,323.

To support its operations and advance its development program, the Company intends to continue seeking investments. Management anticipates that additional capital will be necessary to fund its ongoing R&D activities. However, there are currently no binding commitments for further investment, and there can be no assurance that the Company will secure the required capital on commercially reasonable terms, or at all.

If sufficient investment cannot be obtained, the Company may need to implement cost-cutting measures, scale back its R&D activities, or delay certain development programs. Despite these potential challenges, management and the board of directors believe that the Company’s existing financial resources will be sufficient to sustain its planned operations for at least the next twelve months.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

a.	Use of estimates in preparation of Financial Statements:

The preparation of consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated Financial Statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated Financial Statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to the consolidated Financial Statements, the most significant estimates and assumptions relate to the going concern assumptions is considered substantial.

b.	Business combination

The Company allocates the fair value of consideration transferred in a business combination to the assets acquired, liabilities assumed, and non-controlling interests in the acquired business based on their fair values at the acquisition date. All assets and liabilities are recognized in fair value. The purchase price allocation process requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. Direct transaction costs associated with the business combination are expensed as incurred. The excess of the fair value of the consideration transferred plus the fair value of any non-controlling interest in the acquiree over the fair value of the assets acquired, liabilities assumed in the acquired business is recorded as goodwill. The allocation of the consideration transferred in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date. The cumulative impact of revisions during the measurement period is recognized in the reporting period in which the revisions are identified. The Company includes the results of operations of the business that it has acquired in its consolidated results prospectively from the date of acquisition. If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquire is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

c.	Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance.

The Company operates in one operating segment, and this segment is the only reporting unit.

d.	Principles of consolidation:

The consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company balances and transactions have been eliminated upon consolidation.

e.	Functional currency:

The functional currency of the Company and its subsidiaries and the presentation currency of the financial statements is the U.S. dollar.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts denominated in currencies other than the dollar are re-measured into dollars in accordance with ASC No. 830, “Foreign Currency Matters”. All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the consolidated statement of comprehensive loss as financial income or expenses, as appropriate.

f.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

g.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and electronic equipment	33

h.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant and Equipment”. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2023, and 2022, no impairment losses have been identified.

i.	Research and development expenses:

Research and development expenses are charged to the statement of comprehensive loss as incurred.

In-Process Research and Development assets, acquired in an asset acquisition (i.e., assets acquired outside a business combination transactions) that are to be used in a research and development project which are determined not to have an alternative future use are charged to expense at the acquisition date in accordance with ASC 730, “Research and Development”.

j.	Severance pay:

The subsidiary had no employees as of December 31, 2023. The subsidiary’s liability for severance pay is subject to Section 14 of Israel’s the Severance Compensation Act, 1963 (“Section 14”), pursuant to which all Subsidiary’s employees are included under Section 14, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee’s name with insurance companies. Under Israeli employment law, payments in accordance with Section 14 release the subsidiary from any future severance payments in respect of those employees. The Company has made all of the required payments as of December 31, 2023.

The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination.

The severance pay liabilities and deposits under Section 14 are not reflected in the consolidated balance sheets as the severance pay risks have been irrevocably transferred to the severance funds.

Severance expenses for the years ended December 31, 2023, and 2022 amounted to $1 and 1$, respectively.

k.	Income taxes:

The Company accounts for income taxes in accordance with ASC No. 740, “Income Taxes”, (“ASC 740”) which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of December 31, 2023, and 2022, a full valuation allowance was provided by the Company.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2023, and 2022, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

l.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are invested in major banks in Israel.

Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

m.	Fair value of financial instruments:

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2	-	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, other current assets, accounts payables, other account payables and convertible notes approximate their fair value due to the short-term maturities of such instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.	Legal and other contingencies:

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2023, and 2022, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

o.	Basic and diluted loss per share:

Basic loss per share is computed by dividing the loss for the period applicable to Ordinary Shareholders by the weighted average number of shares of common stock. Par value $0.001 per share (the “Common Stock”) outstanding during the period.

In computing diluted loss per share, basic loss per share is adjusted to reflect the potential dilution that could occur upon the exercise of warrants using the “treasury stock method”, if the effect of each of such financial instruments is dilutive.

All outstanding share options and warrants for the years ended December 31, 2023, and 2022 have been excluded from the calculation of the diluted net loss per share, because all such securities are anti-dilutive for all periods presented. The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	December 31,
	2023	2022
Options	3,060,000	4,550,000
Warrants	6,372,265	-

Total	9,432,265	4,550,000

The loss and the weighted average number of shares used in computing basic and diluted net loss per share for the years ended December 31, 2023, and 2022, are as follows:

	Year ended December 31,
	2023	2022
Numerator:
Net loss applicable to stockholders of Common Stock	(683)	(1,213)
Denominator:
Shares of Common Stock used in computing basic and diluted net loss per share	29,358,453	28,110,869
Net loss per share of Common Stock, basic and diluted	(0.02)	(0.04)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	The Company applies the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows from acquired technology and acquired customer relationships from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates

q.	Share-based payment transactions:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the statements of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the vesting attribution approach over the requisite service period of each of the awards, The Company estimates the fair value of share options granted using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, including the expected share price volatility, free risk interest rate, dividends and the expected option term. Expected volatility was calculated based on the average of the standard deviation of a sample of similar companies. The expected option term represents the period that the Company’s share options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions.

r.	Goodwill:

Goodwill is recorded as a result of acquisition. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable net tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an impairment test.

s.	Accounting pronouncement recently adopted

In February 2016, the FASB issued ASU 2016-02 “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For operating leases, the ASU requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The ASU retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee.

Effective January 1, 2022, the Company adopted the new lease accounting standard. The Company elected to apply the practical expedients permitted under the transition guidance within the new standard. As such, there was no impact on the Company's financial statements as a result of adopting ASU 2016-02.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Cont.)

t.	Disclosure of new accounting standards

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASAU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance was effective for the Company beginning January 1, 2023, and interim periods therein. The implementation of ASU 2016-13 didn’t have material effect on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intraperiod tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance was effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The implementation of ASU 2019-12 didn’t have material effect on its consolidated financial statements and related disclosures.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025, on a prospective basis. The Company expects that ASU 2023-09 will not have a material impact on its consolidated financial statements and related disclosures

In November 2023, the FASB issued ASU 2023-07, “Improvements to Reportable Segment Disclosures (Topic 280)” which requires enhanced disclosure of (1) significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, (2) the amount and description of the composition of other segment items which reconcile to segment profit or loss, and (3) the title and position of the entity’s CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and allocating resources. The amendments also expand the interim segment disclosure requirements. This new guidance is effective for annual periods beginning October 1, 2024, and interim periods beginning October 1, 2025. Early adoption is permitted. The amendments in this ASU apply retrospectively to all prior periods presented in the financial statements. The Company is still in the process of evaluating the new guidance and its effect on the company's consolidated financial statements and related disclosures.

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 3 – OTHER CURRENT ASSETS

	December 31,
	2023	2022

Receivables on account of shares (refer to Note 5)	100	-
Tax authorities	11	11
Prepaid expenses	37	20

	148	31

NOTE 4 – TAXES ON INCOME

a.	Tax rates applicable to the Company:

At December 31, 2023, the Company had U.S. federal net operating loss carryforwards of approximately $3,108 available to reduce future taxable income.

b.	Tax rates applicable to the Subsidiary:

Taxable income of the Subsidiary is subject to the Israeli Corporate tax rate, which was 23% in 2023 and 2022.

The Company’s Israeli subsidiaries have estimated total available carryforward operating tax losses for Israeli income tax purposes of approximately $1,502 as of December 31, 2023.

c.	The Subsidiary has not received final tax assessment since its inception.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2023, and 2022, the Company’s deferred taxes were in respect of the following:

	December 31,
	2023	2022
Deferred tax assets:
Operating loss carry forward	998	837
Deferred tax assets before valuation allowance	998	837
Valuation allowance	(998)	(837)

Net deferred tax asset	-	-

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4 – TAXES ON INCOME (Cont.)

e.	Reconciliation of the theoretical tax expense to the actual tax expense:

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

	Year ended December 31,
	2023	2022

Net loss, as reported in the consolidated statements of comprehensive loss	683	1,213
Statutory tax rate	21%	21%
Computed “expected” tax income	143	255
Valuation allowance	(143)	(255)

Taxes on income	-	-

NOTE 5 – COMMITMENTS AND CONTINGENCIES

a.	In 2023, the Company received an advance on account of shares of $1,200 (out of which $100 was received in the beginning of 2024) remitted from qualified investors, which were initially deposited into an escrow account maintained by the Company’s counsel. Upon certain events as described below which have since occurred as of November 2023, the investors would be entitled to receive for their investment: (i) two (2) shares of the Company’s common stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock exercisable for a three year period, at a per share exercise price of $0.80. The price per Unit was $0.80 (the “Earlier Private Placement”).

Separately, between April 2023 and September 2023, the Company received an advance on account of shares of $4,518.75 remitted from qualified investors. Upon certain events as described below which have occurred as of November 2023, the investors would be entitled to receive for their investment (i) two (2) shares of the Company’s common stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock exercisable for a three year period, at a per share exercise price of $2.40, at a per Unit price of $3.20 (the “Later Private Placement”; together with the Earlier Private Placement, the “2023 Private Placements”)).

NOTE 6 – STOCKHOLDERS’ EQUITY

The subscription agreement with the investors with respect to the 2023 Private Placements provided that the subscription amounts may be utilized by the Company only following the entry into by the Company or subsidiary thereof into an agreement whereby the Company would acquire research services and/ or exclusive license or other rights with respect to technologies with multiple applications or into a business combination with an entity that possesses research services and/ or exclusive license or other rights with respect to technologies with medical and pharma applications. As such, upon receipt, the funds were classified as liability and recorded under other account payables.

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6 – STOCKHOLDERS’ EQUITY (Cont.)

The above condition was satisfied by the entry by the Company into the share exchange agreement referred to in Note 1(b) on November 14, 2023. Accordingly, following the execution of the share exchange agreement, the Company issued to the investors in respect of the 2023 Private Placements an aggregate of 5,699,218 of the Company’s Common Stock and warrants to purchase an additional 2,849,609 shares of Common stock, of which warrants for 1,437,500 shares have a per share exercise price of $0.80 and warrants for 1,412,109 shares have a per share exercise price of $2.40. The warrants are exercisable through December 31, 2026.

Fund at the amount of $50 which were received in escrow as an advance payment on account of shares were returned to the investor during the third quarter of 2024 as the investor elected to not proceed with the investment. These funds were recorded under other accounts payables in Company's consolidated balance sheets.

On November 6, 2023, the Company’s board of directors determined to increase the number of shares available for issuance under the Company’s employee stock option plan from 5,000,000 shares to 20,000,000 million shares, subject to shareholder approval. See Note 6.

Common stock:

The Common Stock confers upon their holders the right to participate and vote in general shareholder meetings of the Company and to share in the distribution of dividends, if any, declared by the Company from legally available funds for the payment thereof, and rights to receive a distribution of assets upon liquidation.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred shares. As of December 31, 2023, no shares of Preferred Stock were outstanding.

Shares History

a.	In December 2020, the Company initially closed on a private placement (the “2020 Private Placement”) of units of the Company ‘securities where each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) shares of the Company’s Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock through December 9, 2023 at a per share exercise price of $0.80 (the “2020 Private Placement Warrant”). The price per unit was $0.80. The Company raised aggregate gross proceeds of $1,840 from the initial closing of the 2020 Private Placement and issued 4,600,000 Common stock and 2,300,000 warrants. On January 22, 2021 the Company received additional$ 500 in respect of the 2020 Private Placement and issued 1,250,000 Common stock and 625,000 Warrants with the same terms of 2020 Private Placement.

b.	On March 15, 2021 the Company received additional $50 in respect of the 2020 Private Placement and issued 125,000 Common stock and 62,500 Warrants with the same terms of 2020 Private Placement.

c.	On April 19, 2021 the Company received additional $25 in respect of the 2020 Private Placement and issued 62,500 Common stock and 31,250 Warrants with the same terms of 2020 Private Placement.

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6 – STOCKHOLDERS’ EQUITY (Cont.)

d.	In August 2021, the Company’s board of directors and the holders of a majority of the Company’s outstanding voting stock approved an amendment to the Company’s certificate of incorporation to amend the Certificate of Designation of Rights relating to the Series B Preferred Stock, par value $0.001 per share, to adjust the conversion rate thereunder from 500 shares of Common Stock to each share of Series B Preferred Stock to eight (8) shares of Common Stock to each share of Series B Preferred Stock and (ii) to delete the authorized Preferred Stock of the Company.

In connection with the above, in August 2021 the holders of the 2 million outstanding preferred stock agreed to convert all of the outstanding preferred shares into 16 million shares of Common Stock immediately following the filing with the State of Delaware of the amendment to the certificate of incorporation.

On November 1, 2021, the Company amended its certificate of incorporation to amend the Certificate of Designation of Rights relating to the Series B Preferred Stock, par value $0.001 per share, to adjust the conversion rate thereunder from 500 shares of Common Stock to each share of Series B Preferred Stock to eight (8) shares of Common Stock to each share of Series B Preferred Stock (the “Amendment to Series B Designations”).

On November 30, 2021, the then outstanding 2,000,000 million shares of Series B Preferred Stock, par value $0.001 per share converted into 16 million shares of the Company’s Common Stock.

e.	On August 16, 2022, the Company received $375 from the private placement of units of the Company ‘securities where each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) share of the Company’s Common Stock and (ii) one common stock purchase warrant to purchase an additional share of the Company’s Common Stock through December 9, 2023 at a per share exercise price of $0.80 through August 16, 2025. The price per Unit was $0.80. In consideration thereof, in November 2022 the investor was issued 937,500 shares of Common stock and warrants for an additional 468,750 shares of Common Stock.

f.	On November 14, 2023, following the execution of an agreement with LipoVation Ltd, the Company issued 5,699,218 Common stock and 2,849,609 warrants to purchase Common stock of the Company to certain investors for a consideration of $5,668.75 (out of which $100 were received in the first quarter of 2024) which were previously received as an advance payment on account of shares. See Note 5a. Of the warrants issued, warrants for 1,437,500 shares have a per share exercise price of $0.80 and warrants for 1,412,109 shares have a per share exercise price of $2.40. The warrants are exercisable through December 31, 2026.

g.	On December 21, 2023, the Company received $112.5 from the private placement of units of the Company’s securities where each unit (a “Unit” and collectively the “Units”) is comprised of (i) two (2) share of the Company’s Common Stock par value $0.001 per share and (ii) a warrant to purchase an additional share of the company's Common Stock, exercisable for a three-year period at a per share exercise price of $2.40, all at a per Unit purchase price of $3.20. As a result, the investor was issued 70,313 shares of Common stock and warrants for an additional 35,156 shares of Common Stock, exercisable through 31 December 2026.

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6 – STOCKHOLDERS’ EQUITY (Cont.)

Share-based payment

h.	On September 30, 2021, the Company granted options under its Global Share Incentive Plan (2021) to directors, employees and service providers to purchase an aggregate of 4,800,000 shares of Common Stock exercisable through the eighth anniversary (8th) of the issuance at a per share exercise price of $0.40. Of the options granted, 3,300,000 were to senior officers and directors.

During the year ended December 31, 2023, and 2022, 1,490,000 and 250,000 options, respectively, were forfeited, and 3,060,000 options are outstanding and exercisable as of December 31, 2023.

The aggregate grant date fair value of such options was approximately $1,200. The fair value of the Company’s share options granted was estimated using the black Scholes model.

	For the year ended December 31,
	2023			2022
		Weighted			Weighted
	Amount	average	Aggregate	Amount	average	Aggregate
	of	exercise	Intrinsic	of	exercise	intrinsic
	options	price	Value	options	price	value
		$	$		$	$
Outstanding at beginning of period	4,550,000	0.40	-	4,800,000	0.40	-
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Forfeited	(1,490,000)	-	-	(250,000)	0.40	-
Outstanding at end of period	3,060,000	0.40		4,550,000	0.40
Vested at end of period	3,060,000	0.40		3,921,875	0.40

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7 – STATEMENTS OF OPERATIONS DATA

a.	Research and development expenses:

	Year ended December 31,
	2023	2022

Subcontractors and consultants	7	51
Payroll and related expenses	-	16
	7	67

b.	General and administrative expenses:

	Year ended December 31,
	2023	2022

Professional services	282	422
Payroll and related expenses	234	202
Rent and office maintenance	22	22
Share-based compensation expense	45	292
Others	90	186
	673	1,124

NOTE 8 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date these financial statements were available to be issued. The Company concluded that no subsequent events have occurred that would require recognition or disclosure in the financial statements, except:

a.	On February 9, 2024, the Company’s Board of directors approved the following:

1.	Increase the number of shares available for issuance under the Company's Global Share Incentive Plan (2021) to 20,000,000.

2.	A grant to Company’s Chief Executive officer 3,800,000 stock options at an exercise price of $0.001 per share. Of the options granted, options for 50% of the options was fully vested upon grant and the remaining 50% will vest on a quarterly basis over the following years in equal quarterly instalments of 237,500 shares. The options exercisable within eight years from grant date.

3.	A grant to one of Company’s directors 160,000 stock options at an exercise price of $0.40 per share. Of the options granted, options for 50% of the options was fully vested upon grant and the remaining 50% will vest on a quarterly basis over two years in equal quarterly instalments of 10,000 shares. The options exercisable within eight years from grant date.

REVIUM RX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8 – SUBSEQUENT EVENTS (Cont.)

b.	On July 23, 2024, the transactions contemplated under the Stock Exchange Agreement referred to in Note 1(b) were closed and as a result LipoVation became a wholly owned subsidiary of the Company. See Note 1b. In consideration for the contribution of all of their shareholdings in LipoVation to the Company, the Company issued to the former LipoVation shareholders an aggregate of 23,171,642 restricted shares of the Company’s common stock, representing 40% of the outstanding shares of the Company immediately following the closing.

c.	On November 11, 2024, following discussions with the management of the Company, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to further amend the Plan, as amended (“Amendment #2”), to reduce the maximum number of shares reserved for issuance under the Plan from 20,000,000 shares of Common Stock to 10,000,000 shares of Common Stock. Amendment No. 2 became effective on the date of the approval by the Board of Directors, but it is subject to approval by the Company’s shareholders within 12 months, pursuant to section 422(b)(1) of the Internal Revenue Code.

d.	On December 17, 2024, Mr. David Akunis was appointed as Chief Executive Officer of the Company, effective as of December 23, 2024, following Ms. Martin’s resignation from such post. On such date, Ms. Martin was appointed as Chief Operating Officer of the Company. Ms. Martin continues to hold the position of Director and President.

e.	On December 31, 2024, the Board approved a grant under the Company’s Global Share Incentive Plan (2021) to an employee of LipoVation of 740,000 stock options at an exercise price of $0.30 per share. Of the options granted, options for 560,000 shares were fully vested upon grant and the remaining 180,000 options are to be vest on April 10, 2025. The options exercisable within eight years from grant date

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY__, 2025

REVIUM RX.

Up to 37,625,790 Shares of Common Stock

This Resale Prospectus relates to the resale, from time to time, of up to an aggregate of 37,625,790 shares of our Common Stock, including 6,372,265 shares of Common Stock issuable upon exercise of Investor Warrants. by the Selling Stockholders identified in this Resale Prospectus under the caption “Selling Stockholders.” We are not selling any shares of our Common Stock under this Resale Prospectus, and we will not receive any proceeds from the sale of Shares of Common Stock offered hereby by the Selling Stockholders, although we may receive $7,413,436 from the exercise of the outstanding Investor Warrants, if they are exercised for cash.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2025.

TABLE OF CONTENTS

Page
About This Prospectus	Alt-ii
Summary of the Offering	Alt-1
Selling Stockholders	Alt-2
Use of Proceeds	Alt-4
Plan of Distribution	Alt-5

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[RESALE PROSPECTUS ALTERNATE PAGE]

ABOUT THIS PROSPECTUS

This Resale Prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. This Resale Prospectus is related to the resale by the Selling Stockholders identified in this Prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of to 37,625,790 Shares of our Common Stock, including 6,372,265 shares of Common Stock issuable upon exercise of Investor warrants. We are not selling any shares of our Common Stock under this Prospectus, and we will not receive any proceeds from the sale of Shares of Common Stock offered hereby by the Selling Stockholders, although we may receive $7,413,436 from the exercise of the outstanding Investor Warrants, if they are exercised for cash.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference into this prospectus. This Resale Prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this Resale Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Resale Offering and the distribution of this prospectus applicable to that jurisdiction.

If required, each time each Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this Resale Offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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[RESALE PROSPECTUS ALTERNATE PAGE]

SUMMARY OF THE OFFERING

Issuer	Revium Rx.

Securities to be Offered by Selling Stockholders	Up to 37,625,790 Shares of Common Stock, consisting of (i) up to 31,253,525 shares of Common Stock, including 14,479,442 shares of Common Stock issued in the Share Exchange, representing a portion of the Exchange Shares and (ii) up to an aggregate of 6,372,265 shares of Common Stock issuable upon exercise of the Investor Warrants, including 1,447,265 shares issuable upon exercise of warrants issued to certain Selling Stockholders at an exercise price of $2.40 per share and up to 4,925,000 shares issuable upon exercise of warrants issued to certain Selling Stockholders at an exercise price of $0.80 per share.

Common Stock outstanding before the Offering	60,729,100 shares of Common Stock (1)

Common Stock outstanding after the Offering (assuming all of the shares offered in the Offering, including the shares issuable upon the warrants, have been issued and sold)	98,354,890 shares of Common Stock (2)

Ticker symbol	RVRC.

Offering Price	Since there is no established market for the resale of these shares, the Selling Stockholders may sell the shares registered for the resale in this Resale Offering at the fixed price of $1.00 per share. Once, and if, our Common Stock is upgraded to the OTCQB tier of OTC Market, or on any national security exchange and there is an established market for these resale shares, the Selling Stockholders may sell the resale shares from time to time at the market price prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock in the Resale Offering by the Selling Stockholders. However, to the extent that the common stock purchase warrants held by the Selling Stockholders are exercised for cash, we will receive the payment of the exercise price in connection with such exercise.

Risk Factors	See the discussion under the caption “Risk Factors” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

(1)	As of February 14, 2025

(2)	The number of shares of our Common Stock that will be outstanding after this Offering is based on 60,729,100 shares of our Common Stock outstanding as of February 14, 2025 and excludes:

●	4,960,000 shares of Common stock issuable upon the exercise of outstanding stock options as of February __, 2025, granted pursuant to our Global Share Incentive Plan (2021), as amended (the “2021 Plan”), at a weighted-average exercise price of $0.31 per share and

●	2,240,000 shares of Common Stock reserved, in the aggregate, for future issuance under our 2021 Plan, as amended, as of February 14, 2025.

●	6,372,265 shares of Common stock issuable upon the exercise of 6,372,265 warrants, at a weighted-average exercise price of $1.16 per share and

Except as otherwise indicated, all information in this Prospectus:

●	assumes no exercise of outstanding options subsequent to _ February 14, 2025;

●	assumes no vesting of restricted stock unit awards subsequent to February 14, 2025.

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[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

This Prospectus relates to the resale, from time to time, of up to an aggregate of up to 37,625,790 Shares and include (i) 31,253,525 shares of Common Stock of the Company (which includes 14,479,442 Exchange Shares) and (ii) up to 6,372,265 shares of Common Stock issuable upon exercise of Investor Warrants, including 4,925,000 shares issuable upon exercise of common stock purchase warrants issued to certain Selling Stockholders at a per share exercise price of $0.80 and up to 1,447,265 shares issuable upon exercise of common stock purchase warrants issued to certain Selling Stockholders at a per share exercise price of $2.40.

The Selling Stockholders may dispose the Shares covered by this Prospectus from time to time at the fixed price of $1.00 per share, until such shares are quoted on the OTCQX or the OTCQB marketplace of OTC Markets, Inc. or until the shares of our common stock are listed on a national securities exchange. The following table provides, as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by the Selling Stockholders and the percentage owned by the Selling Stockholders. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of the Shares.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Offered for the Selling Shareholder’s Account	Shares of Common Stock Owned by the Selling Shareholder After the Offering	Percent of Common Stock to be Owned by the Selling Shareholder After the Offering
Sheldon Perl[1]	3,562,500	3,562,500	---	*
1632 Equities LLC2	375,000	375,000	---	*
MJC 100 LLC[3]	375,000	375,000	---	*
Sarah Gottdenger[4]	150,000	150,000	---	*
Yochanan Cohen[5]	750,000	750,000	---	*
Joseph Schwartz[6]	859,604	859,604	---	*
Siyata Dishmaya Holdings LLC[7]	375,000	375,000	---	*
Moshe Paskesz[8]	980,755	980,755	---	*
Vinyard Family Holdings LLC[9]	750,000	750,000	---	*
Moshe Eichler[10]	937,500	937,500	---	*
Schmuel Horowitz[10]	937,500	937,500	---	*
Third Eye Investors LLC[11]	6,957,285	6,957,285	---	*
Howard Lebowitz	161,535	161,535	---	*
Shlomie Bierman	3,239,990	3,239,990	---	*
Israel Klugman[12]	142,210	142,210	---	*
Jose Zajac[13]	4,751,140	4,751,140	---	*
Daniel Fuchs[14]	221,392	221,392	---	*
Abraham Klar[15]	166,045	166,045	---	*
Pledger GMP LLC[16]	747,199	747,199	---	*
KSSU Ventures LLC[17]	166,044	166,044	---	*
Shlomo Lewenstein[18]	375,000	375,000	---	*
Miriam Deutsch[19]	187,500	187,500	---	*
Rafael Deutsch[20]	1,125,000	1,125,000	---	*
Lea Fligman[21]	937,500	937,500	---	*
Cohen Family Trust[22]	750,000	750,000	---	*
Uri Buchnik	723,837	403,837	320,000	*
Samuel David Edelstein	290,763	290,763	---	*
David Sekula	161,535	161,535	---	*

Naftali Weisz	35,538	35,538	---	*
Yehoshua Landau	452,535	452,535	___	*
Amram Dery	250,379	250,379	--	*
Moshe Blum	646,139	646,139	---	*
Yosef Goldman	1,115,615	1,115,615	---	*
Yechiel Yehoshua Grinfeld	3,230,696	3,230,696	---	*
Haim Blau	726,907	726,907	---	*
Shmuel Samet	258,456	258,456	---	*
David Shbtai	72,691	72,691	---	*

*	less than 1%

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[1]	Includes 1,187,500 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[2]	Includes 125,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant. Robert Fischman has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Mr. Fischman disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein.

[3]	Includes 125,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant. Chaim Justman has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Mr. Justman disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein.

[4]	Includes 50,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[5]	Includes 250,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[6]	Includes 125,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[7]	Includes 125,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant. Lipa Lefkowitz has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Lipa Lefkowitz disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein

[8]	Includes 125,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[9]	Includes 250,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant. Jacob Karmel has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Mr. Karmel disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein.

[10]	Includes 312,500 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[11]	Includes 1,171,875 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[12]	Includes 31,250 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[13]	Includes 781,250 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant

[14]	Includes 46,875 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant

[15]	Includes 36,156 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[16]	Includes 158,203 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[17]	Includes 35,116 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[18]	Includes 125,00 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant

[19]	Includes 62,500 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[20]	Includes 375,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[21]	Includes 312,500 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant.

[22]	Includes 250,000 shares the selling stockholder has the right to acquire through the exercise of a common stock warrant

[23]	Includes 690,000 shares the selling stockholder has the right to acquire through the exercise of an options issued under the Company’s stock option plan.

[24]	David Safrin has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. David Safrin disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein

Material Relationships with Selling Stockholders.

Other than as disclosed above, none of the Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

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[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

All shares of our Common Stock offered by this Resale Prospectus are being registered for the account of the Selling Stockholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the Investor Warrants, which, if exercised in cash with respect to all of the 6,372,265 shares of common stock underlying the Investor Warrants, would result in gross proceeds to us of a maximum of approximately $7,413,436.

We intend to use any proceeds received by us from the cash exercise of the Investor Warrants for working capital purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the Investor Warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the Investor Warrants may exercise the Investor Warrants at their own discretion and at any time until their expiration subject to and in accordance with the terms of the Investor Warrants. As a result, we cannot predict when or if the Investor Warrants will be exercised, and it is possible that the Investor Warrants may expire and never be exercised. In addition, the Investor Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of common stock for which the Investor Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Investor Warrants.

The Selling Stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $$1.00 per share until such shares are quoted on the OTCQX or the OTCQB of OTC Markets, Inc. or until the shares of our common stock are listed on a national securities exchange. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We have included a fixed price at which Selling Stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Thereafter the Selling Stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

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[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The Selling Stockholders identified herein may only sell their shares of our Common Stock pursuant to this prospectus at a fixed price of $1.00 per share until such shares are quoted on the OTCQB or the OTCQX tiers of the OTC Markets or until the shares of our common stock are listed on a national securities exchange.

Thereafter, the Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares on any stock exchange, market, or trading facility on which the shares are traded or in private transactions, using the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders are currently not permitted to sell securities under Rule 144 under the Securities Act, but may sell them later, if and when Rule 144 will be available, rather than selling under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We intend to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$
Accounting fees and expenses
Legal fees and expense
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation, our directors and officers will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.” This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of their duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

The Articles Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Nevada law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act.

On May 3, 2022, the Company issued an aggregate of 16,000,000 shares of Common Stock to seven (7) holders upon their conversion of 2,000,000 Series B Convertible Preferred Stock.

On November 17, 2022, the Company issued an aggregate of 1,000,000 shares of Common Stock to the two (2) accredited investors in the private placement offering

On August 21, 2023, the Company issued 320,000 shares of Common Stock to an accredited investor in the private placement offering

On November 14, 2023, the Company issued 3,000,000 shares of Common stock and warrants to purchase 1,500,000 shares of common stock, exercisable for a period of 3 years, at the exercise price of $0.80 per shares to investors that previously consideration of the $1,150,000 of funds previously received from these investors, in accordance with instructions and consents from these investors

On November 14, 2023, the Company issued an aggregate of 2,894,532 shares of Company’s Common Stock and warrants to purchase an additional 1,447,266 shares of Common Stock at the exercise price of $2.40 per share to accredited investors.

On December 22, 2023, the Company issued 70,312 shares of Common Stock and warrants to purchase 35,156 shares of Common Stock at the exercise price of $2.40 per shares to an accredited investor.

On July 23, 2024, the Company issued an aggregate of 23,171,642 Exchange Shares of the Company’s Common Stock to former shareholders of LipoVation in consideration of the contribution of their equity ownership in LipoVation.

On December 31, 2024, the Company issued 2,800,000 shares of its Common Stock to the Chief Operating Officer upon her exercise of stock options.

These transactions were exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D and/or Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, as transactions by an issuer not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable, or the information is presented in the financial statements and the related notes.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

	(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the city of Herzliya, Israel on February 14, 2025.

REVIUM RX.

By	/s/ David Akunis
David Akunis
Chief Executive Officer
(Principal Executive Officer)

By	/s/ Arie Gordashnikov
Arie Gordashnikov
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Akunis, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Akunis	Chief Executive Officer (Principal Executive Officer)	February 14, 2025
David Akunis

/s/ Inna Martin	Chief Operating Officer, President, Secretary and Director	February 14, 2025
Inna Marin

/s/ Arie Gordashnikov	Chief Financial Officer and Treasurer
Arie Gordashnikov	(Principal Financial and Accounting Officer)	February 14, 2025

/s/ Danie Bartal
Daniel Bartal	Chairman of the Board of Directors	February 14, 2025

/s/ Mordechai Jacobson
Mordechai Jacobson	Director	February 14, 2025

/s/ Matti Munk
Matti Munk	Director	February 14, 2025

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Stock Exchange Agreement by and among the Registrant, LipoVation and LipoVation’s shareholders dated November 14, 2023
3.1**	Certificate of Incorporation of the Registrant in the State of Delaware on January 24, 1997 as a Delaware corporation under the name “Fun Cosmetic, Inc.”
3.2**	Certificate of Amendment to the Certificate of Incorporation of the Registrant dated August 29, 2005, changing the name from Fun Cosmetic, Inc. to Grand Canal Entertainment, Inc.
3.3*	Certificate of Amendment to the Certificate of Incorporation of the Registrant dated October 14, 2008 changing the name of the Registrant from to Grand Canal Entertainment, Inc. to OC Beverages, Inc.
3.4*	Certificate of Amendment to the Certificate of Incorporation of the Registrant dated December 9, 2020 changing the name of the Registrant from OC Beverages, Inc. to Revium Recovery, Inc. and implementing a 1-for-500 reverse split of the Company’s Common Stock.
3.5 *	Articles of Incorporation of the Registrant in the State of Nevada
3.6*	Plan of Conversion of the Registrant, dated December 17, 2024
3.7*	Certificate of Conversion filed with the State of Delaware
3.8**	Articles of Conversion filed with the State of Nevada
3.9*	Bylaws of the Registrant in the State of Nevada
4.1*	Form of the IPO Warrants to be issued by the Company in this Offering
4.2*	Form of Investor Warrants issued by the Company in the First Private Placement Offering
4.3*	Form of Investor Warrants issued by the Company in the Second Private Placement Offering
5.1**	Opinion of Nevada Counsel to Registrant
10.1*	License and Research Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective as of November 24, 2022 (Muprocin)
10.2*	First Amendment to the License and Research Agreement Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective October 25, 2023 (Muprocin)
10.3*	Second Amendment to the License and Research Agreement Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective October 25, 2023 (Muprocin)
10.4*	License and Research Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective as of November 24, 2022 (OV)
10.5*	First Amendment to the License and Research Agreement Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective October 25, 2023 (OV)
10.6*	Research and Option Agreement effective as of October 25, 2023 (ARB)
10.7*	Research and Option Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective as of March 16, 2021
10.8*	First Amendment to the Research and Option Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective as of June 8, 2021
10.9*	Second Amendment to the Research and Option Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and LipoVation, effective as of August 1, 2021
10.10*	Form of Subscription Agreement executed by the Registrant and subscribers in the First Private Placement Offering
10.11*	Form of Subscription Agreement executed by the Registrant and subscribers in the Second Private Placement Offering
10.12**@	Form of Engagement letter with Directors.
10.13*@	Employment Agreement dated as of February 1, 2024 between Inna Martin and Revium Ltd.
10.14*@	Consulting Agreement dated as of Dec 15, 2020 between Inna Martin and Revium Ltd.
10.15*@	Amendment to Consulting Agreement June 29, 2023 between Inna Martin and Revium Ltd.
10.16*@	Amendment to Consulting Agreement Dated December 24, 2024 between Inna Martin and Revium Ltd.
10.17*@	Employment Agreement dated as of December 18, 2024 between David Akunis and Revium Ltd.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Independent Registered Public Accounting Firm
23.3**	Consent of The Crone Law Group, P.C.24.1 (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment.
@	Management Contract or Compensatory Plan Arrangement.